Use these links to rapidly review the document

Filed Pursuant to Rule 424B3 Registration No. 333-191225

Prospectus Supplement
 (To Prospectus dated October 30, 2013)

12,000,000 Shares

Manchester United plc

Class A Ordinary Shares

The selling shareholder named in this prospectus supplement is selling 12,000,000 of our Class A ordinary shares. We will not receive any proceeds from the sale of the Class A ordinary shares by the selling shareholder. See "Selling Shareholder."

Our Class A ordinary shares are traded on the New York Stock Exchange under the symbol "MANU." The last reported sales price of our Class A ordinary shares as reported on the New York Stock Exchange on August 5, 2014 was $17.45 per share.

We have two classes of ordinary shares outstanding: Class A ordinary shares and Class B ordinary shares. The rights of the holders of our Class A ordinary shares and our Class B ordinary shares are identical, except with respect to voting and conversion. Each Class A ordinary share is entitled to one vote per share and is not convertible into any other class of shares. Each Class B ordinary share is entitled to 10 votes per share and is convertible into one Class A ordinary share at any time. In addition, our Class B ordinary shares will automatically convert into shares of our Class A ordinary shares upon certain transfers and other events, including upon the date when holders of all Class B ordinary shares cease to hold Class B ordinary shares representing, in the aggregate, at least 10% of the total number of Class A and Class B ordinary shares outstanding. For special resolutions (which are required for certain important matters including mergers and changes to our governing documents), which require the vote of two-thirds of the votes cast, at any time that Class B ordinary shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B ordinary shares will be weighted such that the Class B ordinary shares shall represent, in the aggregate, 67% of the voting power of all shareholders. See "Description of Share Capital — Ordinary Shares" in the accompanying prospectus.

We are an "emerging growth company" under the US federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 7 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$17.00	$204,000,000
Underwriting discounts and commissions	$0.68	$8,160,000
Proceeds to the selling shareholder before expenses	$16.32	$195,840,000

Delivery of the Class A ordinary shares is expected to be made on or about August 11, 2014. The selling shareholder named in this prospectus supplement has granted the underwriters an option for a period of 30 days to purchase an additional 1,800,000 Class A ordinary shares. We will not receive any proceeds from the sale of the Class A ordinary shares by the selling shareholder.

Jefferies	BofA Merrill Lynch	Credit Suisse

Deutsche Bank Securities	Nomura
Aon Benfield Securities, Inc.

Prospectus supplement dated August 5, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf registration process, we and the selling shareholder may sell shares of our Class A ordinary shares in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference herein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We, the selling shareholder and the underwriters have not authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling shareholder and the underwriters take no responsibility for, and can make no assurance as to the reliability of, any other information that others may give you. We, the selling shareholder and the underwriters will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms "dollar," "USD" or "$" refer to US dollars, the terms "pounds sterling," "pence," "p" or "£" refer to the legal currency of the United Kingdom and the terms "€" or "euro" are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

Throughout this prospectus supplement and the accompanying prospectus, we refer to the following football leagues and cups:

  •
  the Football Association Premier League sponsored by Barclays (the "Premier League");

  •
  the Football Association Cup in association with Budweiser (the "FA Cup");

  •
  the Football League Cup sponsored by Capital One (the "League Cup");

  •
  the Union of European Football Associations Champions League (the "Champions League"); and

  •
  the Union of European Football Associations Europa League (the "Europa League").

The terms "matchday" and "Matchday" refer to all domestic and European football match day activities from Manchester United games at Old Trafford, the Manchester United football stadium, along with receipts for domestic cup (such as the League Cup and the FA Cup) games not played at Old Trafford. Fees for arranging other events at the stadium are also included as matchday revenue.

The term "first team" refers to the players selected to play for our most senior team.

S-i

 THE REORGANIZATION TRANSACTIONS AND INITIAL PUBLIC OFFERING

Before August 9, 2012, we conducted our business through Red Football Shareholder Limited, a private limited company incorporated in England and Wales, and its subsidiaries. Prior to the Reorganization Transactions described below, Red Football Shareholder Limited was a direct, wholly-owned subsidiary of Red Football LLC, a Delaware limited liability company. On April 30, 2012, Red Football LLC formed a wholly-owned subsidiary, Manchester United Ltd., an exempted company with limited liability incorporated under the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time (the "Companies Law"). On August 8, 2012, Manchester United Ltd. changed its legal name to Manchester United plc.

On August 9, 2012, Red Football LLC contributed all of the equity interest of Red Football Shareholder Limited to Manchester United plc. As a result of these reorganization transactions, Red Football Shareholder Limited became a direct wholly-owned subsidiary of Red Football Holdings Limited, which is in turn, a wholly-owned subsidiary of Manchester United plc and our business is now conducted through Manchester United plc and its subsidiaries. In this prospectus, we refer to all of these events as the "Reorganization Transactions."

Immediately following the Reorganization Transactions, Manchester United plc had in issue 124,000,000 Class B ordinary shares and 31,352,366 Class A ordinary shares, totaling 155,352,366 ordinary shares with a total subscribed capital of £75,000. As a result, historic earnings per share calculations reflect the capital structure of the new parent with the required disclosures in Note 10 to our audited consolidated financial statements as of June 30, 2013 and 2012 and for the years ended June 30, 2013, 2012 and 2011 incorporated by reference in this prospectus supplement. The Reorganization Transactions have been treated as a capital reorganization. In accordance with International Financial Reporting Standards ("IFRS"), historic earnings per share calculations and the balance sheet as of June 30, 2012 were restated retrospectively to reflect the capital structure of the new parent rather than that of the former parent, Red Football Shareholder Limited.

On August 10, 2012, Manchester United plc issued 8,333,334 Class A ordinary shares and listed such shares on the New York Stock Exchange at a price of $14.00 per share (the "IPO"). Net of underwriting costs and discounts, proceeds of $110,250,000 were received by Manchester United plc.

PRESENTATION OF FINANCIAL AND OTHER DATA

We report under IFRS, as issued by the International Accounting Standards Board ("IASB"), and International Financial Reporting Interpretations Committee interpretations. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. Prior to the Reorganization Transactions, we conducted our business through Red Football Shareholder Limited and its subsidiaries. Unless otherwise specifically stated, the historical financial information presented in this prospectus supplement and accompanying prospectus is presented for the following entities:

  •
  with respect to the financial information presented as of and for the years ended June 30, 2012 and 2011, Red Football Shareholder Limited and its consolidated subsidiaries; and

  •
  with respect to the financial information presented as of and for the year ended June 30, 2013 and as of and for the nine months ended March 31, 2014 and March 31, 2013, Manchester United plc and its consolidated subsidiaries.

S-ii

 MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus contain industry, market, and competitive position data that are based on the industry publications and studies conducted by third parties listed below as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. While we believe our internal research is reliable and the definition of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

References to our "659 million followers" are based on a survey conducted by Kantar Media (a division of WPP plc) in 2011 and paid for by us. As in the survey conducted by Kantar Media, we define the term "followers" as those individuals who answered survey questions, unprompted, with the answer that Manchester United was either their favorite football team in the world or a football team that they enjoyed following in addition to their favorite football team. For example, we and Kantar Media included in the definition of "follower" a respondent who either watched live Manchester United matches, followed highlights coverage or read or talked about Manchester United regularly. Although the survey solicited unprompted responses, we do not distinguish between those respondents who answered that Manchester United was their favorite football team in the world and those who enjoy following Manchester United in addition to their favorite football team. Since we believe that each of our followers engage with our brand in some capacity, including through watching matches on television, attending matches live, buying retail merchandise or monitoring the team's highlights on the internet, we believe identifying our followers in this manner provides us with the best data to use for purposes of developing our business strategy and measuring the penetration of our brand. However, we expect there to be differences in the level of engagement with our brand between individuals, including among those who consider Manchester United to be their favorite team, as well as between those who enjoy following Manchester United. We have not identified any practical way to measure these differences in consumer behavior and any references to our followers in this prospectus should be viewed in that light.

This internet-based survey identified Manchester United as a supported team of 659 million followers (and the favorite football team of 277 million of those followers) and was based on 53,287 respondents from 39 countries around the world. In order to calculate our 659 million followers from the 53,287 responses, Kantar Media applied estimates and assumptions to certain factors including population size, country specific characteristics such as wealth and GDP per capita, affinity for sports and media penetration. Kantar Media then extrapolated the results to the rest of the world, representing an extrapolated adult population of 5 billion people. However, while Kantar Media believes the extrapolation methodology was robust and consistent with consumer research practices, as with all surveys, there are inherent limitations in extrapolating survey results to a larger population than those actually surveyed. As a result of these limitations, our number of followers may be significantly less or significantly more than the extrapolated survey results. Kantar Media also extrapolated survey results to account for non-internet users in certain of the 39 countries, particularly those with low internet penetration. To do so, Kantar Media had to make assumptions about the preferences and behaviors of non-internet users in those countries. These assumptions reduced the number of our followers in those countries and there is no guarantee that the assumptions we applied are accurate. Survey results also account only for claimed consumer behavior rather than actual consumer behavior and as a result, survey results may not reflect real consumer behavior with respect to football or the consumption of our content and products.

S-iii

In addition to the survey conducted by Kantar Media, this prospectus supplement and the accompanying prospectus reference the following industry publications and third-party studies:

  •
  television viewership data compiled by futures sports + entertainment — Mediabrands International Limited for the 2012/13 season (the "Futures Data");

  •
  Deloitte Touche Tohmatsu Limited's "Annual Review of Football Finance 2009" (the "Deloitte Annual Review"); and

  •
  a paper published by AT Kearney, Inc. in 2011 entitled "The Sports Market" ("AT Kearney").

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus supplement and the accompanying prospectus which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the "®" or "TM" symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement and the accompanying prospectus is the property of its respective holder.

S-iv

 PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights certain information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. This prospectus supplement summary is qualified in its entirety by the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Before investing, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the information under "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 7 of the accompanying prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-46 of this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements" beginning on page S-37 of this prospectus supplement and on page 5 of the accompanying prospectus.

Except where the context otherwise requires or where otherwise indicated, the terms "Manchester United," the "Company," "we," "us," "our," "our company" and "our business" refer, prior to the Reorganization Transactions discussed above, to Red Football Shareholder Limited and, after the Reorganization Transactions, to Manchester United plc, in each case together with its consolidated subsidiaries as a consolidated entity.

Our Company — Manchester United

We are one of the most popular and successful sports teams in the world, playing one of the most popular spectator sports on Earth. Through our 136-year heritage we have won 62 trophies, including a record 20 English league titles, enabling us to develop what we believe is one of the world's leading sports brands and a global community of 659 million followers. Our large, passionate community provides Manchester United with a worldwide platform to generate significant revenue from multiple sources, including sponsorship, merchandising, product licensing, new media & mobile, broadcasting and matchday. We attract leading global companies such as adidas, Aon, General Motors (Chevrolet) and Nike that want access and exposure to our community of followers and association with our brand.

Our global community of followers engages with us in a variety of ways:

  •
  During the 2012/13 season, our games generated a cumulative audience reach of over 3 billion viewers, according to the Futures Data, across 191 countries. On a per game basis, our 54 games attracted an average live cumulative audience reach of 47 million per game, based on the Futures Data.

  •
  Approximately 5 million items of Manchester United branded licensed products were sold in the last year, including approximately 2 million Manchester United jerseys. Manchester United branded products are sold through around 200 licensees in about 120 countries.

  •
  Our products are sold through approximately 10,000 doors worldwide.

  •
  Premier League games at our home stadium, Old Trafford, have been sold out since the 1997/98 season. In the 2013/14 season, our 28 home games were attended by over 2 million people.

  •
  We undertake exhibition games and promotional tours on a global basis, enabling our worldwide followers to see our team play. These games are in addition to our competitive matches and take place during the summer months or during gaps in the football season. Over the last 4 years, we have played 21 exhibition games in Australia, China, Germany, Hong Kong, Ireland, Japan, Norway, South Africa, Sweden, Thailand and the United States.

  •
  Our customer relationship management ("CRM") database, a proprietary data repository that includes contact and transactional details of followers and customers around the globe, enables us to analyze and better understand prospects and customers to drive revenues. As of June 30, 2014, the CRM database holds in excess of 37 million records, as compared to 32 million records as of June 30, 2013, an increase of approximately 5 million, or 15.4%.

  •
  We have one of the strongest online global brands providing us with significant opportunities to further engage with our followers and develop our media assets and revenue streams.

  •
  Our website, www.manutd.com, is published in 7 languages and over the twelve months ended June 30, 2014 attracted an average of approximately 47 million page views and approximately 5.7 million unique visitors per month.

  •
  We have a very popular brand page on Facebook with over 53.0 million connections. In comparison, the New York Yankees have approximately 7.9 million Facebook connections and the Dallas Cowboys have approximately 7.0 million Facebook connections. Furthermore, Apple and Google, which were ranked first and second on Interbrand's 'Best Global Brands 2013' survey, have 12.5 million and 17.6 million Facebook connections, respectively.

  •
  Our July 2013 launch on Twitter attracted approximately 345,000 followers in its first 24-hours, making it one of the most successful launches ever. Our Twitter account now has more than 2.8 million followers.

Our Business Model and Revenue Drivers

We operate and manage our business as a single reporting segment — the operation of a professional sports team. However, we review our revenue through three principal sectors — Commercial, Broadcasting and Matchday.

  •
  Commercial:  Within the Commercial revenue sector, we monetize our global brand via three revenue streams: sponsorship; retail, merchandising, apparel & product licensing; and new media & mobile. We believe that Commercial will be our fastest growing sector over the next few years.

  •
  Sponsorship:  We monetize the value of our global brand and community of followers through marketing and sponsorship relationships with leading international and regional companies around the globe. To better leverage the strength of our brand, we have developed a global, regional and product segmentation sponsorship strategy. Our contracted global sponsorships include leading brands such as adidas, Aeroflot, Aon, Bulova, Bwin, Campari, Chevrolet, Concha y Toro, DHL, Epson, Kansai, Nike, Nissin, Singha, Toshiba and Yanmar. In addition to our global sponsorships, we also have regional sponsors, such as Apollo, Cho-A Pharm, Federal, Gloops, Honda, Hong Kong Jockey Club, Kagome, Manda, Multistrada, Pepsi, Unilever and Wahaha, who are our sponsors across a variety of products and categories in certain regions and local markets around the world. Our sponsorship revenue was £90.9 million, £63.1 million and £54.9 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

  •
  Retail, Merchandising, Apparel & Product Licensing:  We market and sell sports apparel, training and leisure wear and other clothing featuring the Manchester United brand on a global basis. In addition, we also sell other licensed products, from coffee mugs to bed spreads, featuring the Manchester United brand and trademarks. These products are distributed through Manchester United branded retail centers and e-commerce platforms, as well as our partners' wholesale distribution channels. All of our retail, merchandising, apparel & product licensing business is currently managed by Nike, who pays us a minimum guaranteed amount and a share of the business' cumulative profits. During the 2012/13 season, we received £25.3 million, which reflects the minimum guaranteed amount. We also recognized an additional £12.8 million, which represents a proportion of the 50% cumulative profits due under the Nike agreement during the 2012/13 season as compared to the £8.4 million profit share we recognized during the 2011/12 season. Our retail, merchandising, apparel & product licensing revenue was £38.6 million, £33.8 million and £31.3 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

    •
    New Media & Mobile:  Due to the power of our brand and the quality of our content, we have formed mobile telecom partnerships in numerous countries. In addition, we market content directly to our followers through our website, www.manutd.com, and associated mobile properties. Our new media & mobile revenue was £23.0 million, £20.7 million and £17.2 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

    Our Commercial revenue was £152.4 million, £117.6 million and £103.4 million for each of the years ended June 30, 2013, 2012 and 2011, respectively, and grew at a compound annual growth rate of 21.4% from fiscal year 2011 through fiscal year 2013. The growth rate of our Commercial revenue from fiscal year 2011 to fiscal year 2012 was 13.7% and from fiscal year 2012 to fiscal year 2013 was 29.7%. Our historical growth rates do not guarantee that we will achieve comparable rates in the future.

    Our other two revenue sectors, Broadcasting and Matchday, provide predictable cash flow and global media exposure that enables us to continue to invest in the success of the team and expand our brand.

  •
  Broadcasting:  We benefit from the distribution and broadcasting of live football content directly from the revenue we receive and indirectly through increased global exposure for our commercial partners. Broadcasting revenue is derived from the global television rights relating to the Premier League, Champions League and other competitions. In addition, our wholly-owned global television channel, MUTV, delivers Manchester United programming to over 85 countries and territories around the world. Broadcasting revenue including, in some cases, prize money received by us in respect of various competitions, will vary from year to year as a result of variability in the amount of available prize money and the performance of our first team in such competitions. Our Broadcasting revenue was £101.6 million, £104.0 million and £117.2 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

  •
  Matchday:  We believe Old Trafford is one of the world's iconic sports venues. It currently seats 75,635 and is the largest sporting club stadium in the UK. We have averaged over 99% of attendance capacity for our Premier League matches in each of the last 17 years. Matchday revenue will vary from year to year as a result of the number of home games played and the performance of our first team in various competitions. Our Matchday revenue was £109.1 million, £98.7 million and £110.8 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

Total revenue for the years ended June 30, 2013, 2012 and 2011 was £363.2 million, £320.3 million and £331.4 million, respectively. During this same period, Adjusted EBITDA was £108.6 million, £91.6 million and £109.7 million, respectively. For a discussion of our use of Adjusted EBITDA and a reconciliation to profit for the period, see "— Summary Consolidated Financial and Other Data" and "Selected Consolidated Financial and Other Data." Operating profit for the years ended June 30, 2013, 2012 and 2011 was £62.0 million, £44.9 million and £63.3 million, respectively. Profit for the period for the years ended June 30, 2013, 2012 and 2011 was £146.4 million, £23.3 million and £13.0 million, respectively.

The costs associated with operating a professional sports team principally comprise employee benefit expenses, depreciation of property, plant and equipment, amortization of player registrations and other operating expenses associated with the facilities and management of the club. Less than 12% of our total operating costs are specifically allocated across our three principal sectors. Those operating costs that we do allocate across our three principal sectors are variable costs relating to sponsorship and marketing (allocated to our Commercial sector), television rights (allocated to our Broadcasting sector) and police and security, membership packages, catering and domestic cup gate share (allocated to our Matchday sector).

Our Competitive Strengths

We believe our key competitive strengths are:

  •
  One of the most successful sports teams in the world:  Founded in 1878, Manchester United is one of the most successful sports teams in the world — playing one of the world's most popular spectator sports. We have won 62 trophies in nine different leagues, competitions and cups since 1908. Our on-going success is supported by our highly developed football infrastructure and global scouting network.

  •
  A globally recognized brand with a large, worldwide following:  Our 136-year history, our success and the global popularity of our sport have enabled us to become what we believe to be one of the world's most recognizable brands. We enjoy the support of our worldwide community of 659 million followers. The composition of our follower base is far reaching and diverse, transcending cultures, geographies, languages and socio-demographic groups, and we believe the strength of our brand goes beyond the world of sports.

  •
  Ability to successfully monetize our brand:  The popularity and quality of our globally recognized brand make us an attractive marketing partner for companies around the world. Our contracted global sponsorships include leading brands such as adidas, Aeroflot, Aon, Bulova, Bwin, Campari, Chevrolet, Concha y Toro, DHL, Epson, Kansai, Nike, Nissin, Singha, Toshiba and Yanmar. In addition to our global sponsorships, we also have regional sponsors, such as Apollo, Cho-A Pharm, Federal, Gloops, Honda, Hong Kong Jockey Club, Kagome, Manda, Multistrada, Pepsi, Unilever and Wahaha, who are our sponsors across a variety of products and categories in certain regions and local markets around the world. Our community of followers is strong in emerging markets, especially in certain regions of Asia, which enables us to deliver media exposure and growth to our partners in these markets.

  •
  Well established global media and marketing infrastructure driving commercial revenue growth: We have a large global team, working from our UK and Hong Kong offices, dedicated to the development and monetization of our brand and to the sourcing of new revenue opportunities. The team has considerable experience and expertise in sponsorship sales, customer relationship management, marketing execution, advertising support and brand development. In addition, we have developed an increasing range of case studies, covering multiple sponsorship categories and geographies, which in combination with our many years' experience enables us to demonstrate and deliver an effective set of marketing capabilities to our partners on a global and regional basis. Our team is dedicated to the development and monetization of our brand and to the sourcing of new revenue opportunities.

  •
  Sought-after content capitalizing on the proliferation of digital and social media:  We produce content that is followed year-round by our global community of followers. Our content distribution channels are international and diverse, and we actively adopt new media channels to enhance the accessibility and reach of our content. We believe our ability to generate proprietary content, which we distribute on our own global platforms as well as via popular third party social media platforms such as Facebook, Twitter, Sina Weibo and others, constitute an on-going growth opportunity.

  •
  Seasoned management team and committed ownership:  Our senior management has considerable experience and expertise in the football, commercial, media and finance industries.

Our Strategy

We aim to increase our revenue and profitability by expanding our high growth businesses that leverage our brand, global community and marketing infrastructure. The key elements of our strategy are:

  •
  Expand our portfolio of global and regional sponsors:  We are well-positioned to continue to secure sponsorships with leading brands. Over the last few years, we have implemented a proactive approach to identifying, securing and supporting sponsors. This has resulted in a 28.7% compound annual growth rate in our sponsorship revenue from fiscal year 2011 through fiscal year 2013 (the growth rate from fiscal year 2011 to fiscal year 2012 was 14.9% and from fiscal year 2012 to fiscal year 2013 was 44.1%). During fiscal year 2013, we announced 7 global sponsorship partnerships including a highly attractive shirt sponsorship deal with Chevrolet, 4 regional sponsorship partnerships, and 9 financial services and telecom agreements. Moreover, during the nine months ended March 31, 2014, we announced 3 global sponsorship partnerships, 7 regional sponsorship partnerships and 7 financial services and telecom agreements. Our historical growth rates do not guarantee that we will achieve comparable rates in the future. In addition to developing our global sponsorship portfolio, we are focused on expanding a regional sponsorship model, segmenting new opportunities by product category and territory. As part of this strategy, we opened an office in Hong Kong in August 2012, which has already successfully completed multiple sponsorship contracts, and we are planning to open an office in North America. These are in addition to our London and Manchester offices.

  •
  Further develop our retail, merchandising, apparel & product licensing business:  We will focus on growing this business on a global basis by increasing our product range and improving distribution through further development of our wholesale, retail and e-commerce channels. In the future, we plan to invest to expand our portfolio of product licensees to enhance the range of product offerings available to our followers. Additionally, we may also seek to refine how we segment the different elements of this business, and we may retain, redefine or limit some of the rights currently held and managed by our existing partner. We may also increase our focus on developing these rights more proactively, alone or with other partners.

  •
  Continue to invest in our team, facilities and other brand enhancing initiatives:  Dating back to our first league championship in 1908 through present day, where we have earned a record number of English League titles and FA Cups, we have enjoyed a rich tradition of football excellence. We believe our many years of on-field success coupled with an iconic stadium and high level of fan engagement has driven our leading global brand. We are well positioned to continue reinvesting our free cash flow in brand enhancing initiatives. Our brand begins with strong on field performance, and we remain committed to attracting and retaining the highest quality players for our first team and coaching staff. To maintain our high standard of performance we anticipate a higher level of net player capital expenditure and player wages to retain talent and enhance the caliber of our team in the near term. We will also continue to invest in our facilities, including Old Trafford Stadium, to maintain the quality of service, enhance the fan experience and drive their high level of engagement and loyalty. We have undertaken several recent initiatives at Old Trafford to enhance our Matchday revenue, profitability and the fan experience, including recently restructuring the composition of our stadium, with a particular emphasis on developing premium seating and hospitality facilities. Our commitment to the fan experience has resulted in strong fan loyalty with over two million in annual attendance and 99% average attendance for all of our Premier League Games since the 1997/98 season. Furthermore, we continue to invest in several other areas including our new media assets and emerging markets to grow our global fan base and increase our ability to engage with our fans in multiple ways. We remain committed to investing in our team, our facilities and other initiatives to continue our many years of success and enhance our brand globally. We expect these initiatives will continue to be key drivers of our sales, profit and leading brand recognition going forward.

  •
  Exploit new media & mobile opportunities:  The rapid shift of media consumption towards internet, mobile and social media platforms presents us with multiple growth opportunities and new revenue streams. Our digital media platforms, such as mobile sites, applications and social media, are expected to become one of the primary methods by which we engage and transact with our followers around the world. We have made a number of recent new employee hires to enhance our ability to address these opportunities. In January 2013, we also acquired the remaining one-third stake in MUTV. Together, these actions help to ensure that we have both a greater degree of control over the production, distribution and quality of our proprietary content and better insight into how to evolve our new media strategy as we continue to develop and roll out carefully targeted new products and services.

  In addition to developing our own digital properties, we intend to leverage third party media platforms and other social media as a means of further engaging with our followers and creating a source of traffic for our digital media assets. Our new media & mobile offerings are in the early stages of development and present opportunities for future growth. We believe we have the opportunity to further leverage our extensive CRM database, which includes over 37 million CRM records, and our more than 53 million Facebook connections. We plan to implement a strategy to target these individuals as part of our overall digital media rollout plan.

  •
  Enhance the reach and distribution of our broadcasting rights:  We are well-positioned to benefit from the increased value and the growth in distribution associated with the Premier League, the Champions League and other competitions. In 2013, the Premier League finalized the sale of television rights for the three seasons commencing with the 2013/14 season. Based on current forecasts provided by the Premier League, we expect that, in the aggregate, the value to the Premier League of the domestic and international broadcast rights for the current three-year cycle ending with the 2015/16 season will be approximately £5.0 billion, compared to £3.5 billion from the previous three-year cycle. This demonstrates how the value of live sports programming has grown dramatically in recent years due to changes in how television content is distributed and consumed. Unlike other television programming, the unpredictable outcomes of live sports ensures that individuals consume sports programming in real time and in full, resulting in higher audiences and increased interest from television broadcasters and advertisers.

  Furthermore, MUTV, our global broadcasting platform, delivers Manchester United programming to over 85 countries and territories around the world. We plan to continue to expand the distribution of MUTV supported by improving the quality of its content and its production capabilities.

  •
  Diversify revenue and improve margins:  We aim to increase the revenue and operating margins of our business as we further expand our high growth commercial businesses, including sponsorship, retail, merchandising, licensing and new media & mobile.

Our Market Opportunity

We believe that we are one of the world's most recognizable global brands with a community of 659 million followers. Manchester United is at the forefront of live football, which is a key component of the global sports market.

Other markets driving our business include the global advertising market, the global pay television market and the global apparel market.

While our business represents only a small portion of our addressable markets and may not grow at a corresponding rate, we believe our global reach and access to emerging markets position us for continued growth.

Risks Affecting Us

We are subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flow and prospects. Please read the section entitled "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 7 of the accompanying prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A ordinary shares.

In particular, we have and will continue to be subject to the challenges of operating in our industry. These challenges and risks include, among other things, competition for key players and other personnel, increases in operating costs, such as player salaries and transfer costs, and our ability to manage our growth efficiently. For example, net of profit on disposal of players' registrations, we realized a loss in three out of the last five fiscal years (largely the result of finance costs that have since been significantly reduced through our deleveraging in fiscal year 2010 and fiscal year 2013, together with the partial refinancing of our senior secured notes with a new term loan facility in fiscal year 2013). As of March 31, 2014, we had total indebtedness of £351.7 million. In addition, although our profit for our years ended June 30, 2013 and 2012 was £146.4 million and £23.3 million, respectively, such amounts include tax credits of £155.2 million and £28.0 million, respectively. Net of those tax credits, we would have realized a loss in each of our fiscal years ended June 30, 2013 and 2012.

Recent Developments

Preliminary Estimates for our Fiscal Year Ended June 30, 2014

Set forth below are certain preliminary estimates of our results of operations that we expect to report for our fiscal year ended June 30, 2014.

  •
  Our total revenue is expected to be approximately £429 million to £434 million, representing an increase of 18.1% to 19.5% when compared to £363.2 million for the year ended June 30, 2013.

  •
  Commercial revenue is expected to be approximately £188 million to £190 million, representing an increase of 23.3% to 24.6% when compared to £152.4 million for the year ended June 30, 2013, primarily as a result of a significant increase from the pre-season tour, higher sponsorship renewals and the activation of new global and regional sponsorships.

  •
  Broadcasting revenue is expected to be approximately £134 million to £136 million, representing an increase of 31.9% to 33.9% when compared to £101.6 million for the year ended June 30, 2013, primarily due to increased revenue from the Premier League domestic and international rights agreements and an increase in revenue from the UEFA Champions League as a result of finishing first in the Premier League in the 2012/13 season compared to second in the 2011/12 season and also as a result of reaching the quarter-final stage compared to the round of 16 stage in the UEFA Champions League in the prior year.

  •
  Matchday revenue is expected to be approximately £107 million to £109 million, representing a decrease of 1.9% to 0.1% when compared to £109.1 million for the year ended June 30, 2013, primarily as a result of hosting a number of matches at Old Trafford during the 2012 Olympic Games in the prior year.

  •
  Our total operating expenses are expected to be approximately £369 million to £373 million, representing an increase of 18.9% to 20.2% when compared to £310.3 million for the year ended June 30, 2013, primarily as a result of the impact of player acquisitions and renegotiated player contracts.

  •
  Our profit for the year is expected to be approximately £23 million to £25 million, a decrease of 84.3% to 82.9% when compared to £146.4 million for the year ended June 30, 2013, primarily as a result of a significant tax credit in the year ended June 30, 2013.

  •
  We currently estimate that our net finance costs will be approximately £26.5 million to £28.5 million, tax expense will be approximately £16 million to £18 million, depreciation will be approximately £8.5 million to £9 million, amortization of players' registrations will be approximately £53.5 million to £54.5 million, profit on disposal of players' registrations will be approximately £6.5 million to £7.5 million and operating expenses — exceptional items will be approximately £5 million to £5.5 million. Having assessed all the individual line items, we currently anticipate Adjusted EBITDA to be approximately £128 million to £130 million, representing an increase of 17.9% to 19.7% when compared to £108.6 million for the year ended June 30, 2013, primarily reflecting the increased Commercial and Broadcasting revenues, partially offset by slightly lower Matchday revenue and an increase in operating expenses.

Adjusted EBITDA is a non-IFRS measure. For a definition of Adjusted EBITDA and, for the fiscal year 2013 data referred to above, a reconciliation to profit, the most comparable IFRS measure, as well as the reasons why management believes the inclusion of Adjusted EBITDA is useful to provide additional information to investors about our performance, see "Selected Consolidated Financial and Other Data."

We expect our net player capital expenditure for our fiscal year 2014 to be approximately £79 million and our general capital expenditure (property, plant and equipment) will be approximately £11 million. Net player capital expenditure has and will vary significantly from period to period. We expect that trend to continue, as competition for talented players may force clubs to spend increasing amounts on player registration fees. As we remain committed to attracting and retaining the highest quality players, increases in player capital expenditure will likely result in increases in expenditures for player wages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources."

The playing registrations of certain of our players have been disposed of, subsequent to June 30, 2014, for total proceeds, net of associated costs, of £1,649,000. The associated net book value was £1,516,000. Subsequent to June 30, 2014 the playing registrations of certain players were acquired or extended for a total consideration, including associated costs, of £674,000.

As of June 30, 2014, we had approximately £66 million of cash and cash equivalents and approximately £342 million of borrowings outstanding.

We have provided a range for our preliminary results described above because our financial closing procedures for our fiscal quarter and our fiscal year ended June 30, 2014 are not yet complete. We currently expect that our final results will be within the ranges described above. However, the estimates described above are preliminary and represent the most current information available to management. Therefore, it is possible that our actual results may differ materially from these estimates due to the completion of our financial closing procedure, final adjustments and other developments that may arise between now and the time our financial results for our fiscal year 2014 are finalized.

We expect to complete our financial closing procedures for our fiscal quarter and our fiscal year ended June 30, 2014 in August 2014. Accordingly, you should not place undue reliance on these estimates. The preliminary financial data for our fiscal year 2014 included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this preliminary financial data.

Global Technical Sponsorship and Dual Branded Licensing Rights Agreement

We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million over the 10-year term of the agreement or an average of £75 million per year, though actual cash payments per year will vary, subject to certain adjustments including those described below.

Payments due in a particular year may increase if our first team wins the Premier League, FA Cup or Champions League, or decrease if our first team fails to participate in the Champions League for two or more consecutive seasons starting with the 2015/16 season, with the maximum possible increase being £4 million per year and the maximum possible reduction being 30% of the applicable payment for that year. If the first team fails to participate in the Champions League for two or more consecutive seasons, then the reduction is applied as from the year in which the second consecutive season of non-participation falls. In the event of a reduction in any year due to the failure to participate in the Champions League for two or more consecutive seasons, the payments revert back to the original terms upon the first-team participating again in the Champions League. Any increase or decrease in a particular year would have the effect of increasing or decreasing the minimum guarantee amount of £750 million payable over the 10-year term of the agreement.

The minimum guarantee does not include payments for rights with respect to mono-branded licensing rights or the right to create and operate Manchester United branded soccer schools, physical retail channels and e-commerce retail channels, which rights may generate additional revenue for the club.

The consideration does not include the value of the adidas products that will be supplied annually to the club or performance related incentives and bonuses. The club may also benefit from additional royalty payments upon exceeding a threshold of sales.

The agreement with adidas is subject to reciprocal termination provisions in respect of material breach and insolvency. Adidas may reduce the applicable payments for a year by 50% if the first team is not participating in the English Premier League during that year. In addition, adidas may terminate the agreement by giving one full-season's notice if the first team is relegated from the English Premier League or if it is otherwise determined that the first team shall not be participating in the Premier League, or the top English league.

For the 2014/15 season, Nike will continue in its role of technical sponsor and trademark licensee.

Corporate Information

We were incorporated in the Cayman Islands on April 30, 2012 as an exempted company with limited liability under the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time. Exempted companies are Cayman Islands companies whose operations are conducted mainly outside the Cayman Islands. Pursuant to a group reorganization as described in the section entitled "The Reorganization Transactions and Initial Public Offering," we became the holding company of the subsidiaries comprising the Company.

Our principal executive office is located at Old Trafford, Sir Matt Busby Way, Manchester M16 0RA, United Kingdom and our telephone number is +44 (0) 161 868 8000. Our website is www.manutd.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our Class A ordinary shares.

Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have less than five years of selected financial data; and

  •
  an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

As a company with less than $1.0 billion in revenue during our last fiscal year, we may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of the completion of our IPO or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings and if we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold equity.

The JOBS Act permits an "emerging growth company" to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. At the effective date of our IPO we chose to "opt out" of this provision and, as a result, we are complying with, and will continue to comply with, new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

 THE OFFERING

The offering	12,000,000 Class A ordinary shares offered by the selling shareholder.
Selling shareholder

The selling shareholder in this offering is Red Football LLC. After giving effect to this offering, Red Football LLC will control 27.70% of our issued and outstanding Class A ordinary shares and 83.06% of our issued and outstanding Class B ordinary shares, representing 81.34% of the voting power of all shareholders. See "Selling Shareholder."

Class A ordinary shares to be outstanding after this offering	39,777,957 shares.
Class B ordinary shares to be outstanding after this offering	124,000,000 shares.
Option to purchase additional shares	The selling shareholder has granted the underwriters a 30-day option to purchase up to 1,800,000 Class A ordinary shares.
Voting rights

We have two classes of ordinary shares outstanding: Class A ordinary shares and Class B ordinary shares. The rights of the holders of our Class A ordinary shares and our Class B ordinary shares are identical, except with respect to voting and conversion. Each Class A ordinary share is entitled to one vote per share and is not convertible into any other class of shares. Each Class B ordinary share is entitled to 10 votes per share and is convertible into one Class A ordinary share at any time. In addition, our Class B ordinary shares will automatically convert into shares of our Class A ordinary shares upon certain transfers and other events, including upon the date when holders of all Class B ordinary shares cease to hold Class B ordinary shares representing, in the aggregate, at least 10% of the total number of Class A and Class B ordinary shares outstanding. For special resolutions (which are required for certain important matters including mergers and changes to our governing documents), which require the vote of two-thirds of the votes cast, at any time that Class B ordinary shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B ordinary shares will be weighted such that the Class B ordinary shares shall represent, in the aggregate, 67% of the voting power of all shareholders. As a result of its ownership of Class B ordinary shares, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. See "Description of Share Capital — Ordinary Shares" in the accompanying prospectus.

The Class A ordinary shares and Class B ordinary shares outstanding after this offering will represent approximately 24.3% and 75.7%, respectively, of the total number of shares of our Class A and Class B ordinary shares outstanding after this offering and 3.1% and 96.9%, respectively, of the combined voting power of our Class A and Class B ordinary shares outstanding after this offering, assuming no exercise by the underwriters of their option to purchase up to 1,800,000 additional Class A ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of any Class A ordinary shares by the selling shareholder. See "Use of Proceeds."
Dividend policy

We do not currently intend to pay cash dividends on our Class A ordinary shares in the foreseeable future. However, if we do pay a cash dividend on our Class A ordinary shares in the future, we will pay such dividend out of our profits or share premium (subject to solvency requirements) as permitted under Cayman Islands law. Our board of directors has complete discretion regarding the declaration and payment of dividends, and our principal shareholder will be able to influence our dividend policy.

New York Stock Exchange symbol	"MANU"
Risk factors

Investing in our Class A ordinary shares involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement and on page 7 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

Unless otherwise indicated, all information in this prospectus supplement relating to the number of our Class A ordinary shares outstanding excludes the 15,907,743 Class A ordinary shares that are reserved and remain available for future issuance under our 2012 Equity Incentive Award Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,800,000 additional Class A ordinary shares from the selling shareholder.

 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference herein.

Prior to the Reorganization Transactions, we conducted our business through Red Football Shareholder Limited and its subsidiaries, and therefore our historical financial statements as of and for the years ended June 30, 2012 and 2011 present the results of operations and financial position of Red Football Shareholder Limited unless otherwise specifically noted. Following the Reorganization Transactions, we have conducted our business through Manchester United plc and its consolidated subsidiaries, and therefore our historical financial statements as of and for the year ended June 30, 2013 present the results of operations and financial position of Manchester United plc and its consolidated subsidiaries. Manchester United plc's historical financial statements prior to the Reorganization Transactions are the same as Red Football Shareholder Limited's financial statements prior to the Reorganization Transactions, as adjusted for the Reorganization Transactions. The Reorganization Transactions have been reflected retroactively in Manchester United plc's earnings per share calculations. See "The Reorganization Transactions and Initial Public Offering."

We prepare our consolidated financial statements in accordance with IFRS as issued by IASB. The summary consolidated financial and other data presented as of and for the years ended June 30, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements and the notes thereto incorporated by reference herein. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The summary consolidated financial and other data presented for the nine months ended March 31, 2014 and 2013, and as of March 31, 2014, have been derived from our unaudited interim condensed consolidated financial statements and the notes thereto incorporated by reference herein. In the opinion of management, the unaudited interim condensed consolidated financial data presented in this prospectus supplement have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The summary consolidated financial and other data for the nine months ended March 31, 2014 and 2013, and as of March 31, 2014, are not necessarily indicative of the financial and other data to be expected as of and for the year ended June 30, 2014 or any future period.

The summary consolidated financial information for the twelve month period ended March 31, 2014 have been derived from our audited consolidated financial statements for the year ended June 30, 2013 and our unaudited condensed consolidated financial statements for the nine month periods ended March 31, 2014 and 2013. While this information represents a full twelve month period, the results are not necessarily indicative of results to be expected for a full financial year and may be materially different from our annual results.

	Year ended June 30,			Nine months ended March 31,		Twelve months ended March 31,
	2011	2012	2013	2013	2014	2014
	(in £ thousands, except share and per share data)
Income Statement Data:
Revenue	331,441	320,320	363,189	278,093	336,943	422,039

Analyzed as:
Commercial revenue	103,369	117,611	152,441	114,522	144,986	182,905
Broadcasting revenue	117,249	103,991	101,625	74,988	101,861	128,498
Matchday revenue	110,823	98,718	109,123	88,583	90,096	110,636

Operating expenses — before exceptional items	(267,986)	(274,411)	(304,120)	(223,170)	(269,129)	(350,079)

Analyzed as:
Employee benefit expenses	(152,915)	(161,688)	(180,523)	(129,363)	(157,937)	(209,097)
Other operating expenses	(68,837)	(66,983)	(74,114)	(57,192)	(65,755)	(82,677)
Depreciation	(6,989)	(7,478)	(7,769)	(5,743)	(6,274)	(8,300)
Amortization of players' registrations	(39,245)	(38,262)	(41,714)	(30,872)	(39,163)	(50,005)
Operating expenses — exceptional items	(4,667)	(10,728)	(6,217)	(3,879)	(293)	(2,631)

Total operating expenses	(272,653)	(285,139)	(310,337)	(227,049)	(269,422)	(352,710)
Operating profit before profit on disposal of players' registrations	58,788	35,181	52,852	51,044	67,521	69,329
Profit on disposal of players' registrations	4,466	9,691	9,162	8,025	4,203	5,340

Operating profit	63,254	44,872	62,014	59,069	71,724	74,669

Finance costs	(52,960)	(50,315)	(72,082)	(40,360)	(21,562)	(53,284)
Finance income	1,710	779	1,275	441	143	977

Net finance costs	(51,250)	(49,536)	(70,807)	(39,919)	(21,419)	(52,307)

Profit/(loss) on ordinary activities before tax	12,004	(4,664)	(8,793)	19,150	50,305	22,362
Tax credit/(expense)	986	27,977	155,212	21,170	(20,644)	113,398

Profit for the period	12,990	23,313	146,419	40,320	29,661	135,760

Attributable to:
Owners of the parent	12,649	22,986	146,250	40,151	29,661	135,760
Non-controlling interest	341	327	169	169	0	0
Weighted average number of ordinary shares (thousands)	155,352	155,352	162,895	162,586	163,815	163,814
Basic and diluted earnings per share (pence)	8.14	14.80	89.78	24.70	18.11	82.87
Other Data:
Commercial revenue	103,369	117,611	152,441	114,522	144,986	182,905
Analyzed as:
Sponsorship revenue	54,925	63,121	90,865	69,619	104,903	126,561
Retail, merchandising, apparel & products licensing revenue	31,268	33,787	38,609	28,063	28,176	38,722
New media & mobile revenue	17,176	20,703	22,967	16,840	11,907	17,622
EBITDA(1)	109,488	90,612	111,497	95,684	117,161	132,974
Adjusted EBITDA(1)	109,689	91,649	108,552	91,538	113,251	130,265
Net cash used in investing activities	(18,569)	(72,249)	(48,847)	(43,947)	(62,053)	(66,952)

	As of June 30,			As of March 31,
	2011	2012	2013	2013	2014
	(in £ thousands)
Balance Sheet Data:
Cash and cash equivalents	150,645	70,603	94,433	36,211	34,344
Total assets	1,017,188	947,148	1,118,311	947,365	1,093,229
Total liabilities	796,765	712,051	670,351	605,515	593,738
Total equity	220,423	235,097	447,960	341,850	499,491
Equity attributable to owners of the parent	222,753	237,100	447,960	341,850	499,491

	Season
	2010/11	2011/12	2012/13
Games Played:
Premier League	38	38	38
European Games	13	10	8
Domestic Cups	8	5	8

(1)
We define EBITDA as profit/(loss) for the period before net finance costs, tax (expense)/credit, depreciation, and amortization of players' registrations, and we define Adjusted EBITDA as EBITDA adjusted for the items set forth in the table below. EBITDA and Adjusted EBITDA are non-IFRS measures and not uniformly or legally defined financial measures. Such measures are not a substitute for IFRS measures in assessing our overall financial performance. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with IFRS, and are susceptible to varying calculations, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures presented by other companies. Adjusted EBITDA is included in this prospectus supplement because it is a measure of our operating performance and we believe that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization) and items outside the control of our management (primarily income taxes and interest income and expense). Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under IFRS as issued by IASB.

The following is a reconciliation of EBITDA and Adjusted EBITDA to profit for the periods presented:

	Year ended June 30,			Nine months ended March 31,		Twelve months ended March 31,
	2011	2012	2013	2013	2014	2014
	(in £ thousands)
Profit for the period	12,990	23,313	146,419	40,320	29,661	135,760
Adjustments
Net finance costs	51,250	49,536	70,807	39,919	21,419	52,307
Tax (credit)/expense	(986)	(27,977)	(155,212)	(21,170)	20,644	(113,398)
Depreciation	6,989	7,478	7,769	5,743	6,274	8,300
Amortization of players' registrations	39,245	38,262	41,714	30,872	39,163	50,005

EBITDA	109,488	90,612	111,497	95,684	117,161	132,974
Adjustments
Profit on disposal of players' registrations	(4,466)	(9,691)	(9,162)	(8,025)	(4,203)	(5,340)
Operating expenses — exceptional items	4,667	10,728	6,217	3,879	293	2,631

Adjusted EBITDA	109,689	91,649	108,552	91,538	113,251	130,265

RISK FACTORS

An investment in our Class A ordinary shares involves a high degree of risk. You should carefully read and consider the risk factors set forth below and in the accompanying prospectus, as well as the risk factors in our most recent Annual Report on Form 20-F that we have incorporated by reference into this prospectus supplement, before deciding to invest in our Class A ordinary shares. If any of these risks actually occurs, our business, results of operations, financial condition and cash flow could be materially impaired. The trading price of our Class A ordinary shares could decline due to any of these risks, and you could lose all or part of your investment. When determining whether to buy our Class A ordinary shares in this offering, you should also read carefully the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our financial statements and related notes thereto.

Risks Related to Our Business

If we are unable to maintain and enhance our brand and reputation, particularly in new markets, or if events occur that damage our brand and reputation, our ability to expand our follower base, sponsors, and commercial partners or to sell significant quantities of our products may be impaired.

The success of our business depends on the value and strength of our brand and reputation. Our brand and reputation are also integral to the implementation of our strategies for expanding our follower base, sponsors and commercial partners. To be successful in the future, particularly outside of Europe, we believe we must preserve, grow and leverage the value of our brand across all of our revenue streams. For instance, we have in the past experienced, and we expect that in the future we will continue to receive, a high degree of media coverage. Unfavorable publicity regarding our first team's performance in league and cup competitions or their behavior off the field, our ability to attract and retain certain players and coaching staff or actions by or changes in our ownership could negatively affect our brand and reputation. Failure to respond effectively to negative publicity could also further erode our brand and reputation. In addition, events in the football industry, even if unrelated to us, may negatively affect our brand or reputation. As a result, the size, engagement and loyalty of our follower base and the demand for our products may decline. Damage to our brand or reputation or loss of our followers' commitment for any of these reasons could impair our ability to expand our follower base, sponsors and commercial partners or our ability to sell significant quantities of our products, which would result in decreased revenue across our revenue streams and have a material adverse effect on our business, results of operations, financial condition and cash flow, as well as require additional resources to rebuild our brand and reputation.

In addition, maintaining and enhancing our brand and reputation may require us to make substantial investments. We cannot assure you that such investments will be successful. Failure to successfully maintain and enhance the Manchester United brand or our reputation or excessive or unsuccessful expenses in connection with this effort could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business is dependent upon our ability to attract and retain key personnel, including players.

We are highly dependent on members of our management, coaching staff and our players. Competition for talented players and staff is, and will continue to be, intense. Our ability to attract and retain the highest quality players for our first team, reserve team and youth academy, as well as coaching staff, is critical to our first team's success in league and cup competitions and increasing popularity and, consequently, critical to our business, results of operations, financial condition and cash flow. Our success and many achievements over the last twenty years does not necessarily mean that we will continue to be successful in the future, whether as a result of changes in player personnel, coaching staff or otherwise. A downturn in the performance of our first team could adversely affect our ability to attract and retain coaches and players. In addition, our popularity in certain countries or regions may depend, at least in part, on fielding certain players from those countries or regions. While we enter into employment contracts with each of our key personnel with the aim of securing their services for the term of the contract, the retention of their services for the full term of the contract cannot be guaranteed due to possible contract disputes or approaches by other clubs. Our failure to attract and retain key personnel could have a negative impact on our ability to effectively manage and grow our business.

We are dependent upon the performance and popularity of our first team.

Our revenue streams are driven by the performance and popularity of our first team. Significant sources of our revenue are the result of historically strong performances in English domestic and European competitions, specifically the Premier League, the FA Cup, the League Cup, the Champions League and the Europa League. Our income varies significantly depending on our first team's participation and performance in these competitions. Our first team's performance affects all five of our revenue streams:

  •
  sponsorship revenue through sponsorship relationships;
  •
  retail, merchandising, apparel & product licensing revenue through product sales;
  •
  new media & mobile revenue through telecom partnerships and our website;
  •
  broadcasting revenue through the frequency of appearances and performance based share of league broadcasting revenue and Champions League prize money; and
  •
  matchday revenue through ticket sales.

Our first team currently plays in the Premier League, the top football league in England. Our performance in the Premier League directly affects, and a weak performance in the Premier League could adversely affect, our business, results of operations, financial condition and cash flow. For example, our revenue from the sale of products, media rights, tickets and hospitality would fall considerably if our first team were relegated from (or otherwise ceased to play in) the Premier League, the Champions League or the Europa League.

We cannot ensure that our first team will be successful in the Premier League or in the other leagues and tournaments in which it plays. Relegation from the Premier League or a general decline in the success of our first team, particularly in consecutive seasons, would negatively affect our ability to attract or retain talented players and coaching staff, as well as supporters, sponsors and other commercial partners, which would have a material adverse effect on our business, results of operations, financial condition and cash flow.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls and attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand internationally, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not continue to be profitable.

It may not be possible to renew or replace key commercial agreements on similar or better terms, or attract new sponsors.

Our Commercial revenue for each of the years ended June 30, 2013, 2012 and 2011 represented 42.0%, 36.7% and 31.2% of our total revenue, respectively. The substantial majority of our commercial revenue is generated from commercial agreements with our sponsors, and these agreements have finite terms. When these contracts do expire, we may not be able to renew or replace them with contracts on similar or better terms or at all. Our most important commercial contracts include contracts with global, regional, mobile, media and supplier sponsors representing industries including financial services, automotive, beverage, airline, timepiece, betting and telecommunications, which typically have contract terms of two to five years.

If we fail to renew or replace these key commercial agreements on similar or better terms, we could experience a material reduction in our Commercial and sponsorship revenue. Such a reduction could have a material adverse effect on our overall revenue and our ability to continue to compete with the top football clubs in England and Europe.

As part of our business plan, we intend to continue to grow our sponsorship portfolio by developing and expanding our geographic and product categorized approach, which will include partnering with additional global sponsors, regional sponsors, and mobile and media operators. We may not be able to successfully execute our business plan in promoting our brand to attract new sponsors. We are subject to certain contractual restrictions under our current sponsorship agreement with Nike, and will be subject to certain contractual restrictions under our new sponsorship agreement with adidas, that may affect our ability to expand on our categories of sponsors, including certain restrictions on our ability to grant sponsorship, suppliership, advertising and promotional rights to certain types of businesses. We cannot assure you that we will be successful in implementing our business plan or that our Commercial and sponsorship revenue will continue to grow at the same rate as it has in the past or at all. Any of these events could negatively affect our ability to achieve our development and commercialization goals, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Negotiation and pricing of key media contracts are outside our control and those contracts may change in the future.

For each of the years ended June 30, 2013, 2012 and 2011, 30.8%, 32.6% and 39.8% of our Broadcasting revenue, respectively, was generated from the media rights for Champions League matches, and 60.5%, 59.0% and 51.4% of our Broadcasting revenue, respectively, was generated from the media rights for Premier League matches. Contracts for these media rights and certain other revenue for those competitions (both domestically and internationally) are negotiated collectively by the Premier League and the Union of European Football Associations ("UEFA"). We are not a party to the contracts negotiated by the Premier League and UEFA. Further, we do not participate in and therefore do not have any direct influence on the outcome of contract negotiations. As a result, we may be subject to media rights contracts with media distributors with whom we may not otherwise contract or media rights contracts that are not as favorable to us as we might otherwise be able to negotiate individually with media distributors. Furthermore, the limited number of media distributors bidding for Premier League and Champions League media rights may result in reduced prices paid for those rights and a decline in revenue received from our media contracts.

In addition, although an agreement has been reached for the sale of Premier League domestic and international broadcasting rights through the end of the 2015/16 football season and for the sale of Champions League broadcasting rights through the end of the 2017/18 football season, future agreements may not maintain our current level of Broadcasting revenue. Moreover, if international broadcasting revenue becomes an increasingly large portion of total revenue for the Premier League, a single club's domestic success and corresponding revenue may be outweighed by international media rights, which are distributed among all Premier League clubs in even proportion. As a result, success of our first team in the Premier League could become less of an overall competitive advantage.

Future intervention by the European Commission, the European Court of Justice (the "ECJ") or other competent authorities and courts having jurisdiction may also have a negative effect on our revenue from media rights. For example, on October 4, 2011, the ECJ ruled on referrals it had received from English courts involving the cases of the Premier League & others vs. QC Leisure & Others / Karen Murphy vs. Media Protection Services. The ruling held that any agreement designed to guarantee country-by-country exclusivity within the European Union (the "EU") (i.e. by stopping any cross-border provision of broadcasting services) is deemed to be anti-competitive and prohibited by EU competition law. The ECJ also addressed copyright matters and determined that (i) there is no copyright in an actual football match itself but there is copyright in other elements such as the broadcast of the match or the copyright holder's logo and music; (ii) a copyright is not infringed where a member of the public in the EU buys a decoder and card from within the EU and watches a match in his own home; and (iii) a copyright may be infringed where commercial premises broadcast a match to the public. This decision has created uncertainty as to the commercial viability of copyright holders continuing to adopt the same country-by-country sales model within the EU as they have adopted previously. A change of sales model could negatively affect the amount which copyright holders, such as the Premier League, are able to derive from the exploitation of rights within the EU. As a result, our Broadcasting revenue from the sale of those rights could decrease. Any significant reduction in our Broadcasting revenue could materially adversely affect our business, results of operations, financial condition and cash flow.

European competitions cannot be relied upon as a source of income.

Qualification for the Champions League is dependent upon our first team's performance in the Premier League and, in some circumstances, the Champions League itself in the previous season. Qualification for the Champions League cannot, therefore, be guaranteed. Failure to qualify for the Champions League would result in a material reduction in revenue for each season in which our first team did not participate. As a result of our first team performance during the 2013/14 season, our first team will not participate in the 2014/15 Champions League or 2014/15 Europa League. Inclusive of broadcasting revenue, prize money and matchday revenue, our combined broadcasting and matchday revenue from participation in European competitions was £38.9 million, £42.3 million and £59.7 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

In addition, our participation in the Champions League or Europa League may be influenced by factors beyond our control. For example, the number of places in each league available to the clubs of each national football association in Europe can vary from year to year based on a ranking system. If the performance of English clubs in Europe declines, the number of places in each European competition available to English clubs may decline and it may be more difficult for our first team to qualify for each league in future seasons. Further, the rules governing qualification for European competitions (whether at the European or national level) may change and make it more difficult for our first team to qualify for each league in future seasons.

Moreover, because of the prestige associated with participating in the European competitions, particularly the Champions League, failure to qualify for any European competition, particularly for consecutive seasons, would negatively affect our ability to attract and retain talented players and coaching staff, as well as supporters, sponsors and other commercial partners. Failure to participate in the Champions League for two or more consecutive seasons would also reduce annual payments under the recently announced agreement with adidas by 30% of the applicable payment for the year in which the second or other consecutive season of non-participation falls. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition and cash flow.

Our business depends in part on relationships with certain third parties.

We consider the development of our commercial assets to be central to our ongoing business plan and a driver of future growth. However, we do not currently have retail, merchandising and apparel operations in-house. For example, our current contract with Nike provides them with certain rights to operate our global merchandising, product licensing and retail operations. Additionally, our new contract with adidas beginning with the 2015/16 season will provide them with certain global technical sponsorship and dual-branded licensing rights. While we have been able to execute our business plan to date with the support of Nike, and expect to be able to execute our business plan in the future with the support of adidas, we remain subject to these contractual provisions and our business plan could be negatively impacted by non-compliance or poor execution of our strategy by Nike in the 2014/15 season, or adidas beginning with the 2015/16 season. Further, any interruption in our ability to obtain the services of Nike in the 2014/15 season, or adidas beginning with the 2015/16 season, or other third parties or deterioration in their performance could negatively impact this portion of our operations. Furthermore, if our new arrangement with adidas is terminated or modified against our interest, we may not be able to find alternative solutions for this portion of our business on a timely basis or on terms favorable to us or at all.

In the future, we may enter into additional licensing arrangements permitting third parties to use our brand and trademarks. Although we take steps to carefully select our licensing partners, such arrangements may not be successful. Our licensing partners may fail to fulfill their obligations under their license agreements or have interests that differ from or conflict with our own. For example, we are dependent on our sponsors and commercial partners to effectively implement quality controls over products using our brand or trademarks. The inability of such sponsors and commercial partners to meet our quality standards could negatively affect consumer confidence in the quality and value of our brand, which could result in lower product sales. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition and cash flow.

We are exposed to credit related losses in the event of non-performance by counterparties to Premier League and UEFA media contracts as well as our key commercial and transfer contracts.

We derive the substantial majority of our Broadcasting revenue from media contracts negotiated by the Premier League and UEFA with media distributors, and, although the Premier League obtains guarantees to support certain of its media contracts, typically in the form of letters of credit issued by commercial banks, it remains our single largest credit exposure. We derive our Commercial and sponsorship revenue from certain corporate sponsors, including global, regional, mobile, media and supplier sponsors in respect of which we may manage our credit risk by seeking advance payments, installments and/or bank guarantees where appropriate. The substantial majority of this revenue is derived from a limited number of sources. During the year ended June 30, 2013, those sources that represented greater than 10% of our total revenue were:

  •
  Premier League (Broadcasting revenue): 17.6% of our total revenue; and
  •
  Nike (Commercial revenue): 10.6% of our total revenue.

We are also exposed to other football clubs globally for the payment of transfer fees on players. Depending on the transaction, some of these fees are paid to us in installments. We try to manage our credit risk with respect to those clubs by requiring payments in advance or, in the case of payments on installment, requiring bank guarantees on such payments in certain circumstances. However, we cannot ensure these efforts will eliminate our credit exposure to other clubs. A change in credit quality at one of the media broadcasters for the Premier League or UEFA, one of our sponsors or a club to whom we have sold a player can increase the risk that such counterparty is unable or unwilling to pay amounts owed to us. The failure of a major television broadcaster for the Premier League or Champions League to pay outstanding amounts owed to its respective league or the failure of one of our key sponsors or a club to pay outstanding amounts owed to us could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Matchday revenue from our supporters is a significant portion of overall revenue.

A significant amount of our revenue derives from ticket sales and other Matchday revenue for our first team matches at Old Trafford and our share of gate receipts from cup matches. In particular, the revenue generated from ticket sales and other Matchday revenue at Old Trafford will be highly dependent on the continued

attendance at matches of our individual and corporate supporters as well as the number of home matches we play each season. During each of the 2012/13, 2011/12 and 2010/11 seasons, we played 28, 25 and 29 home matches, respectively, and our Matchday revenue was £109.1 million, £98.7 million and £110.8 million for the years ended June 30, 2013, 2012 and 2011, respectively. Match attendance is influenced by a number of factors, some of which are partly or wholly outside of our control. These factors include the success of our first team, broadcasting coverage and general economic conditions in the United Kingdom, which affect personal disposable income and corporate marketing and hospitality budgets. A reduction in matchday attendance could have a material adverse effect on our Matchday revenue and our overall business, results of operations, financial condition and cash flow.

The markets in which we operate are highly competitive, both within Europe and internationally, and increased competition could cause our profitability to decline.

We face competition from other football clubs in England and Europe. In the Premier League, recent investment from wealthy team owners has led to teams with deep financial backing that are able to acquire top players and coaching staff, which could result in improved performance from those teams in domestic and European competitions. As the Premier League continues to grow in popularity, the interest of wealthy potential owners may increase, leading to additional clubs substantially improving their financial position. Competition from European clubs also remains strong. Despite the adoption of the UEFA financial fair play initiative, a set of financial monitoring rules on clubs participating in the Champions League and Europa League, and the Premier League's profitability and sustainability regulations, a similar set of rules monitoring Premier League clubs, European and Premier League football clubs are spending substantial sums on transfer fees and player salaries. Competition from inside and outside the Premier League has led to higher salaries for our players as well as increased competition on the field. The increase in competition could result in our first team finishing lower in the Premier League than we have in the past and jeopardizing our qualification for or results in the Champions League. Competition within England could also cause our first team to fail to advance in the FA Cup and League Cup.

In addition, from a commercial perspective, we actively compete across many different industries and within many different markets. We believe our primary sources of competition, both in Europe and internationally, include, but are not limited to:

  •
  other businesses seeking corporate sponsorships and commercial partners such as sports teams, other entertainment events and television and digital media outlets;
  •
  providers of sports apparel and equipment seeking retail, merchandising, apparel & product licensing opportunities;
  •
  digital content providers seeking consumer attention and leisure time, advertiser income and consumer e-commerce activity;
  •
  other types of television programming seeking access to broadcasters and advertiser income; and
  •
  alternative forms of corporate hospitality and live entertainment for the sale of matchday tickets such as other live sports events, concerts, festivals, theater and similar events.

All of the above forms of competition could have a material adverse effect on any of our five revenue streams and our overall business, results of operations, financial condition and cash flow.

We are subject to special rules and regulations regarding insolvency and bankruptcy.

We are subject to, among other things, special insolvency or bankruptcy-related rules of the Premier League and the Football Association (the "FA"). Those rules empower the Premier League board to direct certain payments otherwise due to us to the FA and its members, associate members and affiliates, certain other English football leagues and certain other entities if it is reasonably satisfied that we have failed to pay certain creditors including other football clubs, the Premier League and the Football League.

If we experience financial difficulty, we could also face sanctions under the Premier League rules, including suspension from the Premier League, the Champions League, the FA Cup and certain other competitions, the deduction of league points from us in the Premier League or Football League and loss of control of player registrations. For example, the Premier League could prevent us from playing, thereby cutting off our income from ticket sales and putting many of our other sources of revenue at risk. Any of these events could have a material adverse effect on our business, results of operation, financial condition, or cash flow, as well as our ability to meet our financial obligations.

Premier League voting rules may allow other clubs to take action contrary to our interests.

The Premier League is governed by its 20 club shareholders with most rule changes requiring the support of a minimum of 14 of the clubs. This allows a minority of clubs to block changes they view as unfavorable to their interests. In addition, it allows a concerted majority of the clubs to pass rules that may be disadvantageous to the remaining six clubs. As one of the larger clubs in the Premier League in terms of revenue and follower base, we can exert some influence on the rulemaking process; however, our interests may not always align with the majority of clubs, and it may be difficult for us to effect changes that are advantageous to us. At the same time, it is possible that other clubs may take action that we view as contrary to our interests. If the Premier League clubs pass rules that limit our ability to operate our business as we have planned or otherwise affect the payments made to us, we may be unable to achieve our goals and strategies or increase our revenue.

Our digital media strategy is unproven and may not generate the revenue we anticipate.

We maintain contact with, and provide entertainment to, our global follower base through a number of digital and other media channels, including the internet, mobile services and social media. While we have attracted a significant number of followers to our digital media assets, including our website, the future revenue and income potential of our new media business is uncertain. You should consider our business and prospects in light of the challenges, risks and difficulties we may encounter in this new and rapidly evolving market, including:

  •
  our digital media strategy requiring us to provide offerings such as video on demand, highlights and international memberships that have not previously been a substantial part of our business;
  •
  our ability to retain our current global follower base, build our follower base and increase engagement with our followers through our digital media assets;
  •
  our ability to enhance the content offered through our digital media assets and increase our subscriber base;
  •
  our ability to effectively generate revenue from interaction with our followers through our digital media assets;
  •
  our ability to attract new sponsors and advertisers, retain existing sponsors and advertisers and demonstrate that our digital media assets will deliver value to them;
  •
  our ability to develop our digital media assets in a cost effective manner and operate our digital media services profitably and securely;
  •
  our ability to identify and capitalize on new digital media business opportunities; and
  •
  our ability to compete with other sports and other media for users' time.

In addition, as we expand our digital and other media channels, including the internet, mobile services and social media, revenue from our other business sectors may decrease, including our Broadcasting revenue. Moreover, the increase in subscriber base in some of these digital and other media channels may limit the growth of the subscriber base and popularity of other channels. Failure to successfully address these risks and difficulties could affect our overall business, financial condition, results of operations, cash flow, liquidity and prospects.

Serious injuries to or losses of playing staff may affect our performance, and therefore our results of operations and financial condition.

Injuries to members of the playing staff, particularly if career-threatening or career-ending, could have a detrimental effect on our business. Such injuries could have a negative effect upon our first team's performance and may also result in a loss of the income that would otherwise have resulted from a transfer of that player's registration. In addition, depending on the circumstances, we may write down the carrying value of a player on our balance sheet and record an impairment charge in our operating expenses to reflect any losses resulting from career-threatening or career-ending injuries to that player. Our strategy is to maintain a squad of first team players sufficient to mitigate the risk of player injuries. However, this strategy may not be sufficient to mitigate all financial losses in the event of an injury, and as a result such injury may affect the performance of our first team, and therefore our business, results of operations financial condition and cash flow.

Inability to renew our insurance policies could expose us to significant losses.

We insure against the death, permanent disablement and travel-related injuries of members of our first team, although not at such player's market value. Moreover, we do not carry insurance against career-ending injuries to our players sustained while playing or training. We also carry non-player related insurance typical for our business (including business interruption insurance). When any of our insurance policies expire, it may not be possible to renew them on the same terms, or at all. In such circumstances, some of our businesses and/or assets may be uninsured. If any of these uninsured businesses or assets were to suffer damage, we could suffer a financial loss. Our most valuable tangible asset is Old Trafford. An inability to renew insurance policies covering our players, Old Trafford, the Aon Training Complex or other valuable assets could expose us to significant losses.

Furthermore, although the Fédération Internationale de Football Association ("FIFA") now provides insurance coverage for loss of wages for players injured while playing for their senior national team in a match played under the FIFA international match calendar, our insurance policies do not cover our players during those periods and, under FIFA rules, national football associations are not obliged to provide insurance coverage for players on international duty.

Our international expansion and operations in foreign markets expose us to risks associated with international sales and operations.

We intend to continue to expand internationally and operate in select foreign markets. Managing a global organization is difficult, time consuming and expensive. Our inexperience in operating the club's businesses globally increases the risk that any future international expansion efforts that we may undertake will not be successful. In addition, conducting international operations subjects us to risks such as the lack of familiarity with and unexpected changes in foreign regulatory requirements; difficulties in managing and staffing international operations; fluctuations in currency exchange rates; potentially adverse tax consequences, including foreign value added tax systems, and restrictions on repatriation of earnings; the burdens of complying with a wide variety of foreign laws and legal standards; increased financial accounting and reporting burdens and complexities; the lack of strong intellectual property regimes and political, social and economic instability abroad. Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Fluctuations in exchange rates may adversely affect our results of operations.

Our functional and reporting currency is pounds sterling and substantially all of our costs are denominated in pounds sterling. However, Broadcasting revenue from our participation in the Champions League, as well as certain other revenue, is generated in Euros. We also occasionally enter into transfer agreements or commercial partner agreements which are payable in Euros. In addition, we have transactional currency exposure against the US dollar relating to our secured term loan and senior secured notes, as well as Commercial revenue from certain sponsors. In the year ended June 30, 2013, we recorded a foreign exchange loss of £2.5 million from our US dollar denominated secured term loan and senior secured notes, whereas in the year ended June 30, 2012, we recorded a foreign exchange loss of £5.2 million. For the years ended June 30, 2013, 2012 and 2011 approximately 9.3%, 11.0% and 14.4% of our total revenue were generated in Euros, respectively, and approximately 16.0%, 11.1% and 8.2% of our total revenue were generated in US dollars, respectively. We may enter into foreign exchange contracts to hedge a portion of this transactional exposure. We net the value of our non-sterling revenue and the value of the corresponding hedge before including such amounts in our overall revenue. Our results of operations have in the past and will in the future fluctuate due to movements in exchange rates.

Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand.

Like other popular brands, we are susceptible to instances of brand infringement (such as counterfeiting and other unauthorized uses of our intellectual property rights). We seek to protect our brand assets by ensuring that we own and control certain intellectual property rights in and to those assets and, where appropriate, by enforcing those intellectual property rights. For example, we own the copyright in our logo, and our logo and trade name are registered as trademarks (or are the subject of applications for registration) in a number of jurisdictions in Europe, Asia Pacific, Africa, North America and South America. However, it is not possible to detect all instances of brand infringement. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances which give rise to uncertainty as to the validity, scope and enforceability of our intellectual property rights in the brand assets. Furthermore, the laws of certain countries in which we license our brand and conduct operations, particularly those in Asia (such as China) may not offer the same level of protection to intellectual property rights holders as those in the United Kingdom, the rest of Europe and the United States, or the time required to enforce our intellectual property rights under these legal regimes may be lengthy and delay recovery. For example, the unauthorized use of intellectual property is common and widespread in China and enforcement of intellectual property rights by Chinese regulatory agencies is inconsistent. If we were to fail or be unable to secure, protect, maintain and/or enforce the intellectual property rights which vest in our brand assets, then we could lose our exclusive right to exploit such brand assets. Infringement of our trademark, copyright and other intellectual property rights could have an adverse effect on our business. We also license our intellectual property rights to third parties. In an effort to protect our brand, we enter into licensing agreements with these third parties which govern the use of our intellectual property and which require our licensees to abide by quality control standards with respect to such use. Although we make efforts to police our licensees' use of our intellectual property, we cannot assure you that these efforts will be sufficient to ensure their compliance. The failure of our licensees to comply with the terms of their licenses could have a material adverse effect on our business, results of operations, financial condition and cash flow.

We could be negatively affected if we fail to adequately protect follower account information.

We collect and process personal data (including name, address, age, bank details and other personal data) from our followers, customers, members, suppliers, business contacts and employees as part of the operation of our business (including online merchandising), and therefore we must comply with data protection and privacy laws in the United Kingdom and, in certain situations, other jurisdictions where our followers reside. Those laws impose certain requirements on us in respect of the collection, use and processing of personal information relating to our followers. In addition, we are exposed to the risk that the personal data we control could be wrongfully accessed and/or used, whether by employees, followers or other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If we or any of the third party service providers on which we rely fail to process such personal data in a lawful or secure manner or if any theft or loss of personal follower data were to occur, we could face liability under data protection laws, including requirements to destroy customer information or notify the people to whom such information relates of any non-compliance as well as civil or criminal sanctions. This could also result in the loss of the goodwill of our followers and deter new followers. Each of these factors could harm our business reputation, our brand and have a material adverse effect on our business, results of operations, financial condition, cash flow and prospects.

Piracy and illegal live streaming may adversely impact our Broadcasting and new media & mobile revenue.

For each of the years ended June 30, 2013, 2012 and 2011, Broadcasting revenue constituted 28.0%, 32.5% and 35.4%, respectively, of our total revenue. Our Broadcasting revenue is principally generated by the broadcasting of our matches on pay and free-to-air television channels as well as content delivered over the internet and through our own television channel, MUTV. In recent years, piracy and illegal live streaming of subscription content over the internet has caused, and is continuing to cause, lost revenue to media distributors showing our matches. For example, the Premier League previously initiated litigation against Google and YouTube for facilitating piracy and illegal streaming of subscription content. While this litigation matter has been settled, there can be no guarantee that this or similar actions will prevent or limit future piracy or illegal streaming of subscription content. If these trends increase or continue unabated, they could pose a risk to subscription television services. The result could be a reduction in the value of our share of football broadcasting rights and of our online and MUTV services, which could have a material adverse effect our business, results of operations, financial condition and cash flow.

Our operating results may fluctuate due to seasonality.

Our operating results are subject to seasonal variation, limiting the overall comparability and predictability of interim financial periods. The seasonality of our operating results is primarily attributable to the number of games played in each financial period and therefore Matchday and Broadcasting revenue recognized. Similarly, certain of our costs derive from hosting games at Old Trafford, and these costs will also vary based on the number of games played in the period. We have historically generated higher revenue in the second and third quarters of our fiscal year. Our business might be affected by our first team reaching the later stages of European and domestic competitions, which would generate significant additional Broadcasting and Matchday revenue during the fourth quarter of our fiscal years. Our cash flow may also vary among interim periods due to the timing of significant payments from major commercial agreements. As a result, our interim results and any quarterly financial information that we publish should not be viewed as an indicator of our performance for the fiscal year.

We are subject to a greater tax rate than in previous years.

During the years ended June 30, 2012 and 2011, our principal operating subsidiaries were tax residents in the United Kingdom. For the years ended June 30, 2012 and 2011 we were subject to weighted UK statutory tax rates of 25.5% and 27.5% respectively. Following the Reorganization Transactions in 2012, although we are organized as a Cayman Islands exempted company, we report as a US domestic corporation for US federal income tax purposes and we are subject to US federal income tax (currently at a statutory rate of 35%) on the majority of our worldwide income.

In addition, we are subject to income and other taxes in various other jurisdictions. The amount of tax we pay is subject to our interpretation and application of tax laws in jurisdictions in which we operate. Changes in current or future laws or regulations, or the imposition of new or changed tax laws or regulations or new related interpretations by taxing authorities in the US or foreign jurisdictions, could adversely affect our business, results of operations, financial condition and cash flow.

Business interruptions due to natural disasters and other events could adversely affect us and Old Trafford.

Our operations can be subject to natural disasters and other events beyond our control, such as earthquakes, fires, power failures, telecommunication losses, terrorist attacks and acts of war. Such events, whether natural or manmade, could cause severe destruction or interruption to our operations, and as a result, our business could suffer serious harm. Our first team regularly tours the world for promotional matches, visiting various countries with a history of terrorism and civil unrest, and as a result, we and our players could be potential targets of terrorism when visiting such countries. In addition, any prolonged business interruption at Old Trafford could cause a decline in Matchday revenue. Our business interruption insurance only covers some, but not all, of these potential events, and even for those events that are covered, it may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events, including, for example, loss of market share and diminution of our brand, reputation and client loyalty. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition or cash flow.

Risks Related to Our Industry

An economic downturn and adverse economic conditions may harm our business.

The recent economic downturn and adverse conditions in the United Kingdom and global markets may negatively affect our operations in the future. Our Matchday and Broadcasting revenue in part depend on personal disposable income and corporate marketing and hospitality budgets. Further, our Commercial and sponsorship revenue are contingent upon the expenditures of businesses across a wide range of industries, and as these industries continue to cut costs in response to the economic downturn, our revenue may similarly decline. Continued weak economic conditions could cause a reduction in our Commercial and sponsorship as well as our Broadcasting and Matchday revenue, each of which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

An increase in the relative size of salaries or transfer costs could adversely affect our business.

Our success depends on our ability to attract and retain the highest quality players and coaching staff. As a result, we are obliged to pay salaries generally comparable to our main competitors in England and Europe. Any increase in salaries may adversely affect our business, results of operations, financial condition and cash flow.

Other factors that affect player salaries, such as changes in personal tax rates, changes to the treatment of income or other changes to taxation in the United Kingdom and the relative strength of pounds sterling, may make it more difficult to attract top players and coaching staff from Europe or elsewhere or require us to pay higher salaries to compensate for higher taxes or less favorable exchange rates. In addition, if our revenue fall and salaries remain stable (for example as a result of fixed player or coaching staff salaries over a long period) or increase, our results of operations would be materially adversely affected.

An increase in transfer fees would require us to pay more than expected for the acquisition of players' registrations in the future. In addition, certain players' transfer values may diminish after we acquire them, and we may sell those players for transfer fees below their net book value, resulting in a loss on disposal of players' registrations. Net transfer costs could also increase if levies imposed by FIFA, the Premier League or any other organization in respect of the transfer of players' registrations were to increase.

We remain committed to attracting and retaining the highest quality players for our first team. Our average annual net player capital expenditure from 1999 to 2013 has been £17.8 million (excluding the sale of a player in the year ended June 30, 2009 that generated significant cash inflow, the average annual net player capital expenditure over the same period would have been £23.1 million), and we continue to expect it to vary significantly from period to period. We may explore new player acquisitions in connection with the current transfer period or future transfer periods that may materially increase the amount of our net player capital expenditure. As part of any material increase in net player capital expenditure, we may also experience a material increase in our expenditure for player salaries. The actual amount of cash we use on player acquisitions will also depend, in part, on the amount of any cash we receive as a result of the sale of any players. Any increase in net player capital expenditure compared to historic levels will also result in an increase in amortization expenses in future periods.

Recently approved UEFA and Premier League restrictions could negatively affect our business.

As the primary governing body of European football, UEFA continually evaluates the dynamics in the football industry and considers changes to the regulatory framework governing European football clubs. As an example, clubs participating in the Champions League and Europa League competitions are now subject to the UEFA Club Licensing and Financial Fair Play regulations. Breaches in the rules may result in, among other things, withholding of prize money, transfer bans and ultimately disqualification from European competitions. These rules are intended to discourage clubs from continually operating at a loss and to ensure clubs settle with their football creditors on time. Breaches of UEFA Club Licensing and Financial Fair Play rules, for example, where costs and capital expenditures on players exceed revenues over a two-year to three-year period or serious delays in settling creditors, have recently resulted in clubs being punished by way of significant fines and even exclusion from UEFA competitions.

The Premier League has also recently introduced regulations that aim to promote sustainability through profitability and, in the three seasons beginning with the 2013/14 season, limit the amount that clubs can increase their total player salaries unless such increases are funded by additional club revenue from sources other than Premier League broadcasting revenue. Following the three season cost control period, the Premier League will implement a break even test similar to that contained in the UEFA Financial Fair Play regulations. The first break even test under the profitability and sustainability regulations will take place prior to the 2015/16 season and will be based on the fiscal years ended June 30, 2014 and 2015. Wide-ranging sanctions, including significant fines, player transfer restrictions and Premier League points deduction, may be imposed for breaches of these regulations.

There is a risk that application of the UEFA Club Licensing and Financial Fair Play initiative and Premier League profitability and sustainability regulations could have a material adverse effect on the performance of our first team and our business, results of operations, financial condition and cash flow.

We could be negatively affected by current and other future Premier League, FA, UEFA or FIFA regulations.

Future changes to the Premier League, FA, UEFA, FIFA or other regulations may adversely affect our results of operations. These regulations could cover various aspects of our business, such as the format of competitions, the eligibility of players, the operation of the transfer market and the distribution of broadcasting revenue. In addition, changes are being considered to address the financial sustainability of clubs such as more robust ownership rules and tests in relation to board directors and significant shareholders. In particular, changes to football regulations designed to promote competition could have a significant impact on our business. Such changes could include changes to the distribution of broadcasting income, changes to the relegation structure of English football and restrictions on player spending. In addition, rules designed to promote the development of local players, such as the Home Grown Player Rule, which requires each Premier League club to include at least eight "home grown" (i.e., players that have been registered for at least three seasons at an English or Welsh club between the ages of 16 and 21) players in their squads, could limit our ability to select players. Any of these changes could make it more difficult for us to acquire top quality players and, therefore, adversely affect the performance of our first team.

Changes in the format of the league and cup competitions in which our first team plays, or might in the future play, could have a negative impact on our results of operations. In addition, in the event that new competitions are introduced to replace existing competitions (for example, a European league), our results of operations may be negatively affected.

There could be a decline in our popularity or the popularity of football.

There can be no assurance that football will retain its popularity as a sport around the world and its status in the United Kingdom as the so-called "national game," together with the associated levels of media coverage. In addition, we could suffer a decline in popularity. Any decline in popularity could result in lower ticket sales, broadcasting revenue, sponsorship revenue, a reduction in the value of our players or our brand, or a decline in the value of our securities, including our Class A ordinary shares. Any one of these events or a combination of such events could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Risks Related to Our Indebtedness

Our indebtedness could adversely affect our financial health and competitive position.

As of March 31, 2014, we had total indebtedness of £351.7 million. Our indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. It could also have effects on our business. For example, it could:

  •
  limit our ability to pay dividends;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund the hiring and retention of players and coaching staff, working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the football industry;

  •
  affect our ability to compete for players and coaching staff; and

  •
  limit our ability to borrow additional funds.

In addition, our existing revolving credit facility, our existing secured term loan facility and the indenture governing our senior secured notes contain, and any agreements evidencing or governing other future indebtedness may contain, certain restrictive covenants that will limit our ability to engage in certain activities that are in our long-term best interests (see "— Our indebtedness may restrict our ability to pursue our business strategies" below). We have not previously breached, and are not in breach of, any of the covenants under any of these facilities; however, our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

To service our indebtedness, we require cash, and our ability to generate cash is subject to many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to the performance and popularity of our first team as well as general economic, financial, competitive, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Failure to refinance our indebtedness on terms we believe to be acceptable could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our indebtedness may restrict our ability to pursue our business strategies.

Our revolving credit facility, our secured term loan facility and the indenture governing our senior secured notes limit our ability, among other things, to:

  •
  incur additional indebtedness;

  •
  pay dividends or make other distributions or repurchase or redeem our shares;

  •
  make investments;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  enter into agreements restricting our subsidiaries' ability to pay dividends;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into sale and leaseback transactions;

  •
  enter into transactions with our affiliates; and

  •
  incur liens.

Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we breach any of these covenants or restrictions, we could be in default under our revolving credit facility, our secured term loan facility and our senior secured notes. This would permit the lending banks under our revolving credit facility and our secured term loan facility to take certain actions, including declaring all amounts that we have borrowed under our revolving credit facility, our secured term loan facility and other indebtedness to be due and payable, together with accrued and unpaid interest. This would also result in an event of default under the indenture governing our senior secured notes. Furthermore, lending banks could refuse to extend further credit under the revolving credit facility. If the debt under our revolving credit facility, our secured term loan facility, our senior secured notes or any other material financing arrangement that we enter into were to be accelerated, our assets, in particular liquid assets, may be insufficient to repay our indebtedness. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

We are subject to interest rate risk in connection with borrowings under our revolving credit facility and our secured term loan facility, which bear interest at variable rates. Interest rate changes could impact the amount of our interest payments, and accordingly, our future earnings and cash flow, assuming other factors are held constant. We have entered into an interest rate swap related to our secured term loan facility that involves the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. As of March 31, 2014, we had £186,753,000 of variable rate indebtedness outstanding under our secured term loan facility. We cannot assure you that any hedging activities entered into by us will be effective in fully mitigating our interest rate risk from our variable rate indebtedness.

Risks Related to this Offering and the Ownership of Our Class A Ordinary Shares

Because of its significant share ownership, our principal shareholder will be able to exert control over us and our significant corporate decisions.

Immediately prior to this offering, our principal shareholder, Red Football LLC, will control 57.87% of our issued and outstanding Class A ordinary shares and 83.06% of our issued and outstanding Class B ordinary shares, representing 82.28% of the voting power of all shareholders. Upon the closing of this offering, the shares owned by our principal shareholder will represent 81.34% of the voting power of all shareholders, assuming no exercise by the underwriters of their option to purchase up to 1,800,000 additional Class A ordinary shares. Each Class A ordinary share is entitled to one vote per share and is not convertible into any other class of shares. Each Class B ordinary share is entitled to 10 votes per share and is convertible into one Class A ordinary share at any time. In addition, our Class B ordinary shares will automatically convert into shares of our Class A ordinary shares upon certain transfers and other events, including upon the date when holders of all Class B ordinary shares cease to hold Class B ordinary shares representing at least 10% of the total number of Class A and Class B ordinary shares outstanding. See "Description of Share Capital — Ordinary Shares — Conversion" in the accompanying prospectus. For special resolutions, which require the vote of two-thirds of the votes cast, at any time that Class B ordinary shares remain outstanding, the voting power permitted to be exercised by the holders of the Class B ordinary shares will be weighted such that the Class B ordinary shares shall represent, in the aggregate, 67% of the voting power of all shareholders. As a result, our principal shareholder will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. The interests of our principal shareholder might not coincide with the interests of the other shareholders. This concentration of ownership may harm the value of our Class A ordinary shares, among other things:

  •
  delaying, deferring or preventing a change in control of our Company;

  •
  impeding a merger, consolidation, takeover or other business combination involving our Company; or

  •
  causing us to enter into transactions or agreements that are not in the best interests of all shareholders.

As a foreign private issuer and "controlled company" within the meaning of the New York Stock Exchange's corporate governance rules, we are permitted to, and we do, rely on exemptions from certain of the New York Stock Exchange corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors. Our reliance on such exemptions may afford less protection to holders of our Class A ordinary shares.

The New York Stock Exchange's corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we are permitted to, and we do, follow home country practice in lieu of the above requirements. As long as we rely on the foreign private issuer exemption to certain of the New York Stock Exchange corporate governance standards, a majority of the directors on our board of directors are not required to be independent directors, our remuneration committee is not required to be comprised entirely of independent directors and we are not required to have a nominating and corporate governance committee. Therefore, our board of directors' approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, the management oversight of our Company may be more limited than if we were subject to all of the New York Stock Exchange corporate governance standards.

In the event we no longer qualify as a foreign private issuer, we intend to rely on the "controlled company" exemption under the New York Stock Exchange corporate governance rules. A "controlled company" under the New York Stock Exchange corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group or another company. Our principal shareholder, Red Football LLC, controls, and following this offering will continue to control, a majority of the combined voting power of our outstanding ordinary shares, making us a "controlled company" within the meaning of the New York Stock Exchange corporate governance rules. As a controlled company, we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we intend to, elect not to comply with certain of the New York Stock Exchange corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our remuneration committee and our nominating and corporate governance committee consist entirely of independent directors.

Accordingly, our shareholders do not have the same protection afforded to shareholders of companies that are subject to all of the New York Stock Exchange corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our Class A ordinary shares less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and, as such, we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). We cannot predict if investors will find our Class A ordinary shares less attractive if we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we previously chose to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The obligations associated with being a public company require significant resources and management attention.

As a public company in the United States, we incur legal, accounting and other expenses that we did not previously incur as a private company. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act, the listing requirements of the New York Stock Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we have taken, and will continue to take, may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our IPO. See "Prospectus Supplement Summary — Implications of Being an Emerging Growth Company." Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on December 31, 2014.

In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are US citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain US regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under US securities laws as a US domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on US domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with US federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with US domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on US stock exchanges that are available to foreign private issuers.

Anti-takeover provisions in our organizational documents and Cayman Islands law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our Class A ordinary shares and prevent attempts by our shareholders to replace or remove our current management.

Our amended and restated memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. In particular, our amended and restated memorandum and articles of association permit our board of directors to issue preference shares from time to time, with such rights and preferences as they consider appropriate. Our board of directors could also authorize the issuance of preference shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction. We are also subject to certain provisions under Cayman Islands law which could delay or prevent a change of control. In particular, any merger, consolidation or amalgamation of the Company would require the active consent of our board of directors. Our board of directors may be appointed or removed by the holders of the majority of the voting power of our ordinary shares (which is controlled by our principal shareholder). Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our Class A ordinary shares.

The price of our Class A ordinary shares might fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our Class A ordinary shares may prevent you from being able to sell your shares of our Class A ordinary shares at or above the price you paid for such shares. The trading price of our Class A ordinary shares may be volatile and subject to wide price fluctuations in response to various factors, including:

  •
  performance of our first team;

  •
  the overall performance of the equity markets;

  •
  industry related regulatory developments;

  •
  issuance of new or changed securities analysts' reports or recommendations;

  •
  additions or departures of key personnel;

  •
  investor perceptions of us and the football industry, changes in accounting standards, policies, guidance, interpretations or principles;

  •
  sale of our Class A ordinary shares by us, our principal shareholder or members of our management;

  •
  general economic conditions;

  •
  changes in interest rates; and

  •
  availability of capital.

These and other factors might cause the market price of our Class A ordinary shares to fluctuate substantially, which might limit or prevent investors from readily selling their shares of our Class A ordinary share and may otherwise negatively affect the liquidity of our Class A ordinary shares. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our Class A ordinary shares could fluctuate based upon factors that have little or nothing to do with our Company, and these fluctuations could materially reduce our share price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and harm our business, operating results and financial condition.

Future sales of our Class A ordinary shares, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A ordinary shares and could impair our ability to raise capital through the sale of additional shares. As of August 5, 2014, we had 39,777,957 Class A ordinary shares outstanding. The Class A ordinary shares offered by the selling shareholder in this offering will be, and the shares previously sold in our IPO are, freely tradable without restriction under the Securities Act, except for any of our Class A ordinary shares that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities

Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We, our executive officers, directors and the selling shareholder have agreed, subject to specified exceptions, with the underwriters not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act; or otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially; or publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC. See "Underwriting."

Following the 90-day lock-up period discussed above, all of our Class A ordinary shares outstanding as of August 5, 2014 may be sold in the public market by existing shareholders, subject to applicable Rule 144 volume limitations and other limitations imposed under federal securities laws.

In the future, we may also issue our securities if we need to raise capital in connection with a capital raise or acquisition. The amount of our Class A ordinary shares issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding Class A ordinary shares.

Our ability to pay dividends is subject to restrictions in our existing revolving credit facility, our existing secured term loan facility, the indenture governing our senior secured notes, results of operations, distributable reserves and solvency requirements; our Class A ordinary shares have no guaranteed dividends and holders of our Class A ordinary shares have no recourse if dividends are not declared.

Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, distributable reserves, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Furthermore, neither our Class A ordinary shares nor our Class B ordinary shares have any guaranteed dividends, and holders of our Class A ordinary shares and holders of our Class B ordinary shares have no recourse if dividends are not declared. Our ability to pay dividends on the Class A ordinary shares is limited by our existing revolving credit facility, our existing secured term loan facility and the indenture governing our senior secured notes, which contain restricted payment covenants. The restricted payment covenants allow dividends in certain circumstances, including to the extent dividends do not exceed 50% of the cumulative consolidated net income of Red Football Limited and its restricted subsidiaries, provided there is no event of default and Red Football Limited is able to meet the principal and interest payments on its debt under a fixed charge coverage test. Our ability to pay dividends may be further restricted by the terms of any of our future debt or preferred securities (see also "Management's Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness"). Additionally, because we are a holding company, our ability to pay dividends on our Class A ordinary shares is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

We do not currently intend to pay dividends on our Class A ordinary shares, and, consequently, your ability to achieve a return on your investment in our Class A ordinary shares will depend on appreciation in the price of our Class A ordinary shares.

We do not currently intend to pay any cash dividends on our Class A ordinary shares for the foreseeable future. The payment of any future dividends will be determined by the board of directors in light of conditions then existing, including our revenue, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

The rules of the Premier League and our amended and restated memorandum and articles of association impose certain limitations on shareholders' ability to invest in more than one football club.

The rules of the Premier League prohibit any person who holds an interest of 10% or more of the total voting rights exercisable in a Premier League football club from holding an interest in voting rights exercisable in any other Premier League football club. As a result, our amended and restated memorandum and articles of association prohibit the acquisition of (i) 10% or more of our Class A ordinary shares if they hold any interest in voting rights exercisable in another Premier League football club and (ii) any Class A ordinary shares if they hold an interest of 10% or more of the total voting rights exercisable in another Premier League football club. In addition, under our amended and restated memorandum and articles of association, if any shareholder is determined by us, at our absolute discretion, to be holding any Class A ordinary shares in violation of this rule or the rules of certain other relevant governing bodies, we have the right to repurchase shares from such person or direct that shareholder to transfer those shares to another person.

The purchase price of our Class A ordinary shares might not reflect its value, and you may experience dilution as a result of future equity issuances.

The purchase price of our Class A ordinary shares might not reflect its value, and you may experience dilution as a result of future equity issuances. In the future, we may offer additional shares of our Class A ordinary shares or other securities convertible into or exchangeable for our Class A ordinary shares in order to raise additional capital. We cannot assure you that we will be able to sell our Class A ordinary shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. You will experience dilution upon any future equity issuances, including future public offerings or future grants under our 2012 Equity Incentive Award Plan. As of August 5, 2014, we had 15,907,743 shares of Class A ordinary shares reserved for future issuance under our 2012 Equity Incentive Award Plan.

Exchange rate fluctuations may adversely affect the foreign currency value of the Class A ordinary shares and any dividends.

Our Class A ordinary shares are quoted in US dollars on the New York Stock Exchange. Our financial statements are prepared in pounds sterling. Fluctuations in the exchange rate between pounds sterling and US dollars will affect, among other matters, the US dollar value of the Class A ordinary shares and of any dividends.

The rights afforded to shareholders are governed by the laws of the Cayman Islands.

Our corporate affairs and the rights afforded to shareholders are governed by our amended and restated memorandum and articles of association and by the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time (the "Companies Law") and common law of the Cayman Islands, and these rights differ in certain respects from the rights of shareholders in typical US corporations. In particular, the laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in some respects from those established under statutes or judicial precedent in existence in the United States. The laws of the Cayman Island provide only limited circumstances under which shareholders of companies may bring derivative actions and (except in limited circumstances) do not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a US corporation other than in limited circumstances in relation to certain mergers. A summary of Cayman Islands law on the protection of minority shareholders is set out in "Description of Share Capital — Differences in Corporate Law" in the accompanying prospectus.

We report as a US domestic corporation for US federal income tax purposes.

As discussed more fully under "Material US Federal Income Tax Consequences," due to the circumstances of our formation and the application of Section 7874 of the US Internal Revenue Code of 1986, as amended (the "Code"), we report as a US domestic corporation for all purposes of the Code. As a result, we are subject to US federal income tax on our worldwide income. In addition, if we pay dividends to a Non-US Holder, as defined in the discussion under the heading "Material US Federal Income Tax Consequences," US federal tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty, will apply. Each investor should consult its own tax adviser regarding the US federal income tax position of the Company and the tax consequences of holding the Class A ordinary shares.

Withholding under the Foreign Account Tax Compliance Act may apply to our dividends and gross proceeds from the sale or other disposition of our Class A ordinary shares.

Under legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax will generally apply to certain types of payments, including US source dividends and gross proceeds from the disposition of equity securities that produce US source dividends, made to "foreign financial institutions" (as defined under those rules) and certain other non-US entities, unless such foreign financial institutions or other entities comply with requirements under FATCA or are otherwise exempt from such requirements. Because we report as a US domestic corporation for all purposes of the Code, including for purposes of FATCA, our dividends as well as gross proceeds from the sale or other disposition of our Class A ordinary shares paid to a foreign financial institution or other non-US entity may be subject to potential withholding under FATCA. Under the applicable Treasury regulations, withholding under FATCA generally applies to payments of dividends on our Class A ordinary shares made on or after July 1, 2014 and will apply to payments of gross proceeds from a sale or other disposition of Class A ordinary shares on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to an investment in our Class A ordinary shares.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A ordinary shares depends in part on the research and reports that securities or industry analysts publish about us, our business or our industry. If one or more of the analysts who covers us downgrades our stock, our share price will likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our Class A ordinary shares could decrease, which could cause our stock price or trading volume to decline.

It may be difficult to enforce a US judgment against us, our directors and officers and certain experts named in this prospectus outside the United States, or to assert US securities law claims outside of the United States.

The majority of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See "Enforceability of Civil Liabilities" in the accompanying prospectus. Additionally, it may be difficult to assert US securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a US securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not US law, is applicable to the claim. Further, if US law is found to be applicable, the content of applicable US law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

In particular, investors should be aware that there is uncertainty as to whether the courts of the Cayman Islands would recognize and enforce judgments of United States courts obtained against us or our directors or management as well as against the selling shareholder predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or entertain original actions brought in the Cayman Islands courts against us or our directors or officers as well as against the selling shareholder predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a US or foreign court.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference estimates and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement and the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different and worse from what we expect.

All statements other than statements of historical fact are forward-looking statements. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible" and similar words are intended to identify estimates and forward-looking statements.

Our estimates and forward-looking statements may be influenced by various factors, including without limitation:

  •
  our dependence on the performance and popularity of our first team;

  •
  maintaining, enhancing and protecting our brand and reputation, particularly in new markets, in order to expand our follower and sponsorship base;

  •
  our reliance on European competitions as a source of future income;

  •
  the negotiation and pricing of key media contracts outside our control;

  •
  actions taken by other Premier League clubs that are contrary to our interests;

  •
  our ability to attract and retain key personnel, including players, in an increasingly competitive market with increasing salaries and transfer fees;

  •
  our ability to execute a digital media strategy that generates the revenue we anticipate;

  •
  our ability to meet growth expectations and properly manage such anticipated growth;

  •
  our ability to maintain, train and build an effective international sales and marketing infrastructure, and manage the risks associated with such an expansion;

  •
  our ability to renew or replace key commercial agreements on similar or better terms, or attract new sponsors;

  •
  our exposure to credit related losses in connection with key media, commercial and transfer contracts;

  •
  our relationship with the various leagues to which we belong and the application of their respective rules and regulations;

  •
  our relationship with merchandising, licensing, sponsor and other commercial partners;

  •
  maintaining our match attendance at Old Trafford;

  •
  our exposure to increased competition, both in football and the various commercial markets in which we do business;

  •
  any natural disasters or other events beyond our control that adversely affect our operations;

  •
  the effect of adverse economic conditions on our operations;

  •
  uncertainty with regard to exchange rates, our tax rate and our cash flow;

  •
  our ability to adequately protect against media piracy and identity theft of our follower account information;

  •
  our exposure to the effects of seasonality in our business;

  •
  the effect of our indebtedness on our financial health and competitive position;

  •
  our ability to compete in our industry and with innovation by our competitors;

  •
  estimates and estimate methodologies used in preparing our consolidated financial statements; and

  •
  the future trading prices of our Class A ordinary shares and the impact of securities analysts' reports on these prices.

Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Therefore, you are cautioned not to place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

EXCHANGE RATE INFORMATION

Our functional and reporting currency is the pound sterling and substantially all of our costs are denominated in pound sterling. However, any Broadcasting revenue from our participation in the Champions League, as well as certain other revenue, is generated in euro. We also occasionally enter into transfer agreements which are payable in euro. In addition, we have transactional currency exposure against the US dollar relating to the US dollar tranche of our senior secured notes as well as Commercial revenue from certain sponsors. For all dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. The rates represent the noon buying rate in New York for cable transfers payable in foreign currencies. No representation is made that the pound sterling amounts referred to in this prospectus could have been or could be converted into US dollars at any particular rate or at all. On August 1, 2014, the exchange rate was $1.68 to £1.00.

The following table sets forth information concerning exchange rates between the pound sterling and the US dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	($ per £1.00)
Fiscal Year 2009	1.65	1.60	1.37	2.00
Fiscal Year 2010	1.49	1.58	1.43	1.70
Fiscal Year 2011	1.61	1.59	1.50	1.67
Fiscal Year 2012	1.57	1.59	1.53	1.66
Fiscal Year 2013	1.52	1.57	1.49	1.63
Nine months ended March 31, 2014	1.67	1.61	1.48	1.68
January 2014	1.65	1.65	1.63	1.66
February 2014	1.68	1.66	1.63	1.68
March 2014	1.67	1.66	1.65	1.67
April 2014	1.69	1.67	1.66	1.69
May 2014	1.68	1.68	1.67	1.70
June 2014	1.70	1.69	1.67	1.71
July 2014	1.69	1.71	1.69	1.72

Source: Federal Reserve Bank of New York and Federal Reserve Statistical Release

(1)
Fiscal year and interim period averages were calculated by using the average of the exchange rates on the last day of each month during the relevant period. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 USE OF PROCEEDS

In this offering, the selling shareholder named in this prospectus supplement is selling 12,000,000 Class A ordinary shares. We will not receive any proceeds from the sale of any Class A ordinary shares by the selling shareholder.

MARKET PRICE OF OUR CLASS A ORDINARY SHARES

Our Class A ordinary shares began trading on the New York Stock Exchange on August 10, 2012 under the symbol "MANU" in connection with our IPO. Prior to that date, there was no public market for our Class A ordinary shares. As of August 5, 2014, there were 2,706 holders of record of our Class A ordinary shares. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in "street names" or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

The table below sets forth for the periods indicated the high and low sales prices per share of our Class A ordinary shares reported on the New York Stock Exchange since our IPO.

	Class A Ordinary Shares Price Range
	High	Low
Fiscal Year 2013
First Quarter (beginning August 10, 2012)	$15.27	$12.00
Second Quarter	$14.15	$12.20
Third Quarter	$18.82	$14.03
Fourth Quarter	$19.04	$15.16
Fiscal Year 2014
First Quarter	$17.85	$16.13
Second Quarter	$17.54	$15.15
Third Quarter	$17.24	$14.47
January 2014	$15.69	$14.76
February 2014	$15.42	$14.47
March 2014	$17.24	$14.91
Fourth Quarter	$18.78	$15.86
April 2014	$18.78	$15.86
May 2014	$17.42	$16.19
June 2014	$17.84	$16.65
Fiscal Year 2015
First Quarter (through August 5, 2014)	$19.63	$17.18
July 2014	$19.63	$17.36
August 2014 (through August 5, 2014)	$18.50	$17.18

The last reported sale price of our common stock on August 5, 2014 was $17.45 per share.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2014.

The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included incorporated by reference herein.

As of March 31, 2014
(in £ thousands)
Cash and cash equivalents	34,344

Borrowings:
Current borrowings:
Alderley facility	398
Accrued interest on Alderley facility and senior secured notes	2,255
Secured term loan facility	9,338

Total current borrowings	11,991

Non-current borrowings:
Alderley facility	5,787
Senior secured notes	156,477
Secured term loan facility	177,415

Total non-current borrowings	339,679

Total borrowings	351,670

Equity:
Share capital(1)	52
Share premium(1)	68,822
Hedging reserve	21,156
Merger reserve	249,030
Retained earnings/(deficit)	160,431
Total equity	499,491

Total capitalization	851,161

(1)
As of March 31, 2014, there were 39,812,443 Class A ordinary shares, par value $0.0005 per share, and 124,000,000 Class B ordinary shares, par value $0.0005 per share, issued and outstanding. Our amended and restated memorandum and articles of association allow us to issue up to an additional 486,187,557 ordinary shares, par value $0.0005 per share. See "Description of Share Capital" in the accompanying prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference herein.

Prior to the Reorganization Transactions, we conducted our business through Red Football Shareholder Limited and its subsidiaries, and therefore our historical financial statements as of and for the years ended June 30, 2012, 2011, 2010 and 2009 present the results of operations and financial position of Red Football Shareholder Limited unless otherwise specifically noted. Following the Reorganization Transactions, we have conducted our business through Manchester United plc and its consolidated subsidiaries, and therefore our historical financial statements as of and for the year ended June 30, 2013 present the results of operations and financial position of Manchester United plc and its consolidated subsidiaries. Manchester United plc's historical financial statements prior to the Reorganization Transactions are the same as Red Football Shareholder Limited's financial statements prior to the Reorganization Transactions, as adjusted for the Reorganization Transactions. The Reorganization Transactions have been reflected retroactively in Manchester United plc's earnings/(loss) per share calculations. See "The Reorganization Transactions and Initial Public Offering."

We prepare our consolidated financial statements in accordance with IFRS as issued by IASB. The selected consolidated financial and other data presented as of and for the years ended June 30, 2013, 2012, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements and the notes thereto incorporated by reference herein. The selected consolidated financial and other data presented as of and for the years ended June 30, 2009 and 2010 have been derived from our audited consolidated financial statements and the notes thereto, which are not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The selected consolidated financial and other data presented for the nine months ended March 31, 2014 and 2013, and as of March 31, 2014, have been derived from our unaudited interim condensed consolidated financial statements and the notes thereto incorporated by reference herein. In the opinion of management, the unaudited interim condensed consolidated financial data presented in this prospectus supplement have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The selected consolidated financial and other data for the nine months ended March 31, 2014 and 2013, and as of March 31, 2014, are not necessarily indicative of the financial and other data to be expected as of and for the year ended June 30, 2014 or any future period.

	Year ended June 30,					Nine months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in £ thousands, except share and per share data)
Income Statement Data:
Revenue	278,476	286,416	331,441	320,320	363,189	278,093	336,943

Analyzed as:
Commercial revenue	65,977	77,322	103,369	117,611	152,441	114,522	144,986
Broadcasting revenue	98,013	103,276	117,249	103,991	101,625	74,988	101,861
Matchday revenue	114,486	105,818	110,823	98,718	109,123	88,583	90,096

Operating expenses — before exceptional items	(232,034)	(232,716)	(267,986)	(274,411)	(304,120)	(223,170)	(269,129)

Analyzed as:
Employee benefit expenses	(123,120)	(131,689)	(152,915)	(161,688)	(180,523)	(129,363)	(157,937)
Other operating expenses	(62,311)	(52,306)	(68,837)	(66,983)	(74,114)	(57,192)	(65,755)
Depreciation	(8,962)	(8,634)	(6,989)	(7,478)	(7,769)	(5,743)	(6,274)
Amortization of players' registrations	(37,641)	(40,087)	(39,245)	(38,262)	(41,714)	(30,872)	(39,163)
Operating expenses — exceptional items	(3,097)	(2,775)	(4,667)	(10,728)	(6,217)	(3,879)	(293)

Total operating expenses	(235,131)	(235,491)	(272,653)	(285,139)	(310,337)	(227,049)	(269,422)
Operating profit before profit on disposal of players' registrations	43,345	50,925	58,788	35,181	52,852	51,044	67,521
Profit on disposal of players' registrations	80,185	13,385	4,466	9,691	9,162	8,025	4,203

Operating profit	123,530	64,310	63,254	44,872	62,014	59,069	71,724

Finance costs	(118,743)	(110,298)	(52,960)	(50,315)	(72,082)	(40,360)	(21,562)
Finance income	1,317	1,715	1,710	779	1,275	441	143

Net finance costs	(117,426)	(108,583)	(51,250)	(49,536)	(70,807)	(39,919)	(21,419)

Profit/(loss) on ordinary activities before tax	6,104	(44,273)	12,004	(4,664)	(8,793)	19,150	50,305
Tax credit/(expense)	(844)	(3,211)	986	27,977	155,212	21,170	(20,644)

Profit/(loss) for the period	5,260	(47,484)	12,990	23,313	146,419	40,320	29,661

Attributable to:
Owners of the parent	5,343	(47,757)	12,649	22,986	146,250	40,151	29,661
Non-controlling interest	(83)	273	341	327	169	169	0
Weighted average number of ordinary shares (thousands)	155,352	155,352	155,352	155,352	162,895	162,586	163,815
Basic and diluted earnings/(loss) per share (pence)	3.44	(30.74)	8.14	14.80	89.78	24.70	18.11
Other Data:
Commercial revenue	65,977	77,322	103,369	117,611	152,441	114,522	144,986
Analyzed as:
Sponsorship revenue	37,228	40,938	54,925	63,121	90,865	69,619	104,903
Retail, merchandising, apparel & products licensing revenue	23,250	26,471	31,268	33,787	38,609	28,063	28,176
New media & mobile revenue	5,499	9,913	17,176	20,703	22,967	16,840	11,907
EBITDA(1)	170,133	113,031	109,488	90,612	111,497	95,684	117,161
Adjusted EBITDA(1)	93,045	102,421	109,689	91,649	108,552	91,538	113,251
Net cash generated from/(used in) investing activities	40,178	(35,119)	(18,569)	(72,249)	(48,847)	(43,947)	(62,053)
Balance Sheet Data:
Cash and cash equivalents	150,530	163,833	150,645	70,603	94,433	36,211	34,344
Total assets	993,644	989,670	1,017,188	947,148	1,118,311	947,365	1,093,229
Total liabilities	987,106	1,030,611	796,765	712,051	670,351	605,515	593,738
Total equity	6,538	(40,941)	220,423	235,097	447,960	341,850	499,491
Equity attributable to owners of the parent	9,482	(38,270)	222,753	237,100	447,960	341,850	499,491

(1)
We define EBITDA as profit/(loss) for the period before net finance costs, tax (expense)/credit, depreciation, and amortization of players' registrations, and we define Adjusted EBITDA as EBITDA adjusted for the items set forth in the table below. EBITDA and Adjusted EBITDA are non-IFRS measures and not uniformly or legally defined financial measures. Such measures are not a substitute for IFRS measures in assessing our overall financial performance. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with IFRS, and are susceptible to varying calculations, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures presented by other companies. Adjusted EBITDA is included in this prospectus supplement because it is a measure of our operating performance and we believe that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization) and items outside the control of our management (primarily income taxes and interest income and expense). Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under IFRS as issued by IASB.

  The following is a reconciliation of EBITDA and Adjusted EBITDA to profit for the periods presented:

	Year ended June 30,					Nine months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in £ thousands)
Profit/(loss) for the period	5,260	(47,484)	12,990	23,313	146,419	40,320	29,661
Adjustments
Net finance costs	117,426	108,583	51,250	49,536	70,807	39,919	21,419
Tax expense/(credit)	844	3,211	(986)	(27,977)	(155,212)	(21,170)	20,644
Depreciation	8,962	8,634	6,989	7,478	7,769	5,743	6,274
Amortization of players' registrations	37,641	40,087	39,245	38,262	41,714	30,872	39,163

EBITDA	170,133	113,031	109,488	90,612	111,497	95,684	117,161
Adjustments
Profit on disposal of players' registrations	(80,185)	(13,385)	(4,466)	(9,691)	(9,162)	(8,025)	(4,203)
Operating expenses — exceptional items	3,097	2,775	4,667	10,728	6,217	3,879	293

Adjusted EBITDA	93,045	102,421	109,689	91,649	108,552	91,538	113,251

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with, our consolidated financial statements as of and for the years ended June 30, 2011, 2012 and 2013 and our unaudited condensed consolidated interim financial information for the nine month periods ended March 31, 2013 and 2014, which have been prepared in accordance with IFRS and incorporated by reference into this prospectus supplement.

Our consolidated interim financial information has been prepared using the same accounting principles and on the same basis as our annual consolidated financial statements. Our interim results are not necessarily indicative of results to be expected for the full year.

This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those expressed or implied herein. For a discussion of some of those risks and uncertainties, see the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

We are one of the most popular and successful sports teams in the world, playing one of the most popular spectator sports on Earth. Through our 136-year heritage we have won 62 trophies, including a record 20 English league titles, enabling us to develop what we believe is one of the world's leading sports brands and a global community of 659 million followers. Our large, passionate community provides Manchester United with a worldwide platform to generate significant revenue from multiple sources, including sponsorship, merchandising, product licensing, new media & mobile, broadcasting and matchday. We attract leading global companies such as adidas, Aon, General Motors (Chevrolet) and Nike that want access and exposure to our community of followers and association with our brand.

How We Generate Revenue

We operate and manage our business as a single reporting segment — the operation of a professional sports team. We review our revenue through three principal sectors — Commercial, Broadcasting and Matchday — and within the Commercial revenue sector, we have three revenue streams which monetize our global brand: sponsorship revenue; retail, merchandising, apparel & product licensing revenue; and new media & mobile revenue.

Revenue Drivers

Commercial

Our fastest growing source of revenue is derived from sponsors and commercial partners. We generate our Commercial revenue with low fixed costs and small incremental costs for each additional sponsor, making our commercial operations a relatively high margin and scalable part of our business and a principal driver of growth for our overall profitability. Our Commercial revenue was £152.4 million for the year ended June 30, 2013.

Sponsorship

We monetize the value of our global brand and community of followers through marketing and sponsorship relationships with leading international and regional companies around the globe. We typically contract with our commercial sponsors in 2-5 year terms and have demonstrated an ability to increase the value of these relationships over time by either renewing our existing contracts at higher prices or by marketing new opportunities for sponsorship agreements. For example, General Motors (Chevrolet) became our exclusive shirt sponsor starting with the 2014/15 season and this sponsorship is currently contracted through the end of the 2020/21 season. Annual fees from our new shirt sponsorship agreement will be $70.0 million in the first season, and will increase by an additional 2.1% in each season thereafter through the term of the agreement. We also received $18.6 million in fees in each of the 2012/13 season and 2013/14 season under the terms of our new shirt sponsorship agreement relating to pre-sponsorship support and exposure. Total fees payable through the end of the 2020/21 season under our new shirt sponsorship agreement are approximately $559 million. This represents a material increase from the Aon and AIG shirt sponsorship deals, which were worth approximately £20.0 million and £14.1 million per season, respectively.

On April 8, 2013, we expanded our sponsorship relationship with Aon. Beginning on July 1, 2013, Aon became the first ever sponsor of our training facilities at Carrington. Further, Aon succeeded DHL as our training kit partner and our players and coaching staff will wear Aon-branded training kits at all domestic matches, as well as during training sessions. Under the agreement, Aon became the presenting partner of all our pre-season tours for the next eight years, including the 2013 tour in Asia Pacific. The term of the agreement runs through the end of the 2020/21 season.

Total sponsorship revenue for the year ended June 30, 2013 was £90.9 million, an increase of £27.8 million, or 44.1%, over the year ended June 30, 2012, driven by new and renewed contracts with incremental pricing increases.

Retail, Merchandising, Apparel & Product Licensing

We market and sell competitive sports apparel, training wear and other clothing featuring the Manchester United brand on a global basis. In addition, we also sell other products, ranging from coffee mugs to bed spreads, featuring the Manchester United brand and trademarks. These products are distributed through Manchester United branded retail centers and our e-commerce platform, as well as through our partners' wholesale distribution channels.

Nike currently manages our retail, merchandising, apparel & product licensing operations pursuant to the terms of a 13-year agreement, expiring in 2015, which guarantees us an aggregate minimum of £303 million in sponsorship and licensing fees. In return for its rights under the agreement, Nike pays us an annual installment in respect of the £303 million minimum consideration. We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million, with an average annual installment of £75 million per year over the term of the agreement, subject to certain adjustments. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

For the years ended June 30, 2013, 2012, and 2011, our agreement with Nike generated revenue of £25.3 million, £25.4 million and £23.3 million, respectively, which reflects the minimum guaranteed revenue under the agreement. For the year ending June 30, 2014, our agreement with Nike generated the minimum guaranteed revenue of £25.3 million. For the year ending June 30, 2015, our agreement with Nike will generate minimum guaranteed revenue of £22.9 million, which includes a reduction of £2.5 million because our first team will not participate in the 2014/15 Champions League or 2014/15 Europa League.

In addition, net profit (over and above the guaranteed revenue noted above) generated by Nike over the duration of the contract from the licensing, merchandising, and retail operations are shared equally between us and Nike. We recognize revenue from our portion of the cumulative profit share in our income statement only when a reliable estimate of the future performance of the contract can be obtained and only to the extent that the recognized amount of the profit share is considered probable on a cumulative basis at the end of the contract following the 2014/15 season. See "— Liquidity and Capital Resources" and "— Critical Accounting Policies and Judgments." Our retail, merchandising, apparel & product licensing revenue from both the minimum guarantee and the profit share was £38.6 million for the year ended June 30, 2013.

New Media & Mobile

Due to the power of our brand and the quality of our content, we have formed mobile telecom partnerships in numerous countries. In addition, we market content directly to our followers through our website,

www.manutd.com, and associated mobile properties. Our new media & mobile revenue was £23.0 million, £20.7 million, and £17.2 million for the years ended June 30, 2013, 2012 and 2011, respectively.

Broadcasting

We benefit from the distribution of live football content directly from the revenue we receive and indirectly through increased global exposure for our commercial partners. Broadcasting revenue is derived from our share of the global television rights relating to the Premier League, Champions League and other competitions. The growing popularity of the Premier League and Champions League in international markets and the associated increases in media rights values have been major drivers of the increase in our overall Broadcasting revenue in recent years. On June 13, 2012, the Premier League announced a three-year broadcasting contract for the live rights to 154 games in the United Kingdom worth £3.018 billion through the 2015/16 season. The contract represents a £1.25 billion increase from the previous three-year contract for the live television rights in the United Kingdom and a continuing growth trend from prior years. We expect that the value of the international broadcast rights for the next three-year cycle will increase approximately 55-60% from the £455 million per year for the previous cycle, which included the 2010/11, 2011/12 and 2012/13 seasons. Based on current forecasts provided by the Premier League, we expect that, in the aggregate, the value to the Premier League of the domestic and international broadcast rights for the current three-year cycle ending with the 2015/16 season will be £5.0 billion compared to the £3.5 billion over the previous three-year cycle. Media rights for the Champions League grew, according to the UEFA and internal data, from €865 million per season for each of the 2010/11, 2011/12 and 2012/13 seasons under the previous three-year contract to approximately €1,059 million per season under the current three-year contract. Our share of the revenue under the Premier League broadcasting rights contract amounted to £61.5 million, £61.3 million and £60.2 million for the 2012/13, 2011/12 and 2010/11 seasons, respectively, and our share of the revenue under the Champions League broadcasting rights contract amounted to £31.3 million, £33.9 million and £46.9 million for the 2012/13, 2011/12 and 2010/11 seasons, respectively. Our participation in the Premier League and Champions League (and consequently, our receipt of the revenue generated by these broadcasting contracts) is predicated on the success of our first team, and if our first team fails to qualify for the Champions League or is relegated from the Premier League in any given season, our Broadcasting revenue for that and subsequent fiscal years will be adversely impacted, partially offset by lower resulting expenses. See "Risk Factors — Risks Related to Our Business — European competitions cannot be relied upon as a source of income." In addition, our global television channel, MUTV, delivers Manchester United programming to over 85 countries and territories around the world. MUTV generated total revenue of £8.6 million, £8.8 million and £8.7 million for each of the years ended June 30, 2013, 2012 and 2011, respectively. Our Broadcasting revenue was £101.6 million for the year ended June 30, 2013.

Matchday

Matchday revenue is a function of the number of games played at Old Trafford, the size and seating composition of Old Trafford, attendance at our matches and the prices of tickets and hospitality sales. A significant driver of Matchday revenue is the number of home games we play at Old Trafford, which is based on 19 Premier League matches and any additional matches resulting from the success of our first team in the FA Cup, League Cup and European competitions. Our participation in the Premier League and European competitions (and consequently, our receipt of the revenue generated by these matches) is predicated on the success of our first team, and if our first team fails to qualify for the European competitions or is relegated from the Premier League in any given season, our Matchday revenue for that and subsequent fiscal years will be adversely impacted, partially offset by lower resulting expenses. See "Risk Factors — Risks Related to Our Business — European competitions cannot be relied upon as a source of income." Average attendance for our home Premier League matches has been approximately 99% for each season since the 1997/98 season, with strong attendance for European competitions, FA Cup and League Cup matches. Our Matchday revenue was £109.1 million for the year ended June 30, 2013, which primarily included £54.2 million from gate receipts and £33.6 million from hospitality.

We have recently increased individual game Matchday revenue by restructuring the composition of our stadium, with a particular emphasis on developing premium seating and hospitality facilities to enhance our overall matchday profitability. As part of this effort, we have invested in new and refurbished multi-seat suites as well as improvements to our premium seats and associated facilities. Enhancements to hospitality facilities have been a key driver of improved overall margins from our matchday ticket sales.

We have also changed the composition of our general admission seats, improving the mix of ticketing options and developing a categorized approach for ticket pricing across each of our different seating options within the stadium. As a result, between the 2005/06 season and the 2013/14 season, the weighted average general admission ticket prices for our Premier League matches played at Old Trafford increased at a compound annual growth rate of 4.4%.

Other Factors That Affect Our Financial Performance

Employee benefit expenses

Player and staff compensation comprise the majority of our operating costs. Of our total operating costs, player costs, which consist of salaries, bonuses, benefits and national insurance contributions are the primary component. Compensation to non-player staff, which includes our manager and coaching staff, also accounts for a significant portion. Competition from top clubs in the Premier League and Europe has resulted in increases in player and manager salaries, forcing clubs to spend an increasing amount on player and staff compensation, and we expect this trend to continue. See "— Liquidity and Capital Resources — Net player capital expenditure." In addition, as our commercial operations grow, we expect our headcount and related expenses to increase as well.

Other operating expenses

Our other operating expenses include certain variable costs such as matchday catering, policing, security stewarding and cleaning at Old Trafford, visitor gateshare for domestic cups, and costs related to the delivery on media and commercial sponsorship contracts. Other operating expenses also include certain fixed costs, such as operating lease costs and property costs, maintenance, human resources, training and developments costs, and professional fees.

Amortization and depreciation

We amortize the capitalized costs associated with the acquisition of players' registrations. These costs are amortized over the period of the employment contract agreed with a player. If a player extends his contract prior to the end of the pre-existing period of employment, the remaining unamortized portion of the acquisition cost is amortized over the period of the new contract. Changes in amortization of the costs of players' registrations from year to year and period to period reflect additional transfer fees paid for the acquisition of players, the impact of contract extensions and the disposal of players' registrations. As such, increased players' registration costs in any period could cause higher amortization in that period and in future periods and have a negative impact on our results of operations. Moreover, to the extent that the player registration costs vary from period to period, this may drive variability in our results of operations.

Depreciation primarily reflects a straight-line depreciation on investments made in property, plant and equipment. Depreciation over the periods under review results primarily from the depreciation of Old Trafford and in recent years from improvements to Old Trafford completed at the beginning of the 2006/07 season and incremental improvements made to Old Trafford over each of the subsequent seasons.

Exceptional items

Exceptional operating costs are those costs that in management's judgment need to be disclosed by virtue of their size, nature or incidence in order to provide a proper understanding of our results of operations and financial condition.

Profit on disposal of players' registrations

We recognize profits or losses on the disposal of players' registrations in our income statement. Acquisitions and disposals of players are discretionary and we make transfer decisions based upon the requirements of our first team and the overall availability of players. These requirements and the availability of players, and resulting profits or losses on disposals, may vary from period to period, contributing to variability in our results of operations between periods.

Finance costs

A key component of our expenses during each of the past three fiscal years has been interest costs. Although we expect to reduce our leverage over time, we expect interest expense to continue to be a significant component of our expenses. Net finance costs were £70.8 million for the year ended June 30, 2013. See "— Indebtedness."

On September 14, 2012, we used all of our net proceeds from our IPO to reduce our indebtedness by exercising our option to redeem and retire $101.7 million (£62.6 million) in aggregate principal amount of our 8 3/8% US dollar senior secured notes due 2017 at a redemption price equal to 108.375% of the principal amount of such notes plus accrued and unpaid interest to the date of such redemption.

On June 24, 2013, we exercised our option to redeem (in full) £177.8 million in aggregate principal amount of our outstanding 8 3/4% pounds sterling senior secured notes due 2017 and (in part) $22.1 million in aggregate principal amount of our outstanding 8 3/8% US dollar senior secured notes due 2017 with borrowings from our secured term loan facility. We redeemed the senior secured notes at a redemption price, in respect of the 8 3/4% pounds sterling senior secured notes, equal to 108.750% of the principal amount of the 8 3/4% pounds sterling senior secured notes to be redeemed (or £1,087.50 per £1,000.00 in principal amount), and, in respect of the 8 3/8% US dollar senior secured notes, equal to 108.375% of the principal amount of the 8 3/8% US dollar senior secured notes to be redeemed (or $1,083.75 per $1,000.00 in principal amount) plus accrued and unpaid interest to June 24, 2013.

Taxes

During each of the three years ended June 30, 2013, 2012 and 2011, our principal operating subsidiaries were tax residents in the UK. During the year ended June 30, 2013, we were subject to a weighted UK statutory tax rate of 23.75%, during the year ended June 30, 2012, we were subject to a weighted statutory tax rate of 25.5% and during the year ended June 30, 2011, we were subject to a weighted statutory tax rate of 27.5%. While we paid UK corporation tax in fiscal year 2011, our cash tax rate was lower than the weighted statutory rate of tax due to a number of factors, including the utilization of brought forward tax losses.

Following the Reorganization Transactions, although we are organized as a Cayman Islands exempted company, we report as a US domestic corporation for US federal income tax purposes. As a result, our worldwide income is also subject to US taxes at the US statutory rate of 35%. We expect to utilize a credit in the United States for the UK taxes paid and therefore we do not expect to be double taxed on our income. Over the next few years, our effective tax rate may be volatile primarily due to the potential mismatch in the recognition of UK current tax liabilities and US deferred tax assets. During the same period we expect our total cash tax rate to be lower than the US statutory rate of 35% due to future US tax deductions related to differences in the book and tax basis of our assets as of the date of the reorganization. Thereafter, we expect our cash tax rate to align more closely with US statutory rate of 35%.

We may also be subject to US state and local income (franchise) taxes based generally upon where we are doing business. These tax rates vary by jurisdiction and tax base. Generally, state and local taxes are deductible for US federal income tax purposes. Furthermore, because most of our subsidiaries are disregarded from their owner for US federal income tax purposes, we are not able to control the timing of much of our US federal income tax exposure. In calculating our liability for US federal income tax, however, certain of our deductible expenses are higher than the amount of those same expenses under UK corporation tax rules, owing to differences in the relevant rules of the two jurisdictions and the related difference in the opening book versus tax basis of our assets and liabilities. Finally, our UK tax liability can be credited against our US federal income tax liabilities, subject to US rules and limitations. Nevertheless, over time we expect to pay higher amounts of tax than had we remained solely liable to tax in the United Kingdom. As a result, over time we do not expect our future taxation, either with respect to nominal tax rates, effective tax rates or total liability, to be comparable to those we experienced in the three fiscal years preceding the Reorganization Transactions.

Seasonality

We experience seasonality in our sales and cash flow, limiting the overall comparability and predictability of interim financial periods. In any given interim period, our total revenue can vary based on the number of games played in that period, which affects the amount of Matchday and Broadcasting revenue recognized. Similarly, certain of our costs derive from hosting games at Old Trafford, and these costs will also vary based on the number of games played in the period. We historically recognize the most revenue in our second and third fiscal quarters due to the scheduling of matches. However, a strong performance by our first team in the Champions League and domestic cups could result in significant additional Broadcasting and Matchday revenue, and consequently we may also recognize the most revenue in our fourth fiscal quarter in those years. Our revenue and cash flow may also vary among interim periods due to the timing of significant payments from major commercial agreements. As such, though we report interim results of operations for our first, second and third fiscal quarters, in managing our business, setting goals and assessing performance we focus primarily on our full-year results of operations rather than our interim results of operations.

Operating Results

The following table shows selected audited consolidated income statement data for the years ended June 30, 2011, 2012 and 2013 and unaudited condensed consolidated income statement data for the nine months ended March 31, 2013 and 2014.

	Year ended June 30,			Nine months ended March 31,
	2011	2012	2013	2013	2014
	(in £ thousands)
Income Statement Data
Revenue	331,441	320,320	363,189	278,093	336,943

Analyzed as:
Commercial revenue	103,369	117,611	152,441	114,522	144,986
Broadcasting revenue	117,249	103,991	101,625	74,988	101,861
Matchday revenue	110,823	98,718	109,123	88,583	90,096

Operating expenses — before exceptional items	(267,986)	(274,411)	(304,120)	(223,170)	(269,129)

Analyzed as:
Employee benefit expenses	(152,915)	(161,688)	(180,523)	(129,363)	(157,937)
Other operating expenses	(68,837)	(66,983)	(74,114)	(57,192)	(65,755)
Depreciation	(6,989)	(7,478)	(7,769)	(5,743)	(6,274)
Amortization of players' registrations	(39,245)	(38,262)	(41,714)	(30,872)	(39,163)
Operating expenses — exceptional items	(4,667)	(10,728)	(6,217)	(3,879)	(293)

Total operating expenses	(272,653)	(285,139)	(310,337)	(227,049)	(269,422)
Operating profit before profit on disposal of players' registrations	58,788	35,181	52,852	51,044	67,521
Profit on disposal of players' registrations	4,466	9,691	9,162	8,025	4,203

Operating profit	63,254	44,872	62,014	59,069	71,724

Finance costs	(52,960)	(50,315)	(72,082)	(40,360)	(21,562)
Finance income	1,710	779	1,275	441	143

Net finance costs	(51,250)	(49,536)	(70,807)	(39,919)	(21,419)

Profit/(loss) on ordinary activities before tax	12,004	(4,664)	(8,793)	19,150	50,305
Tax credit/(expense)	986	27,977	155,212	21,170	(20,644)

Profit for the period	12,990	23,313	146,419	40,320	29,661

Attributable to:
Owners of the parent	12,649	22,986	146,250	40,151	29,661
Non-controlling interest	341	327	169	169	0

Nine Months Ended March 31, 2014 as Compared to the Nine Months Ended March 31, 2013

	Nine months ended March 31,
			% Change 2014 over 2013
	2013	2014
	(in £ millions)
Revenue	278.1	336.9	21.1%
Commercial revenue	114.5	145.0	26.6%
Broadcasting revenue	75.0	101.8	35.7%
Matchday revenue	88.6	90.1	1.7%
Total operating expenses	(227.0)	(269.4)	18.7%
Employee benefit expenses	(129.4)	(157.9)	22.0%
Other operating expenses	(57.2)	(65.8)	15.0%
Depreciation	(5.7)	(6.3)	10.5%
Amortization of players' registrations	(30.8)	(39.2)	26.9%
Exceptional items	(3.9)	(0.3)	(92.3)%
Profit on disposal of players' registrations	8.0	4.2	(47.5)%
Net finance costs	(39.9)	(21.4)	(46.4)%
Tax credit/(expense)	21.2	(20.6)	—

Revenue

Our consolidated revenue for the nine months ended March 31, 2014 was £336.9 million, an increase of £58.8 million, or 21.1%, over the nine months ended March 31, 2013, as a result of increases in each of our three revenue sectors, as described below.

Commercial revenue

Commercial revenue for the nine months ended March 31, 2014 was £145.0 million, an increase of £30.5 million, or 26.6%, over the nine months ended March 31, 2013.

  •
  Sponsorship revenue for the nine months ended March 31, 2014 was £104.9 million, an increase of £35.3 million, or 50.7%, over the nine months ended March 31, 2013, primarily due to a significant increase from the pre-season tour and higher renewals and activation of new global and regional sponsorships;

  •
  Retail, merchandising, apparel & product licensing revenue for the nine months ended March 31, 2014 was £28.2 million, an increase of £0.1 million, or 0.4%, over the nine months ended March 31, 2013, primarily due to additional profit share pursuant to the agreement with Nike; and

  •
  New media & mobile revenue for the nine months ended March 31, 2014 was £11.9 million, a decrease of £4.9 million, or 29.3%, over the nine months ended March 31, 2013 due to the expiration of a few of our mobile partnerships.

Broadcasting revenue

Broadcasting revenue for the nine months ended March 31, 2014 was £101.8 million, an increase of £26.8 million, or 35.7%, over the nine months ended March 31, 2013, due to increased revenue from the Premier League domestic and international rights agreements, one additional home Premier League game, five additional live broadcast Premier League games, and increases in share of UEFA Champions League fixed pool distributions as we finished 1st in the Premier League in the 2012/13 season compared to 2nd in the 2011/12 season.

Matchday revenue

Matchday revenue for the nine months ended March 31, 2014 was £90.1 million, an increase of £1.5 million, or 1.7%, over the nine months ended March 31, 2013, primarily due to playing one additional home Premier League game, partly offset by playing one fewer domestic cup home game. The nine months ended March 31, 2013 also included one-off fees earned from the staging of Olympic Games football matches at Old Trafford.

Total operating expenses

Total operating expenses (defined as employee benefit expenses, other operating expenses, depreciation, amortization of players' registrations and exceptional items) for the nine months ended March 31, 2014 were £269.4 million, an increase of £42.4 million, or 18.7%, over the nine months ended March 31, 2013.

Employee benefit expenses

Employee benefit expenses for the nine months ended March 31, 2014 were £157.9 million, an increase of £28.5 million, or 22.0%, over the nine months ended March 31, 2013. This increase was primarily due to the impact of player signings, contractual player wage increases and bonuses associated with the growth of our commercial business. The prior year period also benefitted from a one-off receipt of £1.3 million in respect of players on International duty at Euro 2012.

Other operating expenses

Other operating expenses for the nine months ended March 31, 2014 were £65.8 million, an increase of £8.6 million, or 15.0%, over the nine months ended March 31, 2013. This increase was primarily due to increased pre-season tour travel costs and foreign exchange losses.

Depreciation

Depreciation for the nine months ended March 31, 2014 was £6.3 million, an increase of £0.6 million, or 10.5%, over the nine months ended March 31, 2013, primarily due to capital expenditures at the Aon Training Complex.

Amortization of players' registrations

Amortization of players' registrations for the nine months ended March 31, 2014 was £39.2 million, an increase of £8.3 million, or 26.9%, over the nine months ended March 31, 2013 as a result of player acquisitions, which were partially offset by reductions due to departed players during the period. The unamortized balance of players' registrations at March 31, 2014 was £161.8 million.

Exceptional items

Exceptional items for the nine months ended March 31, 2014 were £0.3 million and related to investment property impairment charges based on an external valuation. Exceptional items for the nine months ended March 31, 2013 were £3.9 million and related to professional advisor fees in connection with our initial public offering.

Profit on disposal of players' registrations

Profit on disposal of players' registrations for the nine months ended March 31, 2014 was £4.2 million, a decrease of £3.8 million, or 47.5%, over the nine months ended March 31, 2013. The profit on disposal of players' registrations for the nine months ended March 31, 2014 related to the disposals of Larnell Cole (Fulham), Ryan Tunnicliffe (Fulham), Mats Daehli (Molde) and Scott Wooton (Leeds). The profit on disposal of players' registrations for the nine months ended March 31, 2013 related to the disposals of Robbie Brady (Hull), Park Ji-Sung (QPR), Dimitar Berbatov (Fulham) and Paul Pogba (Juventus).

Net finance costs

Net finance costs for the nine months ended March 31, 2014 were £21.4 million, a decrease of £18.5 million, or 46.4%, over the nine months ended March 31, 2013. The decrease was primarily due to a £9.9 million reduction in interest payable on secured borrowings and a £8.0 million reduction in premium paid and accelerated amortization related to senior secured note repurchases in the prior year period.

On July 1, 2013, we started hedging the foreign exchange risk on a portion of our future US dollar revenues using our US dollar borrowings as the hedging instrument. As a result, foreign exchange gains or losses arising on re-translation of our US dollar borrowings are now initially deferred in a hedging reserve in the balance sheet rather than recognized in the income statement immediately. These gains or losses will be subsequently reclassified into the income statement in the same accounting period and within the same income statement line (i.e. commercial revenue) as the underlying future US dollar revenues. This will reduce the foreign exchange volatility in our income statement.

We have entered into a floating to fixed interest rate swap on our $315.7 million secured term loan creating a maximum and minimum interest rate of approximately 4.1% and 2.8% respectively (subject to leverage grid) from November 25, 2013 for the remaining life of the facility.

Tax

The tax expense for the nine months ended March 31, 2014 was £20.6 million, compared to a credit of £21.1 million for the nine months ended March 31, 2013.

The tax credit for the nine months ended March 31, 2013 primarily related to the recognition of a deferred tax asset in respect of certain US tax bases assumed by Manchester United plc following the transfer of Red Football Shareholder Limited and its subsidiaries from the controlling shareholders to Manchester United plc.

Year Ended June 30, 2013 as Compared to the Year Ended June 30, 2012

	Year ended June 30,
			% Change 2013 over 2012
	2012	2013
	(in £ millions)
Revenue	320.3	363.2	13.4%
Commercial revenue	117.6	152.4	29.7%
Broadcasting revenue	104.0	101.6	(2.3)%
Matchday revenue	98.7	109.1	10.5%
Total operating expenses	(285.1)	(310.3)	8.8%
Employee benefit expenses	(161.7)	(180.5)	11.6%
Other operating expenses	(67.0)	(74.1)	10.6%
Depreciation	(7.5)	(7.8)	4.0%
Amortization of players' registrations	(38.3)	(41.7)	8.9%
Exceptional items	(10.7)	(6.2)	(42.1)%
Profit on disposal of players' registrations	9.7	9.2	(5.5)%
Net finance costs	(49.5)	(70.8)	43.0%
Tax credit	28.0	155.2	454.3%

Revenue

Our consolidated revenue for the year ended June 30, 2013 was £363.2 million, an increase of £42.9 million, or 13.4%, compared to the year ended June 30, 2012, as a result of an increase in revenue in our Commercial and Matchday sectors, which was partially offset by a decrease in revenue in our Broadcasting sector, as described below.

Commercial revenue

Commercial revenue for the year ended June 30, 2013 was £152.4 million, an increase of £34.9 million, or 29.7%, over the year ended June 30, 2012.

  •
  Sponsorship revenue for the year ended June 30, 2013 was £90.9 million, an increase of £27.8 million, or 44.1%, over the year ended June 30, 2012, primarily as a result of the shirt pre-sponsorship support from General Motors of £11.9 million and an increase from the addition of several new global and regional sponsorships.

  •
  Retail, merchandising, apparel & product licensing revenue for the year ended June 30, 2013 was £38.6 million, an increase of £4.8 million, or 14.2%, over the year ended June 30, 2012, primarily as a result of additional profit share received pursuant to the agreement with Nike.

  •
  New media & mobile revenue for the year ended June 30, 2013 was £23.0 million, an increase of £2.3 million, or 11.1%, over the year ended June 30, 2012, primarily as a result of the commencement of new mobile partnerships and increased revenues from existing partnerships.

Broadcasting revenue

Broadcasting revenue for the year ended June 30, 2013 was £101.6 million, a decrease of £2.4 million, or 2.3%, over the year ended June 30, 2012. Broadcasting revenue was primarily impacted by our UEFA Champions League distributions for fiscal year 2013 being based on a 25% share for finishing as runner-up in the Premier League in the preceding season, compared to a 40% share in the fiscal year 2012 for finishing as champions in the Premier League in the preceding season.

Matchday revenue

Matchday revenue for the year ended June 30, 2013 was £109.1 million, an increase of £10.4 million, or 10.5%, over the year ended June 30, 2012. The increase in Matchday revenue was due primarily to the Olympics in summer 2012 and five domestic cup home fixtures in the fiscal year 2013 compared to one in the fiscal year 2012.

Total operating expenses

Total operating expenses (defined as employee benefit expenses, other operating expenses, depreciation, amortization of players' registrations and exceptional items) were £310.3 million in the year ended June 30, 2013, an increase of £25.2 million, or 8.8%, over the year ended June 30, 2012.

Employee benefit expenses

Employee benefit expenses for the year ended June 30, 2013 were £180.5 million, an increase of £18.8 million, or 11.6%, over the year ended June 30, 2012. This increase was primarily due to new player signings, existing player wage increases and growth in commercial headcount.

Other operating expenses

Other operating expenses for the year ended June 30, 2013 were £74.1 million, an increase of £7.1 million, or 10.6%, over the year ended June 30, 2012. This increase was primarily due to an increase in domestic cup gateshare costs, catering direct costs, and police and security costs — associated with the domestic cup home games played in the year, as well as costs of hosting the matches at the summer 2012 Olympic Games.

Depreciation

Depreciation for the year ended June 30, 2013 amounted to £7.8 million, an increase of £0.3 million, or 4.0%, over the year ended June 30, 2012, primarily due to capital expenditures at the Aon Training Complex.

Amortization of players' registrations

Amortization of players' registrations for the year ended June 30, 2013 was £41.7 million, an increase of £3.4 million, or 8.9%, over the year ended June 30, 2012. Increases in amortization due to player acquisitions during the year (mainly Robin van Persie, Shinji Kagawa, Wilfried Zaha and Nick Powell) were partially offset by reductions due to departed players (mainly Dimitar Berbatov). The unamortized balance of existing players' registrations as of June 30, 2013 was £119.9 million, of which £44.1 million is expected to be amortized in the year ended June 30, 2014. The remaining balance is expected to be amortized over the four years to June 30, 2018. This does not take into account player additions after June 30, 2013, which would have the effect of increasing the amortization expense in future periods, nor does it consider disposals subsequent to June 30, 2013, which would have the effect of decreasing future amortization charges. Furthermore, any contract renegotiations would also impact future charges.

Exceptional items

Exceptional items of £6.2 million were recognized for the year ended June 30, 2013, of which £3.8 million related to professional advisory fees in connection with our IPO and previously proposed public offering of shares and £2.4 million related to compensation paid to coaching staff on loss of office as a result of staff changes following the retirement of the team manager and the subsequent appointment of a new team manager. Exceptional items of £10.7 million were recognized for the year ended June 30, 2012, of which £8.9 million related to professional advisory fees in connection with our IPO and previously proposed public offering of shares and £1.8 million related to an increase in the provision relating to the Football League pension scheme deficit following an actuarial valuation.

Profit on disposal of players' registrations

Profit on disposal of players' registrations for the year ended June 30, 2013 was £9.2 million, a decrease of £0.5 million, or 5.5%, over the year ended June 30, 2012. The profit on disposal of players' registrations for the year ended June 30, 2013 related to the disposals of Robbie Brady (Hull), Park Ji-Sung (QPR), Dimitar Berbatov (Fulham) and Paul Pogba (Juventus). The profit on disposal of players' registrations for the year ended June 30, 2012 related to the disposals of Gabriel Obertan (Newcastle), Wes Brown and John O'Shea (Sunderland), Darron Gibson (Everton), Mame Diouf (Hannover), Ravel Morrison (West Ham), and Danny Drinkwater, Matty James and Ritchie De Laet (Leicester).

Net finance costs

Net finance costs for the year ended June 30, 2013 were £70.8 million, an increase of £21.3 million, or 43.0%, over the year ended June 30, 2012. The primary reasons for this increase were the premium paid on the redemption of senior secured notes of £22.0 million (£16.7 million of this increase related to our June 24, 2013 redemption of £177.8 million in aggregate principal amount of our outstanding 8 3/4% pounds sterling senior secured notes due 2017 and $22.1 million in aggregate principal amount of our outstanding 8 3/8% US dollar senior secured notes due 2017), compared to £2.2 million in the prior year, and the amortization of issue discount and debt finance costs of £11.8 million, compared to £2.3 million in the prior year. This increase was offset by reduced interest payable on senior secured notes of £4.3 million, a £1.7 million favorable foreign exchange swing on the translation of our US dollar denominated senior secured notes, a £1.0 million gain on the translation of our new US dollar denominated secured term loan and a £0.5 million increase in interest receivable.

Tax credit

For the year ended June 30, 2013, we recorded a non-cash tax credit of £155.2 million, largely comprising the recognition of US deferred tax assets.

As a result of the Reorganization Transactions related to the IPO, we inherited the £96.1 million carried forward US tax bases of Red Football Limited Partnership, which we expect to benefit from by way of future US tax deductions.

Furthermore, the Reorganization Transactions related to the IPO resulted in additional US tax bases or "step-up" that we currently expect to result in the availability of further US tax deductions. The resulting increase in tax bases is currently estimated to be approximately $350 million (£225 million) gross, although not all of this is expected to result in increased US tax deductions. The deductible element of the "step-up" was not finalized at the time of preparation of the financial statements for the year ended June 30, 2013 and consequently the £31.9 million recognized as a deferred tax asset with respect to the step-up reflected management's best estimate.

A charge in respect of previous years amounting to £1.1 million will be reflected in the financial statements for the year ended June 30, 2014, representing a refinement in tax estimates in relation to the above mentioned US tax bases.

In addition, we expect to utilize any future UK taxes paid as foreign tax credits in the US, allowing us to "mirror" our existing UK net deferred tax liability as a deferred tax asset in the US. As our existing UK net deferred tax liability unwinds, we expect there to be UK taxable income that will result in a foreign tax credit in the US. The benefit of the expected foreign tax credit in the US has resulted in a deferred tax asset of £25.3 million.

The £153.3 million US deferred tax asset recognized in connection with the Reorganization Transactions related to the IPO, a portion of which has been utilized during the year ended June 30, 2013, reflects management's current expectation that there will be sufficient future taxable profits to utilize future US tax deductions.

In the prior year, we recorded a tax credit of £28.0 million primarily due to the recognition of previously unrecognized UK tax losses as a UK deferred tax asset and the continuing release of the UK deferred tax liabilities.

Year Ended June 30, 2012 as Compared to the Year Ended June 30, 2011

	Year ended June 30,
			% Change 2012 over 2011
	2011	2012
	(in £ millions)
Revenue	331.4	320.3	(3.3)%
Commercial revenue	103.4	117.6	13.7%
Broadcasting revenue	117.2	104.0	(11.3)%
Matchday revenue	110.8	98.7	(10.9)%
Total operating expenses	(272.7)	(285.1)	4.6%
Employee benefit expenses	(152.9)	(161.7)	5.7%
Other operating expenses	(68.8)	(67.0)	(2.6)%
Depreciation	(7.0)	(7.5)	7.1%
Amortization of players' registrations	(39.2)	(38.3)	(2.3)%
Exceptional items	(4.7)	(10.7)	127.7%
Profit on disposal of players' registrations	4.5	9.7	115.6%
Net finance costs	(51.3)	(49.5)	(3.5)%
Tax credit	1.0	28.0	2,700.0%

Revenue

Our consolidated revenue for the year ended June 30, 2012 was £320.3 million, a decrease of £11.1 million, or 3.3%, as compared to the year ended June 30, 2011, as a result of a decrease in revenue in our Broadcasting and Matchday sectors, which was partially offset by an increase in revenue in our Commercial sector, as described below.

Commercial revenue

Commercial revenue for the year ended June 30, 2012 was £117.6 million, an increase of £14.2 million, or 13.7%, over the year ended June 30, 2011. The increase in Commercial revenue reflects an increase of £8.2 million from the activation of several new global and regional sponsorships. We also experienced an increase of £1.5 million from our shirt sponsorship, as well as an increase of £0.9 million in revenue generated from tours. In addition, additional profit share pursuant to the arrangement with Nike recognized in the years ended June 30, 2012 and 2011 amounted to £8.4 million and £5.7 million, respectively.

  •
  Sponsorship revenue for the year ended June 30, 2012, was £63.1 million, an increase of £8.2 million, or 14.9%, over the year ended June 30, 2011, primarily as a result of the shirt sponsorship with Aon and the addition of the new sponsorships, as discussed above.

  •
  Retail, merchandising, apparel & product licensing revenue for the year ended June 30, 2012 was £33.8 million, an increase of £2.5 million, or 8.0%, over the year ended June 30, 2011, primarily as a result of additional profit share received pursuant to the agreement with Nike, as discussed above.

  •
  New media & mobile revenue for the year ended June 30, 2012 was £20.7 million, an increase of £3.5 million, or 20.3%, over the year ended June 30, 2011, primarily as a result of the commencement of new mobile partnerships and increased payments from existing partnerships.

Broadcasting revenue

Broadcasting revenue for the year ended June 30, 2012 was £104.0 million, a decrease of £13.2 million, or 11.3%, over the year ended June 30, 2011. Broadcasting revenue was primarily impacted by our early exit from the Champions League, compared with our progression through to the final in the year ended June 30, 2011. In addition, FA Cup revenues in the year ended June 30, 2012 were impacted by our 4th round exit, compared with reaching the semi-final in the year ended June 30, 2011.

Matchday revenue

Matchday revenue for the year ended June 30, 2012 was £98.7 million, a decrease of £12.1 million, or 10.9%, over the year ended June 30, 2011. The decrease in Matchday revenue was the result of having played four less home games in the year ended June 30, 2012 as compared to the year ended June 30, 2011 when we also generated revenue as a result of reaching the Champions League final and FA Cup semi-final, both games staged at Wembley Stadium.

Total operating expenses

Total operating expenses (defined as employee benefit expenses, other operating expenses, depreciation, amortization of players' registrations and exceptional items) were £285.1 million in the year ended June 30, 2012, an increase of £12.5 million, or 4.6%, over the year ended June 30, 2011.

Employee benefit expenses

Employee benefit expenses for the year ended June 30, 2012 were £161.7 million, an increase of £8.8 million, or 5.7%, over the year ended June 30, 2011. This increase was primarily due to an increase in football player and staff compensation, offset by lower success related bonuses compared to the year ended June 30, 2011 when we won the Premier League Championship and reached the Champions League final. The increasingly competitive global market for football players continues to be a primary driver of staff costs. Throughout the two years ended June 30, 2012, our employee benefit expenses increased as a result of increases to player compensation reflecting our ongoing strategy of investing in our first team. There have also been increases to our overall number of non-football employees, driven in large part by the expansion of our commercial operations.

Other operating expenses

Other operating expenses for the year ended June 30, 2012 were £67.0 million, a decrease of £1.8 million or 2.6% over the year ended June 30, 2011. This decrease was primarily due to reduced travel costs compared to the year ended June 30, 2011 when the first team reached the Champions League final and reduced gateshare payments to our opponents due to fewer domestic cup matches played at Old Trafford in the year ended June 30, 2012. This decrease was partially offset by a general underlying growth in operating expenditure largely associated with the continued growth of our commercial operations.

Depreciation

Depreciation for the year ended June 30, 2012 amounted to £7.5 million, an increase of £0.5 million, or 7.1%, over depreciation of £7.0 million for the year ended June 30, 2011.

Amortization of players' registrations

Amortization of players' registrations for the year ended June 30, 2012 was £38.3 million, which was largely in line with £39.2 million for the year ended June 30, 2011. Increases in amortization due to player acquisitions during the year (mainly Phil Jones, David de Gea and Ashley Young) were offset by reductions due to contract extensions (mainly Anderson, Chris Smalling and Antonio Valencia) and departed players (mainly Owen Hargreaves). The unamortized balance of existing players' registrations as of June 30, 2012 was £112.4 million, of which £30.4 million is expected to be amortized in the year ended June 30, 2013. The remaining balance is expected to be amortized over the three years to June 30, 2016. This does not take into account player additions after June 30, 2012, which would have the effect of increasing the amortization expense in future periods; nor does it consider disposals subsequent to June 30, 2012, which would have the effect of decreasing future amortization charges. Furthermore, any contract renegotiations would also impact future charges.

Exceptional items

Exceptional items of £10.7 million were recognized for the year ended June 30, 2012, of which £8.9 million related to professional advisory fees in connection with our IPO and previously proposed public offering of shares and £1.8 million related to an increase in the provision relating to the Football League pension scheme deficit following an actuarial valuation. Exceptional items of £4.7 million were recognized for the year ended June 30, 2011, of which £2.7 million related to professional advisory fees in connection with a proposed public offering of shares and £2.0 million related to an impairment of investment property.

Profit on disposal of players' registrations

Profit on disposal of players' registrations for the year ended June 30, 2012 was £9.7 million, an increase of £5.2 million, or 115.6%, over the year ended June 30, 2011. The profit on disposal of players' registrations for the year ended June 30, 2012 related to the disposals of Gabriel Obertan (Newcastle), Wes Brown and John O'Shea (Sunderland), Danny Drinkwater (Leicester), Darron Gibson (Everton), Mame Diouf (Hannover), Ravel Morrison (West Ham), and Matty James and Ritchie De Laet (Leicester). The profit on disposal of players' registrations for the year ended June 30, 2011 related mainly to the transfers of Craig Cathcart, Rodrigo Possebon, Magnus Wolff Eikram, James Chester and Cameron Stewart with additional trigger payments being received for players previously transferred.

Net finance costs

Net finance costs for the year ended June 30, 2012 were £49.5 million, a decrease of £1.8 million, or 3.5%, as compared to £51.3 million for year ended June 30, 2011. The main reasons for this decrease were a £6.4 million decrease in interest payable on bank loans and senior secured notes primarily due to repurchases of senior secured notes and a £16.9 million decrease in interest payable and accelerated amortization of debt issue on the secured payment in kind loan following repayment of this loan mid-way through the year ended June 30, 2011. These decreases were partly offset by an unrealized loss of £5.2 million on the translation of our US dollar denominated senior secured notes in the year ended June 30, 2012 compared to an unrealized gain of £16.4 million in the year ended June 30, 2011 (an adverse movement of £21.6 million). Foreign exchange gains or losses are not a cash charge and could reverse depending on dollar/sterling exchange rate movement. Any gain or loss on a cumulative basis will not be realized until 2017 (or earlier if our senior secured notes are refinanced or redeemed prior to their stated maturity).

Tax credit

The tax credit for the year ended June 30, 2012 was £28.0 million as compared with a tax credit of £1.0 million for the year ended June 30, 2011. The increase primarily resulted from the recognition of a previously unrecognized UK deferred tax asset. This asset relates to previously unrecognized UK tax losses.

Liquidity and Capital Resources

Our primary cash requirements stem from the payment of transfer fees for the acquisition of players' registrations, capital expenditure for the improvement of facilities at Old Trafford and the Aon Training Complex, payment of interest on our borrowings, employee benefit expenses and other operating expenses. Historically, we have met these cash requirements through a combination of operating cash flow and proceeds from the transfer fees from the sale of players' registrations. Our existing borrowings primarily consist of our secured term loan and our senior secured notes, although we have in the past, and may from time to time in the future, repurchase our senior secured notes in open market transactions. Repurchased senior secured notes have been retired. Additionally, although we have not needed to draw any borrowings under our revolving credit facility since 2009, we have no intention of retiring our revolving credit facility and may draw on it in the future in order to satisfy our working capital requirements. We manage our cash flow interest rate risk where appropriate using interest rate swaps at contract lengths consistent with the repayment schedule of our long term borrowings. Such interest rate swaps have the economic effect of converting borrowings from floating to fixed rates. We have US dollar borrowings that we use to hedge a portion of our US dollar sponsorship revenue exposure. See "— Indebtedness." We continue to evaluate our financing options and may, from time to time, take advantage of opportunities to repurchase or refinance all or a portion of our existing indebtedness to the extent such opportunities arise.

Our business generates a significant amount of cash from gate revenues and commercial contractual arrangements at or near the beginning of our fiscal year, with a steady flow of other cash received throughout the fiscal year. In addition, we generate a significant amount of our cash through advance receipts, including season tickets (which include general admission season tickets and seasonal hospitality tickets), most of which are received prior to the end of June for the following season. Our Broadcasting revenue from the Premier League and UEFA are paid periodically throughout the season, with primary payments made in late summer, December, January and the end of the football season. Our sponsorship and other commercial revenue tends to be paid either quarterly or annually in advance. However, while we typically have a high cash balance at the beginning of each fiscal year, this is largely attributable to deferred revenue, the majority of which falls under current liabilities in the consolidated balance sheet, and this deferred revenue is unwound through the income statement over the course of the fiscal year. Over the course of a year, we use our cash on hand to pay employee benefit expenses, other operating expenses, interest payments and other liabilities as they become due. This typically results in negative working capital movement at certain times during the year. In the event it ever became necessary to access additional operating cash, we also have access to cash through our revolving credit facility. As of March 31, 2014, we had no borrowings under our revolving credit facility.

Pursuant to our contract with Nike, we are entitled to share in the cumulative net profits (incremental to the guaranteed sponsorship and licensing fees) generated by Nike from the licensing, merchandising and retail operations. The annual installment Nike pays us in respect of the £303 million in minimum guaranteed sponsorship and licensing fees can be affected each year by the level of cumulative profits generated. Nike is required to pay us the cumulative profit share in cash as the first installment of the minimum guarantee in each fiscal year, with the balance (up to the portion of the minimum guarantee for that year) paid to us in equal quarterly installments. In the event the cumulative profit share paid to us in the first installment exceeds the portion of the minimum guarantee for that year, no additional payments are made for the remainder of the year. The excess of the amount received in cash from Nike above the minimum guarantee, if any, for any particular year is deemed to be the amount of cumulative profit retained in a particular year. At the end of the contract, we will receive a cash payment equal to the cumulative profit not previously retained, as described above. We are currently accruing cumulative profit share revenue on our balance sheet that will be paid to us by Nike at the end of the contract, in 2015.

We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million, with an average annual installment of £75 million per year over the term of the agreement, subject to certain adjustments. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

We also maintain a mixture of long-term debt and capacity under our revolving credit facility in order to ensure that we have sufficient funds available for short-term working capital requirements and for investment in the playing squad and other capital projects.

Our cost base is more evenly spread throughout the fiscal year than our cash inflows. Employee benefit expenses and fixed costs constitute the majority of our cash outflows and are generally paid throughout the 12 months of the fiscal year. Our working capital levels tend to be at their lowest in November, in advance of Premier League and UEFA broadcasting receipts in December.

In addition, transfer windows for acquiring and disposing of players' registrations occur in January and the summer. During these periods, we may require additional cash to meet our acquisition needs for new players and we may generate additional cash through the sale of existing players' registrations. Depending on the terms of the agreement, transfer fees may be paid or received by us in multiple installments, resulting in deferred cash paid or received. Although we have not historically drawn on our revolving credit facility during the summer transfer window, if we seek to acquire players with values substantially in excess of the values of players we seek to sell, we may be required to draw on our revolving credit facility to meet our cash needs.

Acquisition and disposal of players' registrations also affects our current trade receivables and payables, which affects our overall working capital. Our current trade receivables include accrued income from sponsors as well as transfer fees receivable from other football clubs, whereas our trade payables include transfer fees and other associated costs in relation to the acquisition of players' registrations.

Capital expenditures at Old Trafford

Our stadium, Old Trafford, remains one of our key assets and a significant part of the overall experience we provide to our followers. Old Trafford has been our home stadium since 1910 and has undergone significant changes over the years. To maintain the quality of service, enhance the fan experience and increase Matchday revenue, we continually invest in the refurbishment and regeneration of Old Trafford. Following a substantial development prior to the 2006/07 season, we expanded seating capacity at Old Trafford from approximately 68,000 to 75,635. In addition, we have continued to invest in improving hospitality suites and catering facilities through refurbishment programs. For example, in the 2009/10 and 2010/11 seasons, we upgraded the East Stand, North Stand and West Stand multi-seat facilities. We record these investments as capital expenditures. Capital expenditure at Old Trafford was £4.0 million, £15.3 million and £7.3 million for the years ended June 30, 2013, 2012 and 2011, respectively. We typically invest approximately £3 million per year in refurbishment capital expenditure with further investments in expansion capital expenditure as required.

In addition, we spent £7.6 million in fiscal year 2013 and approximately £2.0 million in the fiscal year 2014 in connection with updating and expanding the Aon Training Complex, our training facility.

New media capital expenditure

We intend to continue investing in our new media assets, including our website and digital media capabilities. Over the next three years, we intend to invest approximately £5.0 million to £8.0 million in our new media assets; however, as our new media business continues to grow, the timing of these capital expenditure investments may change.

Net player capital expenditure

From the year ended June 30, 1999 to the year ended June 30, 2013, average net player capital expenditure represented a cash outflow of £17.8 million per fiscal year (excluding the sale of a player in the year ended June 30, 2009 that generated a significant cash inflow, average net player capital expenditure over the same period would have been a cash outflow of £23.1 million per fiscal year). However, net player capital expenditure has varied significantly from period to period, as shown in the table below, and while we expect that trend to continue, competition for talented players may force clubs to spend increasing amounts on player registration fees. We may explore new player acquisitions in connection with the current transfer period or future transfer periods that may materially increase the amount of our net player capital expenditure. Actual cash used or generated from net player capital expenditure is recorded on our statement of cash flow under net cash used or generated in investing activities.

Last 15 Years Net Player Capital Expenditure(1)

(1)
The net player capital expenditure data presented is the sum of all cash used for purchases of players' registrations and all cash generated from sales of players' registrations as disclosed in our consolidated annual financial statements. For the year ended June 30, 2013, the data above was derived from the annual financial statements of Manchester United plc. For the years ended June 30, 2007 to June 30, 2012, the above data was derived from the annual financial statements of Red Football Shareholder Limited. For the years prior to 2007, the annual financial statements used to derive the data above were those of the previous parent company, Manchester United plc. The information represents fiscal years which comprised 12 month periods except for the year ended June 30, 2005. Manchester United plc's fiscal year ended on July 31 until the 2005 fiscal year, which resulted in an 11-month fiscal year in 2005. Thus, the net player capital expenditure for the 2005 fiscal year is for the 11-month period ended June 30, 2005. Manchester United plc changed its name to Manchester United Limited in the fiscal year 2006. The annual financial statements for periods prior to our transition to IFRS on July 1, 2008 were prepared in accordance with Generally Accepted Accounting Practice in the United Kingdom.

(2)
Represents the preliminary estimate for fiscal year ended June 30, 2014. See "Prospectus Supplement Summary — Recent Developments — Preliminary Estimates for our Fiscal Year Ended June 30, 2014." Net player capital expenditure for the nine months ended March 31, 2014 was £53.5 million.

Working Capital

Our directors confirmed that, as of the date of this prospectus supplement, after taking into account our current cash and cash equivalents and our anticipated cash flow from operating and financing activities, we believe that we have sufficient working capital for our present requirements.

Cash Flow

The following table summarizes our cash flows for the years ended June 30, 2011, 2012 and 2013 and the nine month periods ended March 31, 2013 and 2014:

	Year ended June 30,			Nine months ended March 31,
	2011	2012	2013	2013	2014
	(in £ millions)
Cash flow from operating activities
Cash generated from operations	125.1	80.3	129.9	56.9	30.7
Interest paid	(167.5)	(47.1)	(73.6)	(46.9)	(22.8)
Debt finance costs relating to borrowings	(0.1)	—	(3.1)	—	(0.1)
Interest received	1.8	1.0	0.9	0.4	0.1
Income tax (paid)/refund	(0.1)	(3.3)	3.1	0.6	(1.1)

Net cash (used in)/generated from operating activities	(40.8)	30.9	57.2	11.0	6.8

Cash flow from investing activities
Purchases of property, plant and equipment (net of proceeds)	(7.1)	(15.3)	(12.5)	(10.6)	(8.5)
Purchases of investment property	—	(7.3)	—	—	—
Purchases of players' registrations	(25.4)	(59.0)	(46.0)	(41.3)	(62.1)
Proceeds from sale of players' registrations	14.0	9.4	9.7	8.0	8.6

Net cash used in investing activities	(18.5)	(72.2)	(48.8)	(43.9)	(62.0)

Cash flow from financing activities
Proceeds from issue of shares	249.1	—	70.3	70.3	—
Expenses directly attributable to issue of shares	—	—	(1.5)	(1.5)	—
Acquisition of additional interest in subsidiary	—	—	(2.7)	(2.7)	—
Proceeds from borrowings	—	—	209.2	—	—
Repayment of borrowings	(202.5)	(28.8)	(259.3)	(67.3)	(0.3)
Dividends paid	—	(10.0)	—	—	—

Net cash generated from/(used in) financing activities	46.6	(38.8)	16.0	(1.2)	(0.3)

Net (decrease)/increase in cash and cash equivalents	(12.7)	(80.1)	24.4	(34.1)	(55.5)

Net cash (used in)/generated from operating activities

Net cash generated from operating activities represents our operating results and net movements in our working capital. Our working capital is generally impacted by the timing of cash received from the sale of tickets and hospitality and other matchday sales, broadcasting revenue from the Premier League and UEFA and sponsorship and commercial revenue. Cash generated from operations for the nine months ended March 31, 2014 produced a cash inflow of £30.7 million, a decrease of £26.2 million from a cash inflow of £56.9 million for the nine months ended March 31, 2013. This decrease in cash generated from operations compared to the nine months ended March 31, 2013 is primarily due to a decrease in trade and other payables and deferred revenue. Cash generated from operations for the year ended June 30, 2013 produced a cash inflow of £129.9 million, an increase of £49.6 million from a cash inflow of £80.3 million for the year ended June 30, 2012. The increase in cash generated from operations compared to the year ended June 30, 2012 is largely due to the increases in Commercial and Matchday revenues, partially offset by a decrease in Broadcasting revenue. Cash generated from operations for the year ended June 30, 2011 was £125.1 million.

Additional changes in net cash generated from operating activities generally reflect our finance costs. We currently pay fixed rates of interest on our senior secured notes and variable rates of interest on our secured term loan facility. Our revolving credit facility is also subject to variable rates of interest. Interest paid was £22.8 million in the nine months ended March 31, 2014, a decrease of £24.1 million compared to £46.9 million in interest paid in the nine months ended March 31, 2013. Interest paid was £73.6 million in the year ended June 30, 2013, an increase of £26.5 million compared to £47.1 million in interest paid in the year ended June 30, 2012. The increase of £26.5 million comprises £19.8 million relating to the premium paid on redemptions of senior secured notes, £3.8 million relating to early payment of interest on senior secured notes redeemed in June 2013, and £2.8 million relating to interest paid to the former minority shareholder of MUTV Limited when we acquired the remaining 33.3% of the issued share capital of MUTV Limited.

Net cash generated from operating activities for the nine months ended March 31, 2014 was £6.8 million, a decrease of £4.2 million compared to net cash generated from operating activities of £11.0 million for the nine months ended March 31, 2013. Net cash generated from operating activities was £57.2 million in the year ended June 30, 2013, compared to net cash generated from operating activities of £30.9 million for the year ended June 30, 2012. Net cash used in operating activities was £40.8 million for the year ended June 30, 2011.

Net cash used in investing activities

Capital expenditure for the acquisition of players as well as for improvements to property, principally at Old Trafford and the Aon Training Complex, are funded through cash flow generated from operations, proceeds from the sale of players' registrations and, if necessary, from our revolving credit facility. Capital expenditure on the acquisition, disposal and trading of players' registrations tends to vary significantly from year to year depending on the requirements of our first team, overall availability of players, our assessment of their relative value and competitive demand for players from other clubs. By contrast, capital expenditure on the purchase of property, plant and equipment tends to remain relatively stable as we continue to make improvements at Old Trafford and invest in the expansion of our training facility, the Aon Training Complex.

Net cash used in investing activities for the nine months ended March 31, 2014 was £62.0 million, an increase of £18.1 million from £43.9 million for the nine months ended March 31, 2013, primarily due to higher purchases of players' registrations. Net cash used in investing activities for the year ended June 30, 2013 was £48.8 million, a decrease of £23.4 million from £72.2 million for the year ended June 30, 2012, primarily due to lower purchases of players' registrations and negligible purchases of investment property in the year ended June 30, 2013, compared to £7.3 million of purchases of investment property in the year ended June 30, 2012.

Net capital expenditure on the purchase of property, plant and equipment for the nine months ended March 31, 2014 was £8.5 million, a decrease of £2.1 million from £10.6 million for the nine months ended March 31, 2013. For the year ended June 30, 2013, net capital expenditure was £12.5 million, a decrease of £10.1 million from net capital expenditure of £22.6 million for the year ended June 30, 2012. Net capital expenditure for the year ended June 30, 2013 related mainly to upgrades to our corporate facilities and general development at Old Trafford together with the redevelopment of our training facility at Carrington. Net capital expenditure for the year ended June 30, 2012 related to the expansion of our property portfolio around Old Trafford, upgrades to our corporate facilities and general development at Old Trafford together with the commencement of the redevelopment of our training facility at Carrington.

Net player capital expenditure for the nine months ended March 31, 2014 was £53.5 million, an increase of £20.2 million from £33.3 million for the nine months ended March 31, 2013. Player capital expenditure in the nine months ended March 31, 2014 mainly comprised expenditures for the acquisitions of Fellaini, Mata, van Persie and Zaha, less payments received relating to the disposal of Berbatov, Brady and O'Shea. For the year ended June 30, 2013, net player capital expenditure was £36.4 million, a decrease of £13.2 million from net player capital expenditure of £49.6 million for the year ended June 30, 2012.

Player capital expenditure for the year ended June 30, 2013 mainly comprised expenditures for the acquisitions of van Persie, Kagawa, Zaha and Powell less payments received relating to the disposals of Park, O'Shea, Pogba, Diouf and Berbatov. Player capital expenditure for the year ended June 30, 2012 mainly comprised expenditures for the acquisitions of de Gea, Jones and Young less payments received relating to the disposals of Obertan, Brown, O'Shea, Drinkwater, Gibson Diouf, Morrison, James and De Laet.

For the year ended June 30, 2011, net capital expenditure on the purchase of property, plant and equipment was a cash outflow of £7.1 million. Net capital expenditure on the acquisition, disposal and trading of players' registrations resulted in a cash outflow of £11.4 million, reflecting the acquisition of the registrations of certain players offset by disposals. As a result, net cash used in investing activities was £18.5 million.

Net cash generated from/(used in) financing activities

Net cash used in financing activities for the nine months ended March 31, 2014 was £0.3 million, a decrease of £0.9 million from net cash used in financing activities of £1.2 million for the nine months ended March 31, 2013. In the prior year period the Company raised £70.3 million from our IPO, the proceeds of which were used to repurchase a portion of our US dollar denominated senior secured notes, comprising a principal value of £62.6 million and a premium on repurchase of £5.3 million.

Net cash generated from financing activities for the year ended June 30, 2013 was £16.0 million, an increase of £54.8 million over £38.8 million net cash used in financing activities for the year ended June 30, 2012. In the year ended June 30, 2013, we raised £70.3 million ($110.2 million) following our IPO. The net proceeds of the share issue were used to repurchase a portion of our 8.375% US dollar senior secured notes, comprising a principal value of £62.6 million ($101.7 million) and a premium on repurchase of £5.3 million ($8.5 million). Expenses of £1.5 million directly attributable to the issue of new shares were incurred. In June 2013 we refinanced a portion of our borrowings with a new £209.2 million ($315.7 million) US dollar secured term loan. We used the proceeds from the new secured term loan to repurchase all £177.8 million of our 8.75% pounds sterling senior secured notes and £14.0 million ($22.1 million) of our 8.375% US dollar senior secured notes, repaying a total equivalent to £208.5 million, comprising a principal value of £191.8 million and a premium on repurchase of £16.7 million. On January 2, 2013, we acquired the remaining 33.3% of the issued share capital of MUTV Limited for a purchase consideration (including transaction costs) of £2.7 million. We now hold 100% of the issued share capital of MUTV Limited. We also repaid the loan stock issued to the former minority shareholder of MUTV Limited amounting to £4.4 million.

Net cash used in financing activities for the year ended June 30, 2012 was £38.8 million, an increased outflow of £85.4 million from net cash generated of £46.6 million for the year ended June 30, 2011. During the year ended June 30, 2012, we purchased £28.2 million (sterling equivalent) nominal value of our senior secured notes in open market transactions and paid an interim dividend of £10.0 million. During the year ended June 30, 2011, net cash inflow from financing activities was $46.6 million as a result of the repayment of borrowings of £138.0 million to the lenders under our payment in kind loan offset by the receipt of £249.1 million proceeds from the issuance of shares to our immediate shareholder. In addition, we repurchased £63.8 million (sterling equivalent) nominal value of our senior secured notes in open market transactions during fiscal year 2011, but the value of the senior secured notes as assets on our balance sheet offset the cash outflow required to purchase our senior secured notes and therefore did not impact our total indebtedness in fiscal year 2011. Our senior secured notes previously purchased by us in open market transactions have been contributed to MU Finance plc and retired.

Indebtedness

Our primary sources of indebtedness consist of our secured term loan facility and our senior secured notes. As part of the security for our secured term loan facility, our senior secured notes and our revolving credit facility, substantially all of our assets are subject to liens and mortgages.

Description of principal indebtedness

Senior secured notes

Our senior secured notes initially consisted of two tranches: £250 million 8 3/4% senior secured notes due 2017 and $425 million 8 3/8% senior secured notes due 2017. Our senior secured notes were issued by our wholly-owned finance subsidiary, MU Finance plc, are guaranteed by Red Football Limited, Red Football Junior Limited, Manchester United Limited and Manchester United Football Club Limited and are secured against all of the assets of Red Football Limited and each of the guarantors.

The indenture governing our senior secured notes contains customary covenants and restrictions on the activities of Red Football Limited and each of Red Football Limited's subsidiaries, including, but not limited to, the incurrence of additional indebtedness; dividends or distributions in respect of capital stock or certain other restricted payments or investments; entering into agreements that restrict distributions from restricted subsidiaries; the sale or disposal of assets, including capital stock of restricted subsidiaries; transactions with affiliates; the incurrence of liens; and mergers, consolidations or the sale of substantially all of Red Football Limited's assets. The covenants in the indenture governing our senior secured notes are subject to certain thresholds and exceptions described in the indenture governing our senior secured notes.

Our outstanding senior secured notes may be redeemed in part or in full at the redemption prices (expressed as percentages of principal amount of such notes) set forth below, plus accrued and unpaid interest on the notes redeemed to the date of such redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

	Redemption Price
Year	Pounds Sterling Notes	US Dollar Notes
2014	104.375%	104.188%
2015	102.188%	102.094%
2016	100.000%	100.000%

In the event we exercise our option to redeem any series of notes pursuant to the terms of the indenture and less than all of the notes of such series are to be redeemed, the trustee will select notes for redemption on a pro rata basis.

Using the proceeds from our IPO and funding provided by the secured term loan facility we repurchased £254.5 million of our senior secured notes during the year ended June 30, 2013, comprising £177.8 million of our senior secured notes from the pounds sterling tranche and $123.8 million of our senior secured notes from the US dollar tranche. All repurchased senior secured notes have been retired and following the repurchases during the year ended June 30, 2013, our 8 3/4% senior secured notes due 2017 have been retired in full. The total amount of senior secured notes outstanding at March 31, 2014, net of unamortized discounts and issue costs of £5.1 million, was the sterling equivalent of £156.5 million or $269.2 million.

Revolving credit facility

Our revolving credit facility agreement allows Manchester United Limited and Manchester United Football Club Limited to borrow up to £75 million from a syndicate of lenders and J.P. Morgan Europe Limited as agent and security trustee. The facility consists of two individual facilities of £50 million and £25 million.

As of March 31, 2014, we had no outstanding borrowings and had £75 million in borrowing capacity under our revolving credit facility agreement.

Our revolving credit facility is scheduled to expire in 2016. Any amount still outstanding at that time will be due in full immediately on that date. The revolving credit facility contains an annual minimum five-day "net clean down" mandatory repayment in order to reduce outstanding revolving loans to £25 million, net of certain credits for unrestricted cash, for such five-day period.

Subject to certain conditions, we may voluntarily prepay and/or permanently cancel all or part of the available commitments under the revolving credit facility by giving five business days' prior notice to the Agent under the facility. Any loan drawn under the revolving credit facility is required to be repaid on the last day of each of its interest periods. Amounts repaid may (subject to the terms of the revolving credit facility agreement) be re-borrowed.

Loans under the revolving credit facility bear interest at a rate per annum equal to LIBOR (or in relation to a loan in euros, EURIBOR) plus the applicable margin and any mandatory cost.

The applicable margin means 3.50% per annum, except if no event of default has occurred and is continuing, it means the following:

Total net leverage ratio (as defined in the revolving credit facility agreement) per annum	Margin %
Equal to or greater than 4.5	3.50
Equal to or greater than 4.0 but less than 4.5	3.25
Equal to or greater than 3.5 but less than 4.0	3.00
Equal to or greater than 3.0 but less than 3.5	2.75
Less than 3.0	2.50

A commitment fee is payable on the available but undrawn amount of the revolving credit facility, at a rate equal to 35% per annum of the applicable margin.

Our revolving credit facility is guaranteed by Red Football Limited, Red Football Junior Limited, Manchester United Limited, Manchester United Football Club Limited and MU Finance plc and secured against the assets of those entities.

In addition to the general covenants described below, the revolving credit facility contains a financial maintenance covenant requiring us to maintain consolidated EBITDA of not less than £65 million for each 12 month testing period. We are able to claim certain dispensations from complying with the consolidated EBITDA floor up to twice (in non-consecutive years) during the life of the revolving credit facility if we fail to qualify for the Champions League.

Our revolving credit facility contains events of default typical in facilities of this type, as well as typical covenants including restrictions on incurring additional indebtedness, paying dividends or making other distributions or repurchasing or redeeming our stock, making investments, selling assets, including capital stock of restricted subsidiaries, entering into agreements restricting our subsidiaries' ability to pay dividends, consolidating, merging, selling or otherwise disposing of all or substantially all of our assets, entering into sale and leaseback transactions, entering into transactions with our affiliates and incurring liens. The covenants in the revolving credit facility are subject to certain thresholds and exceptions described in the agreement governing the revolving credit facility.

Secured term loan facility

On May 20, 2013, MU Finance plc, our wholly-owned finance subsidiary, entered into a $315.7 million secured term loan facility with Bank of America, N.A. as lender. Our secured term loan facility is set to expire on June 21, 2018. Any amount still outstanding at that time will be due in full on that date. As of

March 31, 2014, we had the sterling equivalent of £186.8 million (net of unamortized issue costs of £2.7 million) outstanding under our secured term loan facility. The outstanding principal amount was $315.7 million.

We have the option, subject to certain conditions, to repay the secured term loan at any time, with scheduled repayments of 2.5% per annum of the initial $315.7 million loan (first payable in June 2014) with an additional repayment of up to an incremental 2.5% per annum (for a total of up to 5.0% per annum) depending on the level of excess cash flow generated by us (likely to be first payable in October 2014). The remaining balance of the loan is repayable on June 21, 2018. Amounts repaid may not be reborrowed.

Loans under the secured term loan bear interest at a rate per annum equal to US dollar Libor plus the applicable margin. The applicable margin means 2.75% per annum, except if no event of default has occurred and is continuing, it means the following:

Total net leverage ratio (as defined in the secured term loan facility agreement) per annum	Margin %
Equal to or greater than 4.0	2.75
Equal to or greater than 3.5 but less than 4.0	2.50
Equal to or greater than 3.0 but less than 3.5	2.25
Equal to or greater than 2.5 but less than 3.0	2.00
Equal to or greater than 2.0 but less than 2.5	1.75
Less than 2.0	1.50

Our secured term loan is guaranteed by Red Football Limited, Red Football Junior Limited, Manchester United Limited, Manchester United Football Club Limited and MU Finance plc and secured against the assets of those entities.

The secured term loan contains a financial maintenance covenant (identical to the covenant contained in the revolving credit facility) requiring us to maintain consolidated EBITDA of not less than £65 million for each 12 month testing period. We are able to claim certain dispensations from complying with the consolidated EBITDA floor up to twice (in non-consecutive years) during the life of the secured term loan if we fail to qualify for the Champions League.

Our secured term loan facility contains events of default typical in facilities of this type, as well as typical covenants including restrictions on incurring additional indebtedness, paying dividends or making other distributions or repurchasing or redeeming our stock, selling assets, including capital stock of restricted subsidiaries, entering into agreements restricting our subsidiaries' ability to pay dividends, consolidating, merging, selling or otherwise disposing of all or substantially all of our assets, entering into sale and leaseback transactions, entering into transactions with our affiliates and incurring liens. The covenants in the secured term loan facility are subject to certain thresholds and exceptions described in the agreement governing the secured term loan facility.

Alderley facility

The Alderley facility consists of a bank loan to Alderley Urban Investments Limited, a subsidiary of Manchester United Limited. The loan attracts interest at LIBOR plus 1%. As of March 31, 2014, £6.2 million was outstanding under the Alderley facility, £2.0 million of the loan is repayable in quarterly installments through July 2018, and the remaining balance of approximately £4.2 million is repayable at par on July 9, 2018. The loan is secured against the Manchester International Freight Terminal which is owned by Alderley Urban Investments Limited.

Loan stock issued to minority shareholder of MUTV

On January 2, 2013, we acquired the remaining one-third of the issued share capital of MUTV for a purchase consideration of £2.7 million. On the same date, we repaid the loan stock issued to the minority shareholder of MUTV, Sky Ventures Limited, a wholly-owned subsidiary of Sky, together with accrued interest.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2014:

	Payments due by period(1)
	Less than 1 year	1-3 years	3-5 years	More than five years	Total
	(in £ thousands)
Long-term debt obligations(2)	30,108	60,290	341,077	—	431,475
Finance lease obligations	—	—	—	—	—
Operating lease obligations(3)	1,946	1,784	259	4,211	8,200
Purchase obligations(4)	72,035	25,660	2,443	996	101,134
Other long-term liabilities	—	—	—	—	—

Total	104,089	87,734	343,779	5,207	540,809

(1)
This table reflects contractual non-derivative financial obligations including interest and operating lease payments and therefore differs from the carrying amounts in our consolidated financial statements.

(2)
As of March 31, 2014, we had $315.7 million of our secured term loan facility outstanding, $269.2 million of our 8 3/8% US dollar senior secured notes outstanding, and £6.2 million outstanding under the Alderley facility.

(3)
We enter into operating leases in the normal course of business. Most lease arrangements provide us with the option to renew the leases at defined terms. The future operating lease obligations would change if we were to exercise these options, or if we were to enter into additional new operating leases.

(4)
Purchase obligations include current other payable obligations, including obligations payable in the twelve months ended March 31, 2015 related to the acquisition of players' registrations and capital commitments.

Except as disclosed above and in Note 28.3 to the unaudited interim consolidated financial statements as of and for the nine months ended March 31, 2014 incorporated by reference herein, as of March 31, 2014, we did not have any material contingent liabilities or guarantees.

Critical Accounting Policies and Judgments

The preparation of our financial information requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. For a summary of all of our significant accounting policies, see Note 2 to our audited consolidated financial statements as of June 30, 2013 and 2012 and for the years ended June 30, 2013, 2012 and 2011 incorporated by reference herein.

The JOBS Act permits an "emerging growth company" like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. At the effective date of our IPO, we chose to "opt out" of this provision and, as a result, we are complying with, and will continue to comply with, new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

We believe that the following accounting policies reflect the most critical judgments, estimates and assumptions and are significant to the consolidated financial statements.

Revenue recognition

Commercial

Commercial revenue comprises amounts receivable from the utilization of the Manchester United brand through sponsorship and other commercial agreements, including minimum guaranteed revenue and fees generated by the Manchester United first team promotional tours.

Minimum guaranteed revenue is recognized over the term of the sponsorship agreement in line with the performance obligations included within the contract and based on the sponsorship benefits enjoyed by the individual sponsor. Certain sponsorship contracts include additional profit share arrangements based on cumulative profits earned from the utilization of the Manchester United brand.

Under the terms of sponsorship contracts that include profit share arrangements, such profit share may be recouped by the sponsor against future minimum guarantees should the future financial performance result in profits below the minimum guarantee. Any additional profit share on such arrangements is only recognized when a reliable estimate of the future performance of the contract can be obtained and only to the extent that the revenue is considered probable. When profit share is recognized it is recorded ratably over the term of the contract period.

In assessing whether any additional profit share is probable and should therefore be recognized, management carries out regular reviews of the contracts and future financial forecasts, having regard to the underlying risk factors such as team performance and general economic conditions. Such forecasts of future financial performance may differ from actual financial performance, which could result in a difference in the revenue recognized in a given year.

In respect of contracts with multiple elements, we allocate the total consideration receivable to each separately identifiable element based on their relative fair values, and then recognizes the allocated revenue on a straight-line basis over the relevant period of each element.

We have yet to determine the appropriate revenue recognition policy for our recently announced agreement with adidas. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

Broadcasting and Matchday

For our accounting policies relating to Broadcasting revenue and Matchday revenue, which management do not consider to involve critical estimates and judgments, see Note 2 to our audited consolidated financial statements as of June 30, 2013 and 2012 and for the years ended June 30, 2013, 2012 and 2011 incorporated by reference herein.

Impairment of goodwill and non-current assets

The Company annually tests whether goodwill has suffered any impairment and more frequently tests whether events or changes in circumstances indicate a potential impairment. An impairment loss is recognized when the carrying value of goodwill exceeds its recoverable amount. Its recoverable amount is the higher of fair value less costs of disposal and value in use. The recoverable amount has been determined based on value-in-use calculations. These calculations require the use of estimates, both in arriving at the expected future cash flow and the application of a suitable discount rate in order to calculate the present value of these flows.

All other non-current assets, including property plant and equipment and investment property, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any impairment charges arising are recognized in the income statement when the carrying amount of an asset is greater than the estimated recoverable amount, which is the higher of an asset's fair value less costs to sell and value in use, and are calculated with reference to future discounted cash flow that the asset is expected to generate when considered as part of a cash-generating unit. An impairment review trigger event would include, for example, our failure to qualify for the Champions League for a sustained period. In respect of player registrations, a further impairment review trigger event would occur when the player is excluded from our revenue generation, for example as a result of a career-ending injury, and conditions indicate that the amortized carrying value of the asset is not recoverable.

The impairment review of goodwill and other non-current assets considers estimates of the future economic benefits attributable to them. Such estimates involve assumptions in relation to future, recoverable amount of the asset, ticket revenue, broadcasting and sponsorship revenue and on-field performance. Any estimates of future economic benefits made in relation to non-current assets may differ from the benefits that ultimately arise, and materially affect the recoverable value of the asset.

Intangible assets — players' registrations

The costs associated with the acquisition of players' registrations are capitalized as intangible assets at the fair value of the consideration payable, including an estimate of the fair value of any contingent consideration. Subsequent reassessments of the amount of contingent consideration payable are also included in the cost of the player's registration. The estimate of the fair value of the contingent consideration payable requires management to assess the likelihood of specific performance conditions being met which would trigger the payment of the contingent consideration such as the number of player appearances. This assessment is carried out on an individual player basis. Costs associated with the acquisition of players' registrations include transfer fees, Premier League levy fees, agents' fees and other directly attributable costs. These costs are amortized over the period covered by the player's contract. To the extent that a player's contract is extended, the remaining book value is amortized over the remaining revised contract life.

Recognition of deferred tax assets

We recognize deferred tax effects of temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities.

Deferred tax assets are recognized only to the extent that it is probable that the associated deductions will be available for use against future profits and that there will be sufficient future taxable profit available against which the temporary differences can be utilized, provided the asset can be reliably quantified. In estimating future taxable profit, management use "base case" approved forecasts which incorporate a number of assumptions, including a prudent level of future uncontracted revenue in the forecast period. In arriving at a judgment in relation to the recognition of deferred tax assets, management considers the regulations applicable to tax and advice on their interpretation. Future taxable income may be higher or lower than estimates made when determining whether it is appropriate to record a tax asset and the amount to be recorded. Furthermore, changes in the legislative framework or applicable tax case law may result in management reassessing the recognition of deferred tax assets in future periods.

Off Balance Sheet Arrangements

Transfer fees payable

Under the terms of certain contracts with other football clubs in respect of player transfers, additional amounts would be payable by us if certain specific performance conditions are met. We estimate the fair value of any contingent consideration at the date of acquisition based on the probability of conditions being met and monitor this on an ongoing basis. A provision of £0.3 million relating to this contingent consideration has been recognized on our balance sheet as of March 31, 2014, and the maximum additional amount that could be payable as of that date is £20.4 million.

Transfer fees receivable

Similarly, under the terms of contracts with other football clubs for player transfers, additional amounts would be payable to us if certain specific performance conditions are met. In accordance with the recognition criteria for contingent assets, such amounts are only disclosed by the Company when probable and recognized when virtually certain. As of March 31, 2014, we do not believe receipt of any such amounts to be probable.

Other commitments

In the ordinary course of business, we enter into operating lease commitments and capital commitments. These transactions are recognized in the consolidated financial statements in accordance with IFRS, as issued by the IASB, and are more fully disclosed therein.

As of March 31, 2014, we had not entered into any other off-balance sheet transactions.

Derivative Financial Instruments

Foreign currency forward contracts

We enter into foreign currency forward contracts to purchase and sell foreign currency in order to minimize the impact of currency movements on our financial performance primarily for our exposure to Broadcasting revenue received in Euros for our participation in European competitions and Commercial revenue received in US dollars for certain sponsorship contracts.

Interest rate swaps

During the nine months ended March 31, 2014, we entered into an interest rate swap on the $315.7 million secured term loan. As of March 31, 2014, the fair value of outstanding interest rate swaps was a net liability of £0.3 million, compared with a liability of £1.3 million as of June 30, 2013.

Prior to refinancing our previous secured senior facilities with our senior secured notes, we entered into interest rate swap agreements to fix the interest rate on a large proportion of those variable rate senior facilities. Under the interest rate swap arrangement, we agreed to make interest payments at a fixed rate of 5.0775% as required under the terms of the facility agreement in return for receiving a floating rate pegged to LIBOR, on a notional amount of £450 million of senior facilities agreements. At January 29, 2010, largely as a result of falling interest rates, our mark-to-market loss on these interest rate swap agreements amounted to £40.7 million. The terms of the swap agreements allowed the counterparties involved to terminate the swaps upon refinancing of the senior facilities, crystalizing the mark-to-market liability. Upon termination of these swaps, an initial aggregate payment of £12.7 million was made to the counterparties, with the remaining liability being repaid semi-annually through December 31, 2015. As of March 31, 2014, the outstanding swap liability on our balance sheet was £11.1 million.

Embedded foreign exchange derivatives

Derivatives embedded in other financial instruments or host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value through profit or loss.

We have a number of currency based embedded derivatives in host commercial revenue contracts. These are separately recognized in the financial statements at fair value since they are not closely related to the host contract. As of March 31, 2014, such derivatives represent a net liability of £1.9 million.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Our operations are exposed to a variety of financial risks that include currency risk, interest rate risk and cash flow risk. We review and agree policies for managing these risks, which are then implemented by our finance department. Please refer to Note 32 to our audited consolidated financial statements as of June 30, 2013 and 2012 and for the three years ended June 30, 2013 for a fuller quantitative and qualitative discussion on the market risks to which we are subject and our policies with respect to managing those risks. The policies are summarized below:

Currency risk

We are exposed to both translational and transactional risk of fluctuations in foreign exchange rates. A significant currency risk we face relates to the revenue received in Euros as a result of participation in the Champions League. We seek to hedge economically the majority of the currency risk of this revenue by placing forward contracts at the point at which it becomes reasonably certain that we will receive the revenue.

We also receive a significant amount of sponsorship revenue denominated in US dollars. On July 1, 2013, we began hedging the foreign exchange risk on a portion of future US dollar revenues using our US dollar borrowings as the hedging instrument. From November 1, 2013, the hedging instrument was revised to also take into account a portion of our US dollar cash balances (i.e., net borrowings). The hedge is designated as a cash flow hedge. The foreign exchange gains or losses arising on re-translation of our US dollar borrowings and a portion of our US dollar cash balances are now initially recognized in other comprehensive income rather than being recognized in the income statement immediately. Amounts previously recognized in other comprehensive income and accumulated in a hedging reserve are subsequently reclassified into the income statement in the same accounting period, and within the same income statement line (i.e., commercial revenue), as the underlying future US dollar revenues. The amount reclassified as a credit into the income statement during the nine months ended March 31, 2014 was £778,000.

At March 31, 2014, we had a total of $584.9 million of US dollar denominated secured term loan facility and senior secured notes outstanding, the principal of which is retranslated at the closing rate for each reporting date. The currency retranslation for the nine months ended March 31, 2014 resulted in a credit to the hedging reserve of £33.2 million. Based on exchange rates existing as of March 31, 2014, a 10% appreciation of the UK pounds sterling compared to the US dollar would have resulted in a credit to the hedging reserve of approximately £66.5 million for the nine months ended March 31, 2014. Conversely, a 10% depreciation of the UK pounds sterling compared to the US dollar would have resulted in a debit to the hedging reserve of approximately £4.4 million for the nine months ended March 31, 2014.

Payment and receipts of transfer fees may also give rise to foreign currency exposures. Due to the nature of player transfers we may not always be able to predict such cash flow until the transfer has taken place. Where possible and depending on the payment profile of transfer fees payable and receivable we will seek to economically hedge future payments and receipts at the point it becomes reasonably certain that the payments will be made or the revenue will be received. When hedging revenue is to be received, we also take account of the credit risk of the counterparty.

Other than as disclosed herein, we have no additional hedging policies.

Interest rate risk

Our interest rate risk relates to changes in interest rates for borrowings. Borrowings issued at variable interest rates expose us to cash flow interest rate risk. Borrowings issued at fixed rates expose us to fair value interest rate risk. Our borrowings under our revolving credit facility, our secured term loan facility and our Alderley facility bear interest at variable rates. As of March 31, 2014, we had £186.8 million of variable rate indebtedness outstanding under our secured term loan facility and £6.2 million of variable rate indebtedness under our Alderley credit facility. We manage our cash flow interest rate risk where appropriate using interest rate swaps at contract lengths consistent with the repayment schedule of the borrowings. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Consequently, the impact of a hypothetical one percentage point increase in interest rates on our variable rate indebtedness would not have a material impact on our annual interest expense.

As of March 31, 2014, the fair value of outstanding interest rate swaps was a liability of £1.0 million, compared with a liability of £1.6 million as of March 31, 2013.

BUSINESS

Our Company — Manchester United

We are one of the most popular and successful sports teams in the world, playing one of the most popular spectator sports on Earth. Through our 136-year heritage we have won 62 trophies, including a record 20 English league titles, enabling us to develop what we believe is one of the world's leading sports brands and a global community of 659 million followers. Our large, passionate community provides Manchester United with a worldwide platform to generate significant revenue from multiple sources, including sponsorship, merchandising, product licensing, new media & mobile, broadcasting and matchday. We attract leading global companies such as adidas, Aon, General Motors (Chevrolet) and Nike that want access and exposure to our community of followers and association with our brand.

Our global community of followers engages with us in a variety of ways:

  •
  During the 2012/13 season, our games generated a cumulative audience reach of over 3 billion viewers, according to the Futures Data, across 191 countries. On a per game basis, our 54 games attracted an average live cumulative audience reach of 47 million per game, based on the Futures Data.

  •
  Approximately 5 million items of Manchester United branded licensed products were sold in the last year, including approximately 2 million Manchester United jerseys. Manchester United branded products are sold through around 200 licensees in about 120 countries.

  •
  Our products are sold through approximately 10,000 doors worldwide.

  •
  Premier League games at our home stadium, Old Trafford, have been sold out since the 1997/98 season. In the 2013/14 season, our 28 home games were attended by over 2 million people.

  •
  We undertake exhibition games and promotional tours on a global basis, enabling our worldwide followers to see our team play. These games are in addition to our competitive matches and take place during the summer months or during gaps in the football season. Over the last 4 years, we have played 21 exhibition games in Australia, China, Germany, Hong Kong, Ireland, Japan, Norway, South Africa, Sweden, Thailand and the United States.

  •
  Our customer relationship management ("CRM") database, a proprietary data repository that includes contact and transactional details of followers and customers around the globe, enables us to analyze and better understand prospects and customers to drive revenues. As of June 30, 2014, the CRM database holds in excess of 37 million records, as compared to 32 million records as of June 30, 2013, an increase of approximately 5 million, or 15.4%.

  •
  We have one of the strongest online global brands providing us with significant opportunities to further engage with our followers and develop our media assets and revenue streams.

  •
  Our website, www.manutd.com, is published in 7 languages and over the twelve months ended June 30, 2014 attracted an average of approximately 47 million page views and approximately 5.7 million unique visitors per month.

  •
  We have a very popular brand page on Facebook with over 53.0 million connections. In comparison, the New York Yankees have approximately 7.9 million Facebook connections and the Dallas Cowboys have approximately 7.0 million Facebook connections. Furthermore, Apple and Google, which were ranked first and second on Interbrand's 'Best Global Brands 2013' survey, have 12.5 million and 17.6 million Facebook connections, respectively.

  •
  Our July 2013 launch on Twitter attracted approximately 345,000 followers in its first 24-hours, making it one of the most successful launches ever. Our Twitter account now has more than 2.8 million followers.

Our Business Model and Revenue Drivers

We operate and manage our business as a single reporting segment — the operation of a professional sports team. However, we review our revenue through three principal sectors — Commercial, Broadcasting and Matchday.

  •
  Commercial:  Within the Commercial revenue sector, we monetize our global brand via three revenue streams: sponsorship; retail, merchandising, apparel & product licensing; and new media & mobile. We believe that Commercial will be our fastest growing sector over the next few years.

  •
  Sponsorship:  We monetize the value of our global brand and community of followers through marketing and sponsorship relationships with leading international and regional companies around the globe. To better leverage the strength of our brand, we have developed a global, regional and product segmentation sponsorship strategy. Our contracted global sponsorships include leading brands such as adidas, Aeroflot, Aon, Bulova, Bwin, Campari, Chevrolet, Concha y Toro, DHL, Epson, Kansai, Nike, Nissin, Singha, Toshiba and Yanmar. In addition to our global sponsorships, we also have regional sponsors, such as Apollo, Cho-A Pharm, Federal, Gloops, Honda, Hong Kong Jockey Club, Kagome, Manda, Multistrada, Pepsi, Unilever and Wahaha, who are our sponsors across a variety of products and categories in certain regions and local markets around the world. Our sponsorship revenue was £90.9 million, £63.1 million and £54.9 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

  •
  Retail, Merchandising, Apparel & Product Licensing:  We market and sell sports apparel, training and leisure wear and other clothing featuring the Manchester United brand on a global basis. In addition, we also sell other licensed products, from coffee mugs to bed spreads, featuring the Manchester United brand and trademarks. These products are distributed through Manchester United branded retail centers and e-commerce platforms, as well as our partners' wholesale distribution channels. All of our retail, merchandising, apparel & product licensing business is currently managed by Nike, who pays us a minimum guaranteed amount and a share of the business' cumulative profits. During the 2012/13 season, we received £25.3 million, which reflects the minimum guaranteed amount. We also recognized an additional £12.8 million, which represents a proportion of the 50% cumulative profits due under the Nike agreement during the 2012/13 season as compared to the £8.4 million profit share we recognized during the 2011/12 season. Our retail, merchandising, apparel & product licensing revenue was £38.6 million, £33.8 million and £31.3 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

  We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million, with an average annual installment of £75 million per year over the term of the agreement, subject to certain adjustments. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

  •
  New Media & Mobile:  Due to the power of our brand and the quality of our content, we have formed mobile telecom partnerships in numerous countries. In addition, we market content directly to our followers through our website, www.manutd.com, and associated mobile properties. Our new media & mobile revenue was £23.0 million, £20.7 million and £17.2 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

Our Commercial revenue was £152.4 million, £117.6 million and £103.4 million for each of the years ended June 30, 2013, 2012 and 2011, respectively, and grew at a compound annual growth rate of 21.4% from fiscal year 2011 through fiscal year 2013. The growth rate of our Commercial revenue from fiscal year 2011 to fiscal year 2012 was 13.7% and from fiscal year 2012 to fiscal year 2013 was 29.7%. Our historical growth rates do not guarantee that we will achieve comparable rates in the future.

Our other two revenue sectors, Broadcasting and Matchday, provide predictable cash flow and global media exposure that enables us to continue to invest in the success of the team and expand our brand.

  •
  Broadcasting:  We benefit from the distribution and broadcasting of live football content directly from the revenue we receive and indirectly through increased global exposure for our commercial partners. Broadcasting revenue is derived from the global television rights relating to the Premier League, Champions League and other competitions. In addition, our wholly-owned global television channel, MUTV, delivers Manchester United programming to over 85 countries and territories around the world. Broadcasting revenue including, in some cases, prize money received by us in respect of various competitions, will vary from year to year as a result of variability in the amount of available prize money and the performance of our first team in such competitions. Our Broadcasting revenue was £101.6 million, £104.0 million and £117.2 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

  •
  Matchday:  We believe Old Trafford is one of the world's iconic sports venues. It currently seats 75,635 and is the largest sporting club stadium in the UK. We have averaged over 99% of attendance capacity for our Premier League matches in each of the last 17 years. Matchday revenue will vary from year to year as a result of the number of home games played and the performance of our first team in various competitions. Our Matchday revenue was £109.1 million, £98.7 million and £110.8 million for each of the years ended June 30, 2013, 2012 and 2011, respectively.

Industry Overview

Football is one of the most popular spectator sports on Earth and global follower interest has enabled the sport to commercialize its activities through sponsorship, retail, merchandising, apparel & product licensing, new media & mobile, broadcasting, and matchday. As a consequence, football constitutes a significant portion of the overall global sports industry, according to AT Kearney.

Football's growth and increasing popularity are primarily a product of consumer demand for and interest in live sports, whether viewed in person at the venue or through television and digital media. The sport's revenue growth has been driven by the appetite among consumers, advertisers and media distributors for access to and association with these live sports events, in particular those featuring globally recognized teams.

The major football leagues and clubs in England, Germany, Spain, Italy and France have established themselves as the leading global entities due to their history as well as their highly developed television and advertising markets, according to AT Kearney. The combination of historical success and media development in the core European markets has helped to drive revenue, which in turn enables those leagues to attract the best players in the world, further strengthening their appeal to followers.

As television and digital media such as broadband internet and mobile extend their reach globally, the availability of and access to live games and other content of the leading European leagues has increased and live games are now viewed worldwide. In addition, advances in new technology continue to both improve the television and digital media user experience and the effectiveness of sponsorships and advertising on these platforms. These trends further strengthen the commercial benefit of associating with football for media distributors and advertisers and increase the global opportunities for the sport.

Our Competitive Strengths

We believe our key competitive strengths are:

  •
  One of the most successful sports teams in the world:  Founded in 1878, Manchester United is one of the most successful sports teams in the world — playing one of the world's most popular spectator sports. We have won 62 trophies in nine different leagues, competitions and cups since 1908. Our on-going success is supported by our highly developed football infrastructure and global scouting network.

  •
  A globally recognized brand with a large, worldwide following:  Our 136-year history, our success and the global popularity of our sport have enabled us to become what we believe to be one of the world's most recognizable brands. We enjoy the support of our worldwide community of 659 million followers. The composition of our follower base is far reaching and diverse, transcending cultures, geographies, languages and socio-demographic groups, and we believe the strength of our brand goes beyond the world of sports.

  •
  Ability to successfully monetize our brand:  The popularity and quality of our globally recognized brand make us an attractive marketing partner for companies around the world. Our contracted global sponsorships include leading brands such as adidas, Aeroflot, Aon, Bulova, Bwin, Campari, Chevrolet, Concha y Toro, DHL, Epson, Kansai, Nike, Nissin, Singha, Toshiba and Yanmar. In addition to our global sponsorships, we also have regional sponsors, such as Apollo, Cho-A Pharm, Federal, Gloops, Honda, Hong Kong Jockey Club, Kagome, Manda, Multistrada, Pepsi, Unilever and Wahaha, who are our sponsors across a variety of products and categories in certain regions and local markets around the world. Our community of followers is strong in emerging markets, especially in certain regions of Asia, which enables us to deliver media exposure and growth to our partners in these markets.

  •
  Well established global media and marketing infrastructure driving commercial revenue growth: We have a large global team, working from our UK and Hong Kong offices, dedicated to the development and monetization of our brand and to the sourcing of new revenue opportunities. The team has considerable experience and expertise in sponsorship sales, customer relationship management, marketing execution, advertising support and brand development. In addition, we have developed an increasing range of case studies, covering multiple sponsorship categories and geographies, which in combination with our many years' experience enables us to demonstrate and deliver an effective set of marketing capabilities to our partners on a global and regional basis. Our team is dedicated to the development and monetization of our brand and to the sourcing of new revenue opportunities.

  •
  Sought-after content capitalizing on the proliferation of digital and social media:  We produce content that is followed year-round by our global community of followers. Our content distribution channels are international and diverse, and we actively adopt new media channels to enhance the accessibility and reach of our content. We believe our ability to generate proprietary content, which we distribute on our own global platforms as well as via popular third party social media platforms such as Facebook, Twitter, Sina Weibo and others, constitute an on-going growth opportunity.

  •
  Seasoned management team and committed ownership:  Our senior management has considerable experience and expertise in the football, commercial, media and finance industries.

Our Strategy

We aim to increase our revenue and profitability by expanding our high growth businesses that leverage our brand, global community and marketing infrastructure. The key elements of our strategy are:

  •
  Expand our portfolio of global and regional sponsors:  We are well-positioned to continue to secure sponsorships with leading brands. Over the last few years, we have implemented a proactive approach to identifying, securing and supporting sponsors. This has resulted in a 28.7% compound annual growth rate in our sponsorship revenue from fiscal year 2011 through fiscal year 2013 (the growth rate from fiscal year 2011 to fiscal year 2012 was 14.9% and from fiscal year 2012 to fiscal year 2013 was 44.1%). During fiscal year 2013, we announced 7 global sponsorship partnerships including a highly attractive shirt sponsorship deal with Chevrolet, 4 regional sponsorship partnerships, and 9 financial services and telecom agreements. Moreover, during the nine months ended March 31, 2014, we announced 3 global sponsorship partnerships, 7 regional sponsorship partnerships and 12 financial services and telecom agreements. Our historical growth rates do not guarantee that we will achieve comparable rates in the future. In addition to developing our global sponsorship portfolio, we are focused on expanding a regional sponsorship model, segmenting new opportunities by product category and territory. As part of this strategy, we opened an office in Hong Kong in August 2012, which has already successfully completed multiple sponsorship contracts, and we are in the process of opening an office in North America. These are in addition to our London and Manchester offices.

  •
  Further develop our retail, merchandising, apparel & product licensing business:  We will focus on growing this business on a global basis by increasing our product range and improving distribution through further development of our wholesale, retail and e-commerce channels. In the future, we plan to invest to expand our portfolio of product licensees to enhance the range of product offerings available to our followers. Additionally, we may also seek to refine how we segment the different elements of this business, and we may retain, redefine or limit some of the rights currently held and managed by our existing partner. We may also increase our focus on developing these rights more proactively, alone or with other partners.

  •
  Continue to invest in our team, facilities and other brand enhancing initiatives:  Dating back to our first league championship in 1908 through present day, where we have earned a record number of English League titles and FA Cups, we have enjoyed a rich tradition of football excellence. We believe our many years of on-field success coupled with an iconic stadium and high level of fan engagement has driven our leading global brand. We are well positioned to continue reinvesting our free cash flow in brand enhancing initiatives. Our brand begins with strong on field performance, and we remain committed to attracting and retaining the highest quality players for our first team and coaching staff. To maintain our high standard of performance we anticipate a higher level of net player capital expenditure and player wages to retain talent and enhance the caliber of our team in the near term. We will also continue to invest in our facilities, including Old Trafford Stadium, to maintain the quality of service, enhance the fan experience and drive their high level of engagement and loyalty. We have undertaken several recent initiatives at Old Trafford to enhance our Matchday revenue, profitability and the fan experience, including recently restructuring the composition of our stadium, with a particular emphasis on developing premium seating and hospitality facilities. Our commitment to the fan experience has resulted in strong fan loyalty with over two million in annual attendance and 99% average attendance for all of our Premier League Games since the 1997/98 season. Furthermore, we continue to invest in several other areas including our new media assets and emerging markets to grow our global fan base and increase our ability to engage with our fans in multiple ways. We remain committed to investing in our team, our facilities and other initiatives to continue our many years of success and enhance our brand globally. We expect these initiatives will continue to be key drivers of our sales, profit and leading brand recognition going forward.

  •
  Exploit new media & mobile opportunities:  The rapid shift of media consumption towards internet, mobile and social media platforms presents us with multiple growth opportunities and new revenue streams. Our digital media platforms, such as mobile sites, applications and social media, are expected to become one of the primary methods by which we engage and transact with our followers around the world. We have made a number of recent new employee hires to enhance our ability to address these opportunities. In January 2013, we also acquired the remaining one-third stake in MUTV. Together, these actions help to ensure that we have both a greater degree of control over the production, distribution and quality of our proprietary content and better insight into how to evolve our new media strategy as we continue to develop and roll out carefully targeted new products and services.

  In addition to developing our own digital properties, we intend to leverage third party media platforms and other social media as a means of further engaging with our followers and creating a source of traffic for our digital media assets. Our new media & mobile offerings are in the early stages of development and present opportunities for future growth. We believe we have the opportunity to further leverage our extensive CRM database, which includes over 37 million CRM records, and our more than 53 million Facebook connections. We plan to implement a strategy to target these individuals as part of our overall digital media rollout plan.

  •
  Enhance the reach and distribution of our broadcasting rights:  We are well-positioned to benefit from the increased value and the growth in distribution associated with the Premier League, the Champions League and other competitions. In 2013, the Premier League finalized the sale of television rights for the three seasons commencing with the 2013/14 season. Based on current forecasts provided by the Premier League, we expect that, in the aggregate, the value to the Premier League of the domestic and international broadcast rights for the current three-year cycle ending with the 2015/16 season will be approximately £5.0 billion, compared to £3.5 billion from the previous three-year cycle. This demonstrates how the value of live sports programming has grown dramatically in recent years due to changes in how television content is distributed and consumed. Unlike other television programming, the unpredictable outcomes of live sports ensures that individuals consume sports programming in real time and in full, resulting in higher audiences and increased interest from television broadcasters and advertisers.

  Furthermore, MUTV, our global broadcasting platform, delivers Manchester United programming to over 85 countries and territories around the world. We plan to continue to expand the distribution of MUTV supported by improving the quality of its content and its production capabilities.

  •
  Diversify revenue and improve margins:  We aim to increase the revenue and operating margins of our business as we further expand our high growth commercial businesses, including sponsorship, retail, merchandising, licensing and new media & mobile.

Our Market Opportunity

We believe that we are one of the world's most recognizable global brands with a community of 659 million followers. Manchester United is at the forefront of live football, which is a key component of the global sports market.

Other markets driving our business include the global advertising market, the global pay television market and the global apparel market.

While our business represents only a small portion of our addressable markets and may not grow at a corresponding rate, we believe our global reach and access to emerging markets position us for continued growth.

Our Team's History

Founded in 1878 as Newton Heath L&YR Football Club, our club has operated for over 136 years. The team first entered the English First Division, then the highest league in English football, for the start of the 1892-93 season. Our club name changed to Manchester United Football Club in 1902, and we won the first of our 20 English League titles in 1908. In 1910, we moved to Old Trafford, our current stadium.

In the late 1940s, we returned to on-field success, winning the FA Cup in 1948 and finishing within the top four league positions during each of the first five seasons immediately following the Second World War. During the 1950s, we continued our on-field success under the leadership of manager Sir Matt Busby, who built a popular and famous team based on youth players known as the "Busby Babes."

In February 1958, an airplane crash resulted in the death of eight of our first team players. Global support and tributes followed this disaster as Busby galvanized the team around such popular players as George Best, Bobby Charlton and Denis Law. Rebuilding of the club culminated with a victory in the 1968 European Cup final, becoming the first English club to win this title.

In 1986, our club appointed Sir Alex Ferguson as manager. In 1990, we won the FA Cup and began a period of success that has continued until the present day. Since 1992, we have won the Premier League 13 times. In total, we have won a record 20 English League titles, a record 11 FA Cups, 4 League Cups,

3 European Champions Cups and 1 FIFA Club World Cup, making us one of the most successful clubs in England.

At the end of the 2012/13 season, Sir Alex Ferguson retired as team manager. Sir Alex remains a key member of the club as he is a director of Manchester United FC. David Moyes was our manager during the 2013/14 season and departed the club in April 2014. Following this departure, Ryan Giggs assumed responsibility for the first team as interim manager.

On May 19, 2014, we announced Louis van Gaal as the new team manager of Manchester United under a three-year contract. Louis van Gaal has managed at the top level of European football for over 20 years, and, in that time, he has won domestic titles and cups in three countries, as well as the UEFA Champions League, the UEFA Cup, an Intercontinental Cup, two UEFA Super Cups and domestic Super Cups in Holland and Germany. Louis van Gaal took his new post in July 2014 after the FIFA World Cup, where he managed the Dutch national team into third place position.

Since the inception of the Premier League in 1992, our club has enjoyed consistent success and growth with popular players such as Eric Cantona, David Beckham, Ryan Giggs, Paul Scholes, Roy Keane, Bryan Robson, Cristiano Ronaldo, Wayne Rooney and Robin van Persie. The popularity of these players, our distinguished tradition and history, and the on-field success of our first team have allowed us to expand the club into a global brand with an international follower base.

The following graph shows the success of our first team in the Premier League over the last 22 seasons:

FA Premier League Finishing Positions

Our Old Trafford stadium, commonly known as "The Theatre of Dreams," was originally opened on February 19, 1910 with a capacity of approximately 80,000. During the Second World War, Old Trafford was used by the military as a depot, and on March 11, 1941 was heavily damaged by a German bombing raid. The stadium was rebuilt following the war and reopened on August 24, 1949. The addition of floodlighting, permitting evening matches, was completed in 1957 and a project to cover the stands with roofs was completed in 1959. After a series of additions during the 1960s, 1970s and early 1980s, capacity at Old Trafford reached 56,385 in 1985. The conversion of the stadium to an all-seater reduced capacity to approximately 44,000 by 1992, the lowest in its history. Thereafter, we began to expand capacity throughout the stadium, bringing capacity to approximately 58,000 by 1996, approximately 68,000 by 2000, and approximately 76,000 in 2006. Current capacity at Old Trafford is 75,635.

The following chart shows the historical success of our first team by trophies won:

TROPHIES WON

FA Premier League/Football League Division One				FA Charity/Community Shield
1908	1965	1997	2007	1908	1965	1993	2007
1911	1967	1999	2008	1911	1967	1994	2008
1952	1993	2000	2009	1952	1977	1996	2010
1956	1994	2001	2011	1956	1983	1997	2011
1957	1996	2003	2013	1957	1990	2003	2013

FA Cup				Football League Cup
1909	1977	1990	1999	1992	2006	2009	2010
1948	1983	1994	2004
1963	1985	1996

European Cup/UEFA Champions League
1968	1999	2008

FIFA Club World Cup	UEFA Super Cup
2008	1991

European Cup Winners' Cup	Intercontinental Cup
1991	1999

Our Football Operations

Our football operations are primarily comprised of the following activities: our first team, our reserve team, our youth academy, our global scouting networks and other operations such as our sport science, medical and fitness operations at the Aon Training Complex.

First team

Our first team plays professional football in the Premier League, domestic cup competitions in England including the FA Cup and League Cup and, subject to qualifying, international cup competitions, including the Champions League.

Our first team is led by our manager, supported by an assistant team manager and a club secretary, who in turn are supported by a team of approximately 90 individuals, including coaches and scouts for both our first team and youth academy, medical and physiotherapy staff, sports science and performance and match analysis staff.

We have 49 players under contract of whom 31 have made an appearance for our first team. The remaining players may play for the reserve team or youth academy teams but are being developed such that they may make it to a starting position on our first team or the first team of other clubs. This structure has been put in place with the aim of developing some of the world's best football players and maximizing our first team's chances of winning games, leagues and tournaments.

Domestic transfers of players between football clubs are governed by the Premier League Rules and the FA Rules, which allow a professional player to enter into a contract with and be registered to play for any club, and to receive a signing-on fee in connection with such contract. Players are permitted to move to another club during the term of their contract if both clubs agree on such transfer. In such circumstances a compensation fee may be payable by the transferee club. FIFA Regulations on the Status and Transfer of Players (the "FIFA Regulations") govern international transfers of players between clubs and may require the transferee club to distribute 5% of any compensation fee to the clubs that trained the relevant player. The transferor club in an international transfer may also be entitled to receive payment of "training compensation" under the FIFA Regulations when certain conditions are met. If an out-of-contract player (i.e., a player whose contract with a club has expired or has been terminated) wishes to play for another club, the player's former club will only be entitled to a compensation fee in a domestic transfer, or a payment of training compensation under the FIFA Regulations in an international transfer, if certain conditions are satisfied, including conditions regarding the player's age and requiring the former club to offer the player a new contract on terms which are no less favorable than his current contract. Subject to limited exceptions, transfers of professional players may only take place during one of the "transfer windows," which for the Premier League is the month of January and the period beginning on the day following the last Premier League match of the season and ending on August 31 (or the following Monday if the August 31 falls on a weekend) of that year.

Our players enter into contracts with us that follow a prescribed model based on Football Association Premier League Limited rules. Players on our first team typically also enter into an image rights agreement with us, which grants us rights to use their image. Our first team players generally enter into contracts of between two and five years' duration.

As of July 1, 2014, our first team(1) was comprised of the following players:

Player	Position	Nationality	Age	Apps(2)	Caps(3)
Ben Amos	Goalkeeper	English	24	7	0
David de Gea	Goalkeeper	Spanish	23	132	1
Anders Lindegaard	Goalkeeper	Danish	30	29	6
Jonny Evans	Defender	Northern Irish	26	181	38
Phil Jones	Defender	English	22	104	10
Michael Keane	Defender	English	21	3	0
Luke Shaw	Defender	English	19	0	0
Rafael da Silva	Defender	Brazilian	24	159	2
Chris Smalling	Defender	English	24	123	12
Marnick Vermijl	Defender	Belgian	22	1	0
Anderson Luis de Abreu Oliveira (Anderson)	Midfielder	Brazilian	26	179	8
Michael Carrick	Midfielder	English	32	359	31
Tom Cleverley	Midfielder	English	24	78	13
Marouane Fellaini	Midfielder	Belgian	26	21	53
Darren Fletcher	Midfielder	Scottish	30	331	62
Ander Herrera	Midfielder	Spanish	24	0	0
Adnan Januzaj	Midfielder	Belgian	19	35	2
Shinji Kagawa	Midfielder	Japanese	25	56	58
Juan Mata	Midfielder	Spanish	26	15	34
Luís Carlos Almeida de Cunha (Nani)	Midfielder	Portuguese	27	229	78
Nick Powell	Midfielder	English	20	6	0

Player	Position	Nationality	Age	Apps(2)	Caps(3)
Antonio Valencia	Midfielder	Ecuadorian	28	191	74
Ashley Young	Midfielder	English	29	86	30
Wilfried Zaha	Midfielder	English	21	4	2
Javier Hernandez	Forward	Mexican	26	152	65
William Keane	Forward	English	21	1	0
Tom Lawrence	Forward	Welsh	20	1	0
Wayne Rooney	Forward	English	28	442	95
Danny Welbeck	Forward	English	23	139	26
James Wilson	Forward	English	18	1	0
Robin van Persie	Forward	Dutch	30	76	91

(1)
The table includes all players who are contracted to Manchester United as of July 1, 2014 and have made at least one appearance for the Manchester United first team. Luke Shaw (contracted on July 1, 2014) and Ander Herrera (contracted prior to July 1, 2014) are yet to make an appearance with our first team. Both Tiago Manuel Dias Correia (Bebé) and Patrice Evra were under contract as of July 1, 2014, however, as of the date of this prospectus supplement, neither Evra nor Bebé remain under contract. See "Prospectus Supplement Summary — Recent Developments — Preliminary Estimates for our Fiscal Year Ended June 30, 2014."

(2)
Apps means appearances for our first team through July 1, 2014.

(3)
Caps means appearances for a senior national football team through July 1, 2014.

Youth academy

Our youth academy is a primary source of new talent for our first team as well as a means of developing players that may be sold to generate transfer income. The aim of our youth academy is to create a flow of talent from the youth teams up to our first team, thereby saving us the expense of purchasing those players in the transfer market. Players in our youth academy and reserve teams may be loaned to other clubs in order to develop and gain first team experience with those other clubs and enhance their transfer value. Players from our youth academy who do not make it into our first team frequently achieve a place at another professional football club, thereby generating income from player loans and transfer fees.

Our youth academy program consists of 11 junior teams ranging from under 9s to under 19s. Each team consists of 15 to 23 players, each of whom is assessed individually during the season.

Scouting network

Together with our youth academy, our scouting system is a source of our football talent. Through our scouting system, we recruit players for both our first team and youth academy. Our scouting system consists of a professional network of staff who scout in general and for specific positions and age groups.

Our scouting system was traditionally oriented towards the United Kingdom, but we have increasingly shifted our focus toward a more international approach in order to identify and attract football players from the broadest talent pool possible.

Training facilities

We have invested significant resources into developing a performance center which contains advanced sports and science equipment. We intend to further invest in our training facilities in the near future. We have highly experienced training staff working at the performance center, where we provide physiotherapy, bio-mechanical analysis and nutritional guidance to our players as part of our drive to ensure that each player is able to achieve peak physical condition. We believe the quality of our performance center differentiates our club from many of our competitors.

We spent approximately £2 million in the year ended June 30, 2014 in connection with further updating and expanding the Aon Training Complex, our training facility.

Revenue Sectors

Commercial

Our Commercial revenue is primarily comprised of income from: sponsorship; retail, merchandising, apparel & product licensing; and new media & mobile.

Sponsorship

Our sponsorship agreements are negotiated directly by our commercial team. Our sponsors are granted various rights, which can include:

  •
  rights in respect of our brand, logo and other intellectual property;

  •
  rights in respect of our player and manager imagery;

  •
  exposure on our television platform, MUTV;

  •
  exposure on our website;

  •
  exposure on digital perimeter advertising boards at Old Trafford;

  •
  exposure on interview backdrops; and

  •
  the right to administer promotions targeted at customers whose details are stored on our CRM database.

Any use of our intellectual property rights by sponsors is under license. However, we retain the ownership rights in our intellectual property.

Sponsorship development and strategy

We pursue our global and regional sponsorship deals through a developed infrastructure for commercial activities. We have a dedicated sales team, recruited from three continents, located in Europe that focuses on developing commercial opportunities and sourcing new sponsors. We have opened an office in Hong Kong and will be opening an office in North America. We target potential sponsors we believe will benefit from association with our brand and have the necessary financial resources to support an integrated marketing relationship. By cultivating strong relationships with our sponsors, we generate significant revenue and leverage our sponsors co-branded marketing strategies to further grow our brand. We are successful in executing a geographic and product categorized approach to selling our sponsorship rights.

We offer category exclusivity on a global basis to companies within particular industries, such as airline, automobile, beverage and logistics. We also offer sponsorship exclusivity within a particular geography for certain industries, such as motorcycles, social gaming, soft drinks and tires.

In seeking any individual partnership, we aim to establish an indicative value for that sponsorship based on the prospective sponsor's industry and marketing objectives. We will only pursue a sponsorship if we believe it reflects the value we deliver.

We believe that certain key sectors play an active role in sports sponsorship. We have sponsors in a number of these sectors and we believe that there is significant potential to expand this platform by selectively targeting companies within the remaining sectors and by growing revenue in existing sectors through additional sponsorship arrangements.

We intend to continue to grow our sponsorship portfolio by developing and expanding our geographic and product category segmented approach, which will include partnering with additional global and regional sponsors. Emerging markets such as Asia, which we expect to be a key focus for many of our prospective sponsors, are an important element of our sponsorship efforts.

Our current sponsors

The following graph shows our annual sponsorship revenue for each of the last four fiscal years:

Sponsorship Revenue Growth

Note: Sponsorship revenue does not include revenue generated from our agreement with Nike.

The table below highlights some of our global and regional sponsors as of July 1, 2014:

Sponsor	Type of sponsorship	Product category
Aon	Global sponsor	Training Kit
Nike	Global sponsor	Kit
DHL	Global sponsor	Logistics
Chevrolet	Global sponsor	Shirt
Singha	Global sponsor	Beer
Bwin	Global sponsor	Betting
Concha y Toro	Global sponsor	Wine
Toshiba Medical Systems	Global sponsor	Medical Systems
Aeroflot	Global sponsor	Airline
Epson	Global sponsor	Printing
Kansai	Global sponsor	Paint
Yanmar	Global sponsor	Diesel Engines
Bulova	Global sponsor	Watch
Nissin	Global sponsor	Noodles
Campari	Global sponsor	Spirits
Kagome	Regional sponsor	Soft drinks
Pepsi	Regional sponsor	Soft drinks
Wahaha	Regional sponsor	Soft drinks
Hong Kong Jockey Club	Regional sponsor	Private Members Club and Racecourses
Honda	Regional sponsor	Motorcycles
Gloops	Regional sponsor	Social gaming

Sponsor	Type of sponsorship	Product category
Euro Food	Regional sponsor	Food
Ottogi	Regional sponsor	Food
Apollo	Regional sponsor	Tyres
Federal	Regional sponsor	Tyres
Multistrada	Regional sponsor	Tyres
Cho-A Pharm	Regional sponsor	Vitamins
Manda	Regional sponsor	Vitamins
Unilever	Regional sponsor	Personal Care

Note: Shirt sponsorship revenue from Aon was £19.2 million, or 21.1% of our total sponsorship revenue, for the year ended June 30, 2013. Other than our shirt sponsorship agreements, we are not party to any agreement with any sponsor that is expected to contribute more than 4% of our revenue in any fiscal year (based on revenue in fiscal year 2013).

Sponsorship income from the Premier League

In addition to revenue from contracts that we negotiate ourselves, we receive revenue from sponsorship arrangements negotiated collectively by the Premier League on behalf of its member teams. We receive, for example, income from the sale by the Premier League of the right to have a brand identity associated with the Premier League competition. The current title sponsor is Barclays plc under a contract that will expire at the end of the 2015/16 season and will pay the league £120.0 million over the course of the three-year contract. Income from other commercial contracts negotiated by the Premier League is shared equally between the clubs that are to be in the Premier League for the season to which the income relates. Our pro rata income received from the other commercial contracts negotiated by the Premier League is not material to the Company's results of operations.

Shirt sponsor

On July 26, 2012, consistent with our strategy to grow our global sponsorship revenue, we entered into an agreement with General Motors for Chevrolet to become our exclusive shirt sponsor, beginning in our 2014/15 season. The term of the agreement runs through the end of the 2020/21 season. Annual fees from our new shirt sponsorship agreement will be $70.0 million in the first season, and will increase by an additional 2.1% in each season thereafter through the term of the agreement. We also received $18.6 million in fees in each of the 2012/13 and 2013/14 seasons under the terms of the shirt sponsorship agreement relating to pre-sponsorship support and exposure. Total fees payable through the end of the 2020/21 season under our new shirt sponsorship agreement are approximately $559 million. The shirt sponsorship agreement gives each party typical termination rights for a contract of this nature in respect of a material breach.

Our shirt sponsorship agreement with Aon provided for revenue of approximately £19.6 million per year for the years ended June 30, 2010 through June 30, 2014. Our shirt sponsorship agreement with AIG provided for revenue of approximately £14.1 million per year for the years ended June 30, 2007 through June 30, 2010. Our shirt sponsorship agreement with Vodafone provided for revenue of approximately £8.0 million per year for the years ended June 30, 2000 through June 30, 2006. The Vodafone and AIG shirt sponsorships included sponsorship rights to our training kit while the Aon agreement did not; sponsorship rights to our training kit were sold in a separate agreement. Our shirt sponsorship contracts are an example of our demonstrated ability to increase the value of our sponsorship relationships by either renewing our contract with an existing sponsor in return for increased payments or negotiating an agreement with a new sponsor in the category for increased payments.

The following graph shows our growth from shirt sponsorships since 2000:

Average Annual Payments Under
Recent Shirt Sponsorship Contracts

Note: The Aon and Chevrolet shirt sponsorship agreements do not include sponsorship rights for our training kit. The Chevrolet annual payment does not include pre-sponsorship payments and assumes a £:$ exchange rate of 1.5166 as of June 30, 2013.

Training kit partner

As a continuation of our approach to categorizing our commercial rights, we entered into our first training kit partnership with DHL effective from season 2011/12. Our kit includes apparel worn by our players while training and while warming up prior to a match. As part of this new partnership, we upgraded DHL from our global logistics sponsor to our training kit sponsor. Under the training kit partnership agreement, we granted DHL the rights to have its logo on all training kit worn by the team as well as replica training kit, which provided DHL with both significant media exposure and a significant retail presence. We also granted DHL the right to use our brand and intellectual property in certain marketing campaigns as well as the right to advertise certain products in our stadium and club media.

In April 2013 we announced a new business partnership with Aon which, from July 1, 2013, extended our relationship with Aon by an additional eight years to 2021. Under the new agreement, in addition to succeeding DHL as our training kit partner effective July 1, 2013, Aon has become the first ever partner of our training facility at Carrington. Aon has also become the presenting partner of all our pre-season tours through 2021.

Training facilities partner

On April 8, 2013, we announced that Aon will become the first ever partner of our training facilities at Carrington, which has now been renamed the Aon Training Complex. The agreement runs from July 1, 2013 through the end of the 2020/21 season.

Affinity insurance partner

We are in the fourth season of an affinity insurance agreement with Aon that covers the insurance category of our financial services affinity program. The original agreement was entered into on May 27, 2009 and, on December 21, 2012, was extended through the 2020/21 season. The agreement, as amended, guarantees a minimum of approximately £28.8 million in payments to the club, with a minimum payment of approximately £3.2 million due in fiscal year 2021. The agreement gives each party typical termination rights for a contract of this nature in respect of a material breach.

Global, regional and supplier sponsors

In addition to revenue from our shirt and training kit sponsors, we generated a further £34.3 million in the year ended June 30, 2013 from global, regional and supplier sponsors. The length of these sponsorship deals is generally between two and five years. The majority of these sponsorship deals have minimum revenue guarantees and some have additional revenue sharing arrangements.

Global sponsors are granted certain marketing and promotion rights with respect to our brand and intellectual property as well as exposure on our media, such as digital perimeter boards at Old Trafford, MUTV and our website. These rights are granted on a global basis and are exclusive by category. Regional sponsors are granted certain marketing and promotion rights and media exposure, however these rights are granted for a limited number of territories. Regional sponsors are able to use the rights in their designated territory on an exclusive basis, however they are not granted global category exclusivity.

Financial services affinity sponsorship

There is a significant growth opportunity to further develop Manchester United branded financial services products. These financial services products include credit cards and debit cards. We believe there are key commercial opportunities with credit and debit cards, which are particularly attractive as credit and debit cards also serve as a means of follower expression and loyalty. Depending on the product category, we pursue affinity agreements on a territory specific or regional basis. Examples of our financial services affinity sponsors include China Construction Bank (China), MBNA (UK), Shinsei Bank (Japan), Santander (Norway), Denizbank (Turkey), Ekspres Bank (Denmark), and BIDV (Vietnam).

Exhibition games and promotional tours

We conduct exhibition games and promotional tours on a global basis. Our promotional tours enable us to engage with our followers, support the marketing objectives of our sponsors and extend the reach of our brand in strategic markets. These promotional tours are in addition to our competitive matches and take place during the summer months or during gaps in the football season. Over the last 4 years, we have played 21 exhibition games in Australia, China, Germany, Hong Kong, Ireland, Japan, Norway, South Africa, Sweden, Thailand and the United States.

We receive a share of the ticket revenue as well as license fees for the television broadcast and digital media distribution of each exhibition game. We also generate revenue from tour sponsorship opportunities sold to existing and new partners. During the 2012/13 season, our promotional exhibition games and promotional tours generated £5.4 million of revenue (excluding any related sponsorship revenue). We believe promotional tours represent a significant growth opportunity as we continue to play exhibition games around the world.

Retail, Merchandising, Apparel & Product Licensing

Unlike American teams in the NFL, MLB and NHL, Manchester United retains full control of the use and monetization of its intellectual property rights worldwide in the areas of retail, merchandising, apparel & product licensing.

Our retail, merchandising, apparel & product licensing business is currently managed by Nike. We are in the twelfth year of a 13-year agreement with Nike, which guarantees an aggregate minimum of £303 million in sponsorship and licensing fees to the club, subject to certain reductions discussed below. Under the terms of the agreement, we granted Nike an exclusive license to exploit certain of our intellectual property, retail, promotional and image rights, subject to certain exceptions. Nike has incorporated a subsidiary, Manchester United Merchandising Limited ("MUML"), to which it has granted a sublicense in respect of those certain rights. Nike supplies our playing kit and, through MUML, operates our global product licensing, merchandising and the retail operations. A range of products, including the replica kit, training wear and other apparel are sold through the club store at Old Trafford as well as retail outlets throughout the world.

In addition, net profits (over and above sponsorship and licensing fees) generated by Nike from the licensing, merchandising, and retail operations are shared equally between us and Nike over the duration of the contract. We recognize revenue from our portion of the cumulative profit share in our income statement only when a reliable estimate of the future performance of the contract can be obtained and only to the extent that the recognized amount of the profit share is considered probable on a cumulative basis at the end of the contract following the 2014/15 season. Since the 2009/10 season, we have invested in staff and resources dedicated to maximizing cumulative profits and worked closely with Nike to grow the revenue and profit of this merchandising business.

Payments due to us from Nike under the agreement may be affected by the performance of our first team. The amount payable in any particular year may be reduced under various circumstances, including among other things, if our first team is relegated from the Premier League or fails to qualify for certain European competitions. The amount of the reduction in payment depends upon the circumstances, but the maximum possible reduction would be £6.35 million per season if our first team is relegated from the Premier League.

The agreement with Nike is subject to typical reciprocal termination provisions for a contract of this nature in respect of material breach and insolvency. Nike may also terminate the agreement upon certain events occurring, including Manchester United ceasing to exercise authority over the management and operations of our teams and our first team being banned from any national or international competition for two or more seasons.

We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million, with an average annual installment of £75 million per year over the term of the agreement, subject to certain adjustments. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

Retail

In addition to our flagship retail store at Old Trafford, we have Manchester United branded retail locations in Singapore, Macau, Thailand and India. Nike currently manages our retail stores under our agreement with them.

Merchandising & product licensing

MUML currently has around 200 licensees serving about 120 countries. These licensees produce a wide range of Manchester United products like mugs, bedding and toys, which are highly sought after by our followers around the world. Under our product licensing agreements, we receive royalties from the sales of specific Manchester United branded products. Under some product licensing agreements, we receive a minimum guaranteed payment from the licensee. Some licensees are granted exclusive rights under specific product categories on a global basis; others are granted exclusive rights under specific product categories, but only within a specific country or geographic region. Some licensees are permitted to sublicense within their geographic region.

Wholesale apparel

Replica uniforms, training wear

The Manchester United jersey and training wear are completely redesigned for each season. The annual launch of the new jersey is always a much-anticipated day for our global community of followers. The result is a robust wholesale apparel business that sold approximately 5 million items of Manchester United branded licensed products, including approximately 2 million replica jerseys, around the world in the last year.

E-commerce

We currently have an arrangement for online retailing with Kitbag and our official online store is branded as "United Direct." The store sells a range of Manchester United branded merchandise including official replica kit and other clothing from Nike. In addition, we offer a broad range of other apparel, equipment such as balls, luggage and other accessories, homewares such as bedroom, kitchen and bathroom accessories, and collectibles, souvenirs and other gifts. We currently receive a royalty amounting to a percentage of gross sales of the merchandise sales generated online.

We believe there is a significant opportunity for us to expand our e-commerce capabilities through improved digital shopping experiences, greater product availability and more efficient fulfillment. Specifically, we intend to improve our ability to target merchandise offerings to our followers using their stated preferences and historical behavior. In addition, we will enable global and regional product delivery and payment collection. We plan to develop partnerships with companies that have expertise in e-commerce, logistics and distribution by region in order to grow our online retailing and integrate it across our new media and mobile platforms.

New Media & Mobile

Digital media

Due to the power of our brand and the quality of our content, we have formed mobile telecom partnerships in numerous countries. Our website, www.manutd.com, is published in 7 languages and over the twelve months ended June 30, 2014 attracted an average of approximately 47 million page views and approximately 5.7 million unique visitors per month. We use our website, which incorporates e-commerce and video subscription services, to communicate with our followers, promote the Manchester United brand and provide a platform for our sponsors to reach our global audience. Our Facebook page currently has over 53.0 million connections and is one of the most highly followed and user engaged brand pages. The following graph shows the growth in the number of Facebook connections since July 2010 (in millions):

Our historical growth in Facebook connections does not guarantee that we will achieve comparable growth in Facebook connections in the future.

The proliferation of digital television, broadband internet, smartphones, mobile applications and social media globally provides our business with many opportunities to extend the reach of our content. Specifically, we intend to use our website and other digital media platforms for direct-to-consumer businesses, including selling premium services such as international digital memberships, video and exclusive content subscriptions, other media services and e-commerce. We will also continue to leverage our digital media platform to generate customer data and information as well as follower profiles of commercial value to us, our sponsors and our media partners. We believe that in the future, digital media will be one of the primary means through which we engage and interact with our follower base.

Content and localization

Our digital media properties are an increasingly important means through which we engage with our international fan base. In the United Kingdom, coverage of Manchester United and the Premier League is prevalent in print, television and digital media. We believe we face less competition in international markets for Manchester United coverage and can therefore attract and retain a greater portion of our followers to our own digital media offering. To take advantage of that opportunity, we will increasingly seek to develop additional premium and exclusive content to enhance the proposition for our followers, members and paid subscribers around the world. Our followers generally prefer to consume our content in their language and context. We believe we can effectively deliver tailored services to our followers globally through various language offerings, geographic targeting and personalized content. We currently have international language websites in English, Spanish, French, Arabic, Chinese, Korean and Japanese, which enable us to engage with our followers in their native language.

Mobile services and applications

We currently offer digital content to mobile devices under our "MU Mobile" brand. Users can access content and a video service via an "MU Mobile" wireless application protocol or mobile site.

We have entered into regional agreements with mobile operators to whom we grant rights to operate our "MU Mobile" service in numerous countries. These rights include the permission to deliver Manchester United content to customers on a territory-exclusive basis and certain intellectual property rights to market and promote the service in the relevant region. The content provided includes highlight clips, match and news text alerts, ringtones and wallpapers. Our mobile and telecommunications partners operate the service on a geographically exclusive basis and use our intellectual property to drive awareness of their brands and product offerings. These partnerships are based on contracts lasting from two to five years.

There has been a significant increase in the prevalence of broadband mobile and video-enabled mobile devices in recent years. Mobile devices such as the Apple iPhone and those based on the Android operating system enable consumers to browse the internet, watch video, access dedicated applications and conduct e-commerce through their mobile device. As a consequence, our followers are increasingly seeking to access our website and other content via mobile devices.

We intend to develop multi-platform mobile sites and mobile applications that will facilitate access for our followers to our content across a range of devices and carriers in order to meet global demand.

Video on demand

The proliferation of broadband internet and mobile access also allows us to offer video on demand to our followers around the world. Through our website, we provide video on demand to our followers in a variety of formats and commercial models. Some video on demand content is free to all users, some content is only accessible upon registration and some content, as in the case of live preseason tour matches, is available on a pay per view basis.

Going forward, we intend to continue to leverage the strength of our video production assets to generate improved and localized content such as high-definition match highlights, original studio programs and in-depth features on the club's players and history. Depending on the market, we may offer video on demand services via our media partners as part of a comprehensive suite of content rights, as well as on a direct-to-consumer basis.

Social media

With 659 million followers worldwide, we believe there is a significant opportunity to leverage the capabilities of social media platforms to augment our relationships with our followers around the world. By establishing an official presence on these platforms, we believe we will be able to deepen the connections with our follower base and improve our ability to market and sell products and services to our followers.

We currently have over 53.0 million connections on our Facebook page. We use Facebook as a means to communicate news and other updates, engage with our followers, identify active followers, solicit feedback from our users, tailor future digital media offerings and enhance the overall follower experience. While there is no guarantee that our Facebook connections will continue to grow at comparable rates in the future, we believe Facebook will provide an increasing source of traffic to our club branded digital media services and e-commerce properties, which will enhance our ability to convert them into customers through international memberships, video on demand subscriptions and e-commerce.

Beyond Facebook, we intend to expand our reach through different social media platforms by launching additional Manchester United branded presences on global platforms as well as regional and language-specific platforms. For example, in China, this may include microblogs such as QQ and Sina Weibo, video sharing platforms such as Youku and Tudou, as well as social networking websites such as QQ and RenRen. We believe this expansion will enable us to broaden the reach of our brand and the content we produce as well as enhance our engagement with followers in many of our key international and emerging markets.

Customer relationship management

One of our ongoing strategic objectives is to further develop our understanding of and deepen the relationships with our followers. We operate a CRM database in order to better understand the size, location, demographics and characteristics of our follower base on an aggregated basis. Our CRM database enables us to more effectively target our product and service offerings such as digital subscription services, merchandise and tickets. A deep understanding of our follower base is also valuable to sponsors and media partners who seek to access specific customer categories with targeted and relevant advertising.

Broadcasting

Broadcasting includes all revenue covering domestic and international television and radio rights to the Premier League, the Champions League and domestic cup competitions. Revenue from the sale of television rights are represented by both free television and pay television worldwide. In addition, our wholly-owned global television channel, MUTV, delivers Manchester United programming to over 85 countries and territories around the world.

Broadcasting revenue including, in some cases, prize money received by us in respect of various competitions, will vary from year to year as a result of variability in the amount of available prize money and the performance of our first team in such competitions.

In respect of the Premier League, media agreements are typically three years in duration and are collectively negotiated and entered into with media distributors by the Premier League on behalf of the member clubs. Under the agreements, broadcasting revenue for each season is typically shared between the clubs that are to be in the Premier League for the season and the clubs that were relegated from the Premier League in prior seasons. After certain deductions approved by the Premier League (for example, donations to "grass roots" development), the income from the sale of the United Kingdom television rights is allocated to the current and relegated clubs according to a formula based on, among other things, finishing position in the league. Income from the sale of the rights to televise Premier League matches by overseas broadcast and radio is shared equally between the current clubs and the clubs that were relegated from the Premier League in prior seasons.

In the Champions League, media agreements are typically three years in duration and are collectively negotiated and entered into by UEFA on behalf of the participating clubs. Each club receives a fixed amount for qualifying for the group stage, representing a significant portion of the total, and an additional amount for each match played as well as a bonus based on its performance in the group and qualification for the round of 16, quarter-finals, and semi-finals. The runner-up and winner of the competition also earn additional amounts. In the 2012/13 season, each club received a total of €8.6 million in participation and match bonuses. In addition, each club had the potential to earn up to €6.0 million in performance bonuses. Qualification for the round of 16 was worth an additional €3.5 million per club, an additional €3.9 million per club for the quarter-finals, and an additional €4.9 million per club for the semi-finals. The runner-up of the competition earned an additional €6.5 million and the winner earned an additional €10.5 million.

A second and third component of revenue is determined by a club's position in its domestic league at the end of the previous season as well as its performance in the Champions League in the current season relative to other clubs from its home country.

Some of the broadcasting revenue in certain of the competitions in which our first team competes is distributed in the form of prize money. Therefore, depending on the performance of our first team in certain competitions, we may be awarded some of this prize money.

MUTV

MUTV is our wholly-owned global television channel and is broadcast in numerous countries. MUTV broadcasts a wide variety of content which is compelling to our global community of followers, including news, game highlights, and exclusive "behind the scenes" coverage our club.

Depending on the market, we may offer our suite of media rights as a bundle giving exclusive access to one multi-platform media provider or offer MUTV as a single product to television distributors. MUTV features a range of content generated from its own production facilities.

In the United Kingdom, MUTV is offered directly to consumers through the Sky and Virgin Media distribution platforms. Outside the United Kingdom, we offer MUTV through distribution partners as part of a suite of media rights, which can be purchased on a bundled or selective basis and can include certain promotional rights.

MUTV was founded in 1997 to be a dedicated television channel for the club. MUTV Limited, the owner of MUTV, was originally an equal equity interest joint venture between us, Sky Ventures Limited, a wholly-owned subsidiary of Sky, and ITV plc. We bought ITV plc's one-third share in MUTV Limited in November 2007 and in January 2013 we acquired the remaining one-third of the issued share capital of MUTV Limited from Sky Ventures Limited. MUTV Limited is now our wholly-owned subsidiary.

MUTV features a range of content, the primary categories of which are:

  •
  highlights from games and other time-delayed game footage, both of which are subject to certain holdback periods under the agreements between media distributors, the participating clubs and the Premier League and UEFA;

  •
  live coverage of promotional tours and exhibition games; and

  •
  lifestyle programming and other "behind the scenes" content profiling the club, our history, our manager and our players.

Matchday

Our stadium, which we own, is called Old Trafford and is known as "The Theatre of Dreams." We believe Old Trafford is one of the most famous and historic stadiums in the world. Football followers travel from all over the world to attend a match at Old Trafford. Old Trafford is now the largest football club stadium in the United Kingdom, with a capacity of 75,635, and has one of the highest attendance rates of any football club in the Premier League. The stadium has been completely renovated and has all the modern luxuries of any new stadium, including 154 luxury boxes, approximately 8,000 executive club seats, 15 restaurants and 4 sports bars.

We have one of the highest capacity utilizations among English clubs, with an average attendance for our home Premier League matches of 99% for each season since the 1997/98 season. The substantial majority of our tickets are sold to both general admission and executive season ticket holders, the majority of whom pay for all their tickets in advance of the first game of the season. We also derive revenue from the sale of hospitality packages, food, drinks, event parking and programs on matchdays.

Other Matchday revenue includes matchday catering, event parking, program sales as well as membership and travel, Manchester United Museum revenue and a share of the ticket revenue from away matches in domestic cup competitions. Matchday revenue also includes revenue from other events hosted at Old Trafford, including other sporting events (including football matches as part of the London 2012 Olympic Games and the annual Rugby Super League Grand Final), music concerts and entertainment events.

We aim to maximize ticket revenue by enhancing the mix of experiences available at each game and providing a range of options from general admission tickets to multi-seat facilities and hospitality suites. In particular, we have recently increased overall Matchday revenue by restructuring the composition of our stadium, with an emphasis on developing hospitality facilities which sell at a higher price and improve our margins. As part of this effort, we have invested in new and refurbished multi-seat hospitality suites as well as improvements to our single-seat facilities. We expect our enhancements to our hospitality facilities to continue to be a key driver of our profit from matchday sales going forward.

Manchester United Museum

The Manchester United Museum is located within Old Trafford. It chronicles Manchester United's 136-year history. In addition, it houses the club's most precious artifacts and trophies. In 2012/13, we estimate that approximately 355,000 people visited the Manchester United Museum making our museum the most visited football club museum in the United Kingdom.

Membership Program

We also operate a membership program. Individuals who become Official Members have the opportunity to apply for tickets to all home matches. Adult Official Members pay £32 per season to join the scheme while persons over the age of 65 and under the age of 18 receive a discount.

UEFA Financial Fair Play Regulations

On May 27, 2010, UEFA adopted the "UEFA Club Licensing and Financial Fair Play Regulations," which are intended to ensure the financial self-sufficiency and sustainability of football clubs by discouraging them from continually operating at a loss, introduce more discipline and rationality on club finances, ensure that clubs settle their liabilities on a timely basis and encouraging long term investment in youth development and sporting infrastructure.

The regulations contain a "break-even" rule aimed at encouraging football clubs to operate on the basis of their own revenue. Therefore, owner investments of equity will be allowed only within the acceptable deviation thresholds, as described below.

In addition, the regulations provide that football clubs who are granted a license by their national association will then be required to comply with a "monitoring" process. The monitoring process will involve the submission of certain financial information (a break-even test and payables analysis) to the Club Financial Control Body ("CFCB"). The CFCB is part of UEFA's Organs for the Administration of Justice and comprises a team of independent financial and legal experts. The CFCB will review financial submissions and decide what sanctions, if any, to apply to non-compliant clubs. Any appeal must be made directly to the Court of Arbitration for Sport. Potential sanctions for non-compliance with the Financial Fair Play rules include a reprimand/warning, withholding of prize money, fines, prohibition on registering new players for UEFA competitions and ultimately exclusion from European competitions.

We submitted our first break-even assessment under the UEFA Financial Fair Play regulations, based on our 2011/12 audited financial statements, ahead of registration for UEFA competitions for season 2013/14. The break-even test was positive. As we are not participating in UEFA competitions for season 2014/15, there was no requirement for a break-even test covering the aggregate of the two financial years ending in

2012/13. The break-even assessment is based on the sum of financial information for the three seasons prior to the assessment date with the exception of the first assessment for the 2013/14 season, which took into consideration the financial statements for football club fiscal years ending in 2012 and 2013. Monitoring of overdue payables commenced from June 2011. The first sanctions may be applied from the 2014/15 season.

With respect to the "break-even" rule, a club must demonstrate that its relevant "football" income is equal to or exceeds its "football" expenses. The permitted level of deficit is limited to just €5 million; however, in order to transition clubs into the new regime, UEFA has established higher deficit amounts for the three-year cumulative period (two years for the first test), which decrease over time, and are only available if the deficit is reduced to the permitted €5 million by equity contributions by equity participants and/or related parties. The transition deficit thresholds are:

  •
  €45 million for 2013/14 and 2014/15;

  •
  €30 million for 2015/16, 2016/17 and 2017/18; and

  •
  less than €30 million for 2018 and beyond.

Any club which exceeds the transitional deficit amounts will automatically be in breach of the "break-even" rule, irrespective of any equity contributions. However, for the first two monitoring periods only (i.e. 2013/14 and 2014/15) UEFA will also consider (1) if the quantum and trend of losses is improving; (2) if the over-spend is caused by the deficit in 2011/12 which in turn is due to wages of players that were contracted before June 2010 (when the fair-play rules were approved); and (3) impact of changes in exchange rates.

We already operate within the financial fair play regulations, and as a result we believe we are in a position to benefit from our strong revenue and cost control relative to other European clubs and continue to attract some of the best players in the coming years.

Premier League Profitability and Sustainability Regulations

In 2013, the Premier League adopted its own profitability and sustainability regulations similar to the UEFA Club Licensing and Financial Fair Play Regulations. Beginning with the 2013/14 season, and continuing through the 2015/16 season, Premier League teams were required to limit increases in player wage costs to £4 million per season for each of the three seasons, and no more than a £12 million aggregate increase over such period, unless funded by increases in such team's revenue, excluding Premier League broadcasting revenue.

Following the 2015/16 season, the profitability and sustainability regulations implement a "break-even" rule similar to the break-even test of the UEFA Club Licensing and Financial Fair Play Regulations and aimed at encouraging football clubs to operate on the basis of their own revenue.

Potential sanctions for non-compliance with the Premier League profitability and sustainability regulations include significant fines, player transfer restrictions and Premier League points deduction.

We will submit our first break-even assessment under the Premier League profitability and sustainability regulations in March 2016, based on our 2013/14 and 2014/15 audited financial statements. The break-even test is based on a club's audited pre-tax earnings. If the break-even test results are positive, no further action is required until the next break-even test. If the initial test is negative, a club is re-tested, using the UEFA definition of "adjusted earnings before tax," which allows credit for depreciation of tangible fixed assets and expenditure on youth development and community programs. If these second test results are negative by £15 million or less, no further action is required. If a club's losses exceed £15 million but are not more than £105 million, the club's ownership must provide secure funding to avoid sanctions. If these results are negative by more than £105 million, regardless of ownership funding, Premier League sanctions will apply.

As with the UEFA Club Licensing and Financial Fair Play Regulations, we already operate within the Premier League profitability and sustainability regulations, and as a result we believe we are in a position to benefit from our strong revenue and cost control relative to other Premier League clubs and continue to attract some of the best players in the coming years.

Social Responsibility

The Manchester United Foundation

We are committed to a wide-ranging corporate social responsibility program through the Manchester United Foundation. The work of the Foundation is divided into three areas: (i) local community initiatives such as the Football in the Community program, which has provided training and support to residents of Greater Manchester; (ii) our global charitable partnership with UNICEF; and (iii) partnerships with local charities The Christie and Francis House Children's Hospice to assist in their initiatives and fundraising. United for UNICEF, the international charity partnership between Manchester United and UNICEF, has had a positive impact on the lives of over 1.5 million children in countries across the globe, including China, India, Thailand, Laos, Vietnam, South Africa, Mozambique, Afghanistan and Iraq. The projects supported have included work with children affected by emergencies like the 2004 tsunami in Thailand and those living in poverty, often with no access to education and at risk from exploitation.

Intellectual Property

We consider intellectual property to be important to the operation of our business, and critical to driving growth in our Commercial revenue, particularly with respect to sponsorship revenue. Certain of our commercial partners have rights to use our intellectual property. In order to protect our brand we generally have contractual rights to approve uses of our intellectual property by our commercial partners.

We consider our brand to be a key business asset and therefore have a portfolio of Manchester United related registered trademarks and trademark applications, with an emphasis on seeking and maintaining trademark registrations for the words "Manchester United" and the club crest. We also actively procure copyright protection and copyright ownership of materials such as literary works, logos, photographic images and audio visual footage.

Enforcement of our trademark rights is important in maintaining the value of the Manchester United brand. There are numerous instances of third parties infringing our trademarks, for example, through the manufacture and sale of counterfeit products. While it would be cost-prohibitive to take action in all instances, our aim is to consistently reduce the number of Manchester United related trademark infringements by carrying out coordinated, cost-effective enforcement action on a global basis following investigation of suspected trademark infringements. Enforcement action takes a variety of forms. In the United Kingdom, we work with enforcement authorities such as trading standards and customs authorities to seize counterfeit goods and to stop the activities of unauthorized sellers. Overseas enforcement action is taken by approved lawyers and investigators. Those lawyers and investigators are instructed to work with, where feasible, representatives of other football clubs and brands that are experiencing similar issues within the relevant country in order that our enforcement action costs can be minimized as far as possible. We also work with the Premier League in respect of infringements that affect multiple Premier League clubs, in particular in Asia. We also take direct legal action against infringers, for example, by issuing cease and desist letters or seeking compensation when we consider that it is appropriate to do so.

In relation to materials for which copyright protection is available (such as literary works, logos, photographic images and audio visual footage), our current practice is generally to secure copyright ownership where possible and appropriate. For example, where we are working with third parties and copyright protected materials are being created, we generally try to secure an assignment of the relevant copyright as part of the commercial contract. However, it is not always possible to secure copyright ownership. For example, in the case of audio visual footage relating to football competitions, copyright will generally vest in the competition organizer and any exploitation by Manchester United Limited of such footage will be the subject of a license from the competition organizer.

As part of our ongoing investment into intellectual property, we are in the process of implementing a program that is designed to detect intellectual property infringement in a digital environment and to facilitate taking action against infringers.

Competition

From a business perspective, we compete across many different industries and within many different markets. We believe our primary sources of competition include, but are not limited to:

  •
  Football clubs:  We compete against other football clubs in the Premier League for match attendance and matchday revenue. We compete against football clubs around Europe and the rest of the world to attract the best players and coaches in the global transfer and football staff markets.

  •
  Television media:  We receive media income primarily from the Premier League and Champions League media contracts, each of which is collectively negotiated. Further details of such arrangements are set out in the section headed "— Revenue Sectors — Broadcasting." On a collective level, and in respect of those media rights we retain, we compete against other types of television programming for broadcaster attention and advertiser income both domestically and in other markets around the world.

  •
  Digital media:  We compete against other digital content providers for consumer attention and leisure time, advertiser income and consumer e-commerce activity.

  •
  Merchandise and apparel:  We compete against other providers of sports apparel and equipment.

  •
  Sponsorship:  As a result of the international recognition and quality of our brand, we compete against many different outlets for corporate sponsorship and advertising income, including other sports and other sports teams, other entertainment and events, television and other traditional and digital media outlets.

  •
  Live entertainment:  We compete against alternative forms of live entertainment for the sale of matchday tickets, including other live sports, concerts, festivals, theatre and similar events.

As a result, we do not believe there is any single market for which we have a well-defined group of competitors.

Real Property

We own or lease property dedicated to our football and other operations. The most significant of our real properties is Old Trafford. The following table sets out our key owned and leased properties. In connection with our revolving credit facility, our secured term loan facility and our senior secured notes, several of our owned properties, including Old Trafford are encumbered with land charges as security for all obligations under those agreements, although: (a) Manchester International Freight Terminal is not encumbered as it has already been given as security under the Alderley Facility; and (b) the Aon Training Complex is not encumbered.

Key property and location	Primary function	Owned/leased	Owner/lessor	Area
				(approx. m2)
Old Trafford Football Stadium, Manchester, Lancashire	Football stadium	Owned (freehold)	Manchester United Limited	205,000
Aon Training Complex, Carrington, Trafford	Football training facility	Owned (freehold)	Manchester United Limited	440,000
Littleton Road Training Ground, Salford	Football training facility	Owned (freehold)	Manchester United Limited	84,000
The Cliff, Lower Broughton Road, Salford	Football training facility	Owned (freehold)	Manchester United Limited	28,000
Manchester International Freight Terminal, Westinghouse Road Trafford Park, Manchester	Investment Property	Leased (through March 2071)	Alderley Urban Investments Limited	107,000
Land and buildings at Wharfside, Trafford Park, Manchester	Investment Property	Owned (freehold)	Manchester United Limited	27,100
Land and buildings on the southwest side of Trafford Wharf Road, Manchester	Offices and Car Parking	Owned (freehold)	Manchester United Limited	23,000
Land and buildings at Canalside, Trafford Park, Manchester	Investment Property	Owned (freehold)	Manchester United Limited	10,800
Office space, central London	Offices	Leased (through March 2021)	Manchester United Limited	1,100
Office space, Washington, D.C., United States	Offices	Leased (through October 2016)	Manchester United Limited	658
Office space, central Hong Kong	Offices	Leased (through September 2014)	Manchester United Limited	500

Legal Proceedings

We are involved in various routine legal proceedings incident to the ordinary course of our business. We believe that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial condition or operating results. Further, we believe that the probability of any significant losses arising from these legal proceedings is remote and accordingly no provision has been made in our consolidated balance sheet as of March 31, 2014 in accordance with IFRS.

Subsidiaries

Our directly or indirectly wholly-owned principal subsidiaries are: Red Football Finance Ltd; Red Football Holdings Limited; Red Football Shareholder Limited; Red Football Joint Venture Limited; Red Football Limited; Red Football Junior Limited; Manchester United Limited; Manchester United Football Club Limited; MU Finance plc; Manchester United Interactive Limited; Manchester United Commercial Enterprises (Ireland) Limited; Alderley Urban Investments Limited; and MUTV Limited. All of the above are incorporated and operate in England and Wales, with the exception of Red Football Finance Ltd which is incorporated in the Cayman Islands and Manchester United Commercial Enterprises (Ireland) Limited which is incorporated and operates in Ireland.

Customers

Our top five customers, measured in terms of credit exposure, represented 45.5%, 50.1% and 51.5% of our total revenue in each of the years ended June 30, 2013, 2012 and 2011, respectively. Our top five customers are the Premier League, Nike, UEFA, Aon and DHL. See "Risk Factors — Risks Related to Our Business — We are exposed to credit related losses in the event of non-performance by counterparties to Premier League and UEFA media contracts as well as our key commercial and transfer contracts." Our top customer, measured in terms of credit exposure, is the Premier League, who represented 17.6%, 19.9% and 19.1% of our total revenue in each of the years ended June 30, 2013, 2012 and 2011, respectively. Our second largest customer is Nike, who represented 10.6%, 10.5% and 9.4% of our total revenue in each of the years ended June 30, 2013, 2012 and 2011, respectively.

We have reached a 10-year agreement with adidas with respect to our global technical sponsorship and dual-branded licensing rights, beginning with the 2015/16 season. The minimum guarantee payable by adidas is equal to £750 million over the 10-year term of the agreement, or an average of £75 million per year, though actual cash payments per year will vary, subject to certain adjustments. See "Prospectus Supplement Summary — Recent Developments — Global Technical Sponsorship and Dual Branded Licensing Rights Agreement" for additional information regarding our agreement with adidas.

SELLING SHAREHOLDER

The following table sets forth information as of August 5, 2014 regarding beneficial ownership of our Class A and Class B ordinary shares (i) immediately prior to this offering, and (ii) giving effect to this offering (assuming no exercise by the underwriters of their option to purchase 1,800,000 additional Class A ordinary shares), by the selling shareholder.

For purposes of the table below, the percentage ownership calculations for beneficial ownership prior to and after the completion of this offering are based on 39,777,957 of our Class A ordinary shares and 124,000,000 of our Class B ordinary shares outstanding as of August 5, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Class A ordinary shares that may be acquired by an individual or group within 60 days after the date of this prospectus supplement, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters have an option to purchase up to 1,800,000 additional Class A ordinary shares from the selling shareholder.

The information in the table below has been obtained from the selling shareholder.

	Shares Beneficially Owned prior to the Offering						Shares Beneficially Owned after the Offering(1)
					% of Total Voting Power prior to the Offering(2)	Number of Class A Shares Offered					% of Total Voting Power after the Offering(1)(2)
	Class A Shares	%	Class B Shares	%			Class A Shares	%	Class B Shares	%
Red Football LLC(3)	23,019,033	57.87%	103,000,000	83.06%	82.28%	12,000,000	11,019,033	27.70%	103,000,000	83.06%	81.34%

(1)
Assumes no exercise by the underwriters of their option to purchase up to 1,800,000 additional Class A ordinary shares from the selling shareholder. See "Underwriting."

(2)
Percentage of total voting power represents voting power with respect to all of our Class A and Class B ordinary shares, as a single class. The holders of our Class B ordinary shares are entitled to 10 votes per share, and holders of our Class A ordinary shares are entitled to one vote per share. For more information about the voting rights of our Class A and Class B ordinary shares, see "Description of Share Capital — Ordinary Shares — Voting rights" in the accompanying prospectus.

(3)
Red Football LLC is a wholly-owned subsidiary of Red Football Limited Partnership. The general partner of Red Football Limited Partnership is Red Football General Partner Inc. Trusts controlled by six lineal descendants of Mr. Malcolm Glazer each own an equal number of shares of Red Football General Partner Inc., as well as an equal percentage of the limited partnership interests in Red Football Limited Partnership. These lineal descendants of Mr. Malcolm Glazer are also directors of Red Football General Partner Inc. The six lineal descendants of Mr. Malcolm Glazer are Avram Glazer, Joel Glazer, Bryan Glazer, Edward Glazer, Darcie Glazer Kassewitz and Kevin Glazer. Joel Glazer is the president of Red Football General Partner Inc. The lineal descendants of Mr. Malcolm Glazer may be deemed to share beneficial ownership of the shares held by Red Football Limited Partnership as a result of their status as shareholders of Red Football General Partner Inc., President of Red Football General Partner Inc. (with respect to Joel Glazer) and holders of limited partnership interests in Red Football Limited Partnership. The business address for each of the individuals and entities identified in this footnote is 270 Commerce Drive, Rochester, New York, 14623.

MATERIAL US FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material US federal income tax consequences relevant to US Holders and Non-US Holders (each as defined below) acquiring, holding and disposing of the Company's Class A ordinary shares. This summary is based on the Code, final, temporary and proposed US Treasury regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Furthermore, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service (the "IRS") or will be sustained by a court if challenged.

This summary does not discuss all aspects of US federal income taxation that may be relevant to investors in light of their particular circumstances, such as investors subject to special tax rules, including without limitation the following, all of whom may be subject to tax rules that differ significantly from those summarized below:

  •
  financial institutions;

  •
  insurance companies;

  •
  dealers in stocks, securities, or currencies or notional principal contracts;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt organizations;

  •
  partnerships and other pass-through entities, or persons that hold Class A ordinary shares through pass-through entities;

  •
  investors that hold Class A ordinary shares as part of a straddle, conversion, constructive sale or other integrated transaction for US federal income tax purposes;

  •
  US holders that have a functional currency other than the US dollar; and

  •
  US expatriates and former long-term residents of the United States.

This summary does not address alternative minimum tax consequences or non-income tax consequences, such as estate or gift tax consequences, and does not address state, local or non-US tax consequences. This summary only addresses investors that will acquire Class A ordinary shares in this offering, and it assumes that investors will hold their Class A ordinary shares as capital assets (generally, property held for investment).

For purposes of this summary, a "US Holder" is a beneficial owner of the Company's Class A ordinary shares that is, for US federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation created in, or organized under the laws of, the United States, any state thereof or the District of Columbia,

  •
  an estate the income of which is includible in gross income for US federal income tax purposes regardless of its source, or

  •
  a trust that (i) is subject to the primary supervision of a US court and the control of one or more US persons or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a US person.

A "Non-US Holder" is a beneficial owner of the Company's Class A ordinary shares that is not a US Holder.

If an entity treated as a partnership for US federal income tax purposes holds the Company's Class A ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships considering an investment in the Class A ordinary shares are encouraged to consult their tax advisors regarding the tax consequences of the ownership and disposition of Class A ordinary shares.

Treatment of the Company as a Domestic Corporation for US Federal Income Tax Purposes

Even though the Company is organized as a Cayman Islands exempted company, due to the circumstances of its formation and the application of Section 7874 of the Code, the Company reports as a domestic corporation for US federal income tax purposes. This has implications for all shareholders; the Company is subject to US federal income tax as if it were a US corporation, and distributions made by the Company are generally treated as US-source dividends and generally subject to US dividend withholding tax.

US Holders

Distributions

Distributions made by the Company in respect of its Class A ordinary shares will be treated as US-source dividends includible in the gross income of a US Holder as ordinary income to the extent of the Company's current and accumulated earnings and profits, as determined under US federal income tax principles. To the extent the amount of a distribution exceeds the Company's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital to the extent of a US Holder's adjusted tax basis in the Class A ordinary shares and thereafter as gain from the sale of such shares. Subject to applicable limitations and requirements, dividends received on the Class A ordinary shares generally should be eligible for the "dividends received deduction" available to corporate shareholders. A dividend paid by the Company to a non-corporate US Holder generally will be eligible for preferential rates if certain holding period requirements are met.

The US dollar value of any distribution made by the Company in foreign currency will be calculated by reference to the exchange rate in effect on the date of the US Holder's actual or constructive receipt of such distribution, regardless of whether the foreign currency is in fact converted into US dollars. If the foreign currency is converted into US dollars on such date of receipt, the US Holder generally will not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into US dollars on the date of receipt, such US Holder will have a basis in the foreign currency equal to its US dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other taxable disposition of the foreign currency generally will be US-source ordinary income or loss to such US Holder.

Sale or other disposition

A US Holder will recognize gain or loss for US federal income tax purposes upon a sale or other taxable disposition of its Class A ordinary shares in an amount equal to the difference between the amount realized from such sale or disposition and the US Holder's adjusted tax basis in the Class A ordinary shares. A US Holder's adjusted tax basis in the Class A ordinary shares generally will be the US Holder's cost for the shares. Any such gain or loss generally will be US-source capital gain or loss and will be long-term capital gain or loss if, on the date of sale or disposition, such US Holder held the Class A ordinary shares for more than one year. Long-term capital gains derived by non-corporate US Holders are eligible for taxation at reduced rates. The deductibility of capital losses is subject to significant limitations.

Information reporting and backup withholding

Payments of dividends on or proceeds arising from the sale or other taxable disposition of Class A ordinary shares generally will be subject to information reporting and backup withholding if a US Holder (i) fails to furnish such US Holder's correct US taxpayer identification number (generally on IRS Form W-9), (ii) furnishes an incorrect US taxpayer identification number, (iii) is notified by the IRS that such US Holder has previously failed to properly report items subject to backup withholding, or (iv) fails to certify under penalty of perjury that such US Holder has furnished its correct US taxpayer identification number and that the IRS has not notified such US Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a US Holder's US federal income tax liability or will be refunded, if the US Holder furnishes the required information to the IRS in a timely manner.

Non-US Holders

Distributions

Subject to the discussion under "— Foreign Account Tax Compliance Act" below, distributions treated as dividends (see "— US Holders — Distributions" above) by the Company to Non-US Holders will be subject to US federal withholding tax at a 30% rate, except as may be provided by an applicable income tax treaty. To obtain a reduced rate of US federal withholding under an applicable income tax treaty, a Non-US Holder will be required to certify its entitlement to benefits under the treaty, generally on a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable.

However, dividends that are effectively connected with a Non-US Holder's conduct of a trade or business within the United States and, where required by an income tax treaty, are attributable to a permanent establishment or fixed base of the Non-US Holder, are not subject to the withholding tax described in the previous paragraph, but instead are subject to US federal income tax at graduated rates, provided the Non-US Holder complies with applicable certification and disclosure requirements, generally by providing a properly completed IRS Form W-8ECI. Non-US Holders that are corporations may also be subject to an additional branch profits tax at a 30% rate, except as may be provided by an applicable income tax treaty.

Sale or other disposition

Subject to the discussion under "— Foreign Account Tax Compliance Act" below, a Non-US Holder will not be subject to US federal income tax in respect of any gain on a sale or other disposition of the Class A ordinary shares unless:

  •
  the gain is effectively connected with the Non-US Holder's conduct of a trade or business within the United States and, where required by an income tax treaty, is attributable to a permanent establishment or fixed base of the Non-US Holder;

  •
  the Non-US Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met; or

  •
  the Company is or has been a "US real property holding corporation" during the shorter of the five-year period preceding the disposition and the Non-US Holder's holding period for the Class A ordinary shares.

Non-US Holders described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated US federal income tax rates and, if they are foreign corporations, may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-US Holders described in the second bullet point above will be subject to a flat 30% tax on any gain derived on the sale or other taxable disposition, which gain may be offset by certain US-source capital losses. The Company is not, and does not anticipate becoming, a "US real property holding corporation" for US federal income tax purposes.

Information reporting and backup withholding

Generally, the Company must report annually to the IRS and to Non-US Holders the amount of distributions made to Non-US Holders and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which a Non-US Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

A Non-US Holder will generally not be subject to backup withholding with respect to payments of dividends, provided the Company receives a properly completed statement to the effect that the Non-US Holder is not a US person and the Company does not have actual knowledge or reason to know that the holder is a US person. The requirements for the statement will be met if the Non-US Holder provides its name and address and certifies, under penalties of perjury, that it is not a US person (which certification may generally be made on IRS Form W-8BEN or W-8BEN-E) or if a financial institution holding the Class A ordinary shares on behalf of the Non-US Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent with a copy of the statement.

Except as described below under "— Foreign Account Tax Compliance Act," the payment of proceeds from a disposition of Class A ordinary shares to or through a non-US office of a non-US broker will not be subject to information reporting or backup withholding unless the non-US broker has certain types of relationships with the United States. In the case of a payment of proceeds from the disposition of Class A ordinary shares to or through a non-US office of a broker that is either a US person or such a US-related person, US Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the Non-US Holder is not a US person and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-US Holder's US federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act ("FATCA") was enacted on March 18, 2010. Pursuant to FATCA, withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as defined under those rules) and certain other non-US entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-US Holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A ordinary shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial US owners or furnishes identifying information regarding each substantial US owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the US Treasury requiring, among other things, that it undertake to identify accounts held by certain US persons or US-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States concerning FATCA may be subject to different rules.

Under the applicable Treasury regulations, the withholding provisions described above generally apply to payments of dividends on our Class A ordinary shares made on or after July 1, 2014 and will apply to payments of gross proceeds from a sale or other disposition of Class A ordinary shares on or after January 1, 2017. Prospective investors are encouraged to consult their tax advisors regarding the potential application of withholding under FATCA to an investment in our Class A ordinary shares.

 MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

There is, at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to the Company will be received free of all Cayman Islands taxes. The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of twenty years from the date of such undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated August 5, 2014, among us, the selling shareholder and Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC as representatives of the underwriters named below and the book-running manager of this offering, the selling shareholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholder, the respective number of Class A ordinary shares shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	3,340,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,340,000
Credit Suisse Securities (USA) LLC	3,340,000
Deutsche Bank Securities Inc.	855,000
Nomura Securities International, Inc.	855,000
Aon Benfield Securities, Inc.	270,000

Total	12,000,000

The selling shareholder may be deemed an underwriter with respect to the Class A ordinary shares it is offering.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the Class A ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling shareholder have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A ordinary shares, that you will be able to sell any of the Class A ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the Class A ordinary shares subject to their acceptance of the Class A ordinary shares from the selling shareholder and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority except sales to accounts over which they have discretionary authority to exceed five percent of the Class A ordinary shares being offered.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents.

Commission and Expenses

The underwriters have advised us that they propose to offer the Class A ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.40 per Class A ordinary share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that the selling shareholder are to pay the underwriters and the proceeds, before expenses, to the selling shareholder in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Class A ordinary shares from the selling shareholder.

	Per Share		Total
	Without Option To Purchase Additional Shares	With Option To Purchase Additional Shares	Without Option To Purchase Additional Shares	With Option To Purchase Additional Shares
Public offering price	$17.00	$17.00	$204,000,000	$234,600,000
Underwriting discounts and commissions paid by the selling shareholder	$0.68	$0.68	$8,160,000	$9,384,000
Proceeds to the selling shareholder, before expenses	$16.32	$16.32	$195,840,000	$225,216,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2.0 million. The selling shareholder will not pay any expenses of this offering, other than underwriting discounts and commissions in connection with the Class A ordinary shares sold by the selling shareholder.

Listing

Our Class A ordinary shares are traded on the New York Stock Exchange under the trading symbol "MANU."

Stamp Taxes

If you purchase Class A ordinary shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

The selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,800,000 additional Class A ordinary shares from the selling shareholder at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional Class A ordinary shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our executive officers, directors and the selling shareholder have agreed, subject to specified exceptions, with the underwriters, not to directly or indirectly:

  •
  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act; or

  •
  otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially; or

  •
  publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC.

This restriction terminates after the close of trading of the ordinary shares on and including the 90 days after the date of this prospectus supplement.

Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of our stock prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our Class A ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares in the open market. In determining the source of Class A ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A ordinary shares available for purchase in the open market as compared to the price at which they may purchase Class A ordinary shares through the option to purchase additional Class A ordinary shares.

"Naked" short sales are sales in excess of the option to purchase additional Class A ordinary shares. The underwriters must close out any naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of Class A ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A ordinary shares. A syndicate covering transaction is the bid for or the purchase of Class A ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A ordinary shares or preventing or retarding a decline in the market price of our Class A ordinary shares. As a result, the price of our Class A ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling shareholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Class A ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

The prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") no shares have been offered or will be offered pursuant to the offers contemplated in this prospectus (the "Offering") to the public in that Relevant Member State, except in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State:

(a)
to legal entities which are qualified investors as defined in the Prospectus Directive;

(b)
by the underwriters to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of Directive 2010/73/EU, 150) natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

(c)
in any other circumstances which do not require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State.

For the purpose of the expression an "offer of any shares to the public" in relation to any shares in any Relevant Member State means a communication to persons in any form and by any means presenting sufficient information on the terms of the offer and the shares to be offered, so as to enable an investor to decide to acquire any shares, as that definition may be varied in that Relevant Member State by any measure implementing the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale. The Company, the selling shareholder, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the Offering.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom who are "qualified investors" or otherwise in circumstances which do not require publication by the Company of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000.

Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, "relevant persons"). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Disclosure of the Securities and Exchange Commission's Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

All of the fees and expenses for this offering will be paid by us. The validity of the Class A ordinary shares offered hereby will be passed upon for us by Walkers, Cayman Islands counsel to the Company. Certain other matters will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended June 30, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants of England and Wales. The current address of PricewaterhouseCoopers LLP is 101 Barbirolli Square, Lower Mosley Street, Manchester M2 3PW, United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.manutd.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 20-F for the year ended June 30, 2013, filed on October 24, 2013;

  •
  Our Reports on Form 6-K, filed on November 27, 2013 (to the extent expressly incorporated by reference), February 19, 2014 (to the extent expressly incorporated by reference), April 4, 2014, April 22, 2014, May 16, 2014, May 19, 2014, May 22, 2014 (to the extent expressly incorporated by reference) and July 14, 2014; and

  •
  The description of our Class A ordinary shares contained in our registration statement on Form 8-A (File No. 001-35627) filed with the SEC on August 7, 2012 and any amendment or report filed with the SEC for the purpose of updating the description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Old Trafford
Sir Matt Busby Way
Manchester M16 0RA
United Kingdom
+44 (0) 161 868 8000
Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Manchester United plc

$400,000,000
Class A Ordinary Shares
Debt Securities
Warrants

23,019,033 Shares
Class A Ordinary Shares
Offered by the Selling Shareholders

        We may offer and sell up to $400,000,000 in the aggregate of the securities identified above, and the selling shareholders may offer and sell up to 23,019,033 shares in the aggregate of Class A ordinary shares identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of Class A ordinary shares by the selling shareholders.

        Each time we or any of the selling shareholders offer and sell securities, we or such selling shareholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling shareholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporated by reference, before you invest in any of our securities.

        We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling shareholders may offer and sell Class A ordinary shares from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE "RISK FACTORS" ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol "MANU." On October 22, 2013, the last reported sale price of our Class A ordinary shares on the New York Stock Exchange was $16.83 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $400,000,000 and the selling shareholders to be named in a supplement to this prospectus may sell up to 23,019,033 Class A ordinary shares from time to time in one or more offerings as described in this prospectus. Each time that we or the selling shareholders offer and sell securities, we or the selling shareholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        Neither we, nor the selling shareholders, have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus. Neither we, nor the selling shareholders, take any responsibility, and can make no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We have historically conducted our business through Red Football Shareholder Limited, a private limited company incorporated in England and Wales, and its subsidiaries. Prior to the Reorganization Transactions described below, Red Football Shareholder Limited was a direct, wholly-owned subsidiary of Red Football LLC, a Delaware limited liability company. On April 30, 2012, Red Football LLC formed a wholly-owned subsidiary, Manchester United Ltd., an exempted company with limited liability incorporated under the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time. On August 8, 2012, Manchester United Ltd. changed its legal name to Manchester United plc.

        On August 9, 2012, Red Football LLC contributed all of the equity interest of Red Football Shareholder Limited to Manchester United plc. As a result of these reorganization transactions, Red Football Shareholder Limited became a direct wholly-owned subsidiary of Red Football Holdings Limited, which is in turn, a wholly-owned subsidiary of Manchester United plc, and our business is now conducted through Manchester United plc and its subsidiaries. In this prospectus, we refer to all of these events as the "Reorganization Transactions."

        Except where the context otherwise requires or where otherwise indicated, the terms "Manchester United," the "Company," "we," "us," "our," "our company" and "our business" refer, prior to the Reorganization Transactions discussed above, to Red Football Shareholder Limited and, after the Reorganization Transactions, to Manchester United plc, in each case together with its consolidated subsidiaries as a consolidated entity.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

        Our web site address is www.manutd.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 20-F for the year ended June 30, 2013, filed with the SEC on October 24, 2013.

  •
  The description of our Class A ordinary shares contained in our registration statement on Form 8-A (File No. 001-35627) filed with the SEC on August 7, 2012 and any amendment or report filed with the SEC for the purpose of updating the description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Old Trafford
Manchester M16 0RA
United Kingdom
+44 (0) 161 868 8000
Attention: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

 OUR COMPANY

        We are one of the most popular and successful sports teams in the world, playing one of the most popular spectator sports on Earth. Through our 135-year heritage we have won 62 trophies, including a record 20 English league titles, enabling us to develop what we believe is one of the world's leading sports brands and a global community of 659 million followers. Our large, passionate community provides Manchester United with a worldwide platform to generate significant revenue from multiple sources, including sponsorship, merchandising, product licensing, new media & mobile, broadcasting and matchday. We attract leading global companies such as Aon, General Motors (Chevrolet) and Nike that want access and exposure to our community of followers and association with our brand.

        On April 30, 2012 Manchester United Ltd., an exempted company with limited liability, was incorporated under the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time. Exempted companies are Cayman Islands companies whose operations are conducted mainly outside the Cayman Islands. On August 8, 2012, Manchester United Ltd. changed its legal name to Manchester United plc.

        Our principal executive office is located at Sir Matt Busby Way, Old Trafford, Manchester M16 0RA, United Kingdom and our telephone number is +44 (0) 161 868 8000. Our website is www.manutd.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus. Our agent in the United States is Corporation Services Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and accompanying prospectus supplements contain or incorporate by reference estimates and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus and accompanying prospectus supplements, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, the accompanying prospectus supplements and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely with the understanding that our actual future results may be materially different and worse from what we expect.

        All statements other than statements of historical fact are forward-looking statements. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible" and similar words are intended to identify estimates and forward-looking statements.

        Our estimates and forward-looking statements may be influenced by various factors, including without limitation:

  •
  our dependence on the performance and popularity of our first team;

  •
  maintaining, enhancing and protecting our brand and reputation, particularly in new markets, in order to expand our follower and sponsorship base;

  •
  our reliance on European competitions as a source of future income;

  •
  the negotiation and pricing of key media contracts outside our control;

  •
  actions taken by other Premier League clubs that are contrary to our interests;

  •
  our ability to attract and retain key personnel, including players, in an increasingly competitive market with increasing salaries and transfer fees;

  •
  our ability to execute a digital media strategy that generates the revenue we anticipate;

  •
  our ability to meet growth expectations and properly manage such anticipated growth;

  •
  our ability to maintain, train and build an effective international sales and marketing infrastructure, and manage the risks associated with such an expansion;

  •
  our ability to renew or replace key commercial agreements on similar or better terms, or attract new sponsors;

  •
  our exposure to credit related losses in connection with key media, commercial and transfer contracts;

  •
  our relationship with the various leagues to which we belong and the application of their respective rules and regulations;

  •
  our relationship with merchandising, licensing, sponsor and other commercial partners;

  •
  maintaining our match attendance at Old Trafford;

  •
  our exposure to increased competition, both in football and the various commercial markets in which we do business;

  •
  any natural disasters or other events beyond our control that adversely affect our operations;

  •
  the effect of adverse economic conditions on our operations;

  •
  uncertainty with regard to exchange rates, our tax liability and our cash flow;

  •
  our ability to adequately protect against media piracy and identity theft of our follower account information;

  •
  our exposure to the effects of seasonality in our business;

  •
  the effect of our indebtedness on our financial health and competitive position;

  •
  our ability to compete in our industry and with innovation by our competitors;

  •
  estimates and estimate methodologies used in preparing our consolidated financial statements; and

  •
  the future trading prices of our Class A ordinary shares and the impact of securities analysts' reports on these prices.

        Other sections of this prospectus and accompanying prospectus supplements include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Therefore, you are cautioned not to place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

        The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

RISK FACTORS

        Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of Class A ordinary shares being offered by the selling shareholders.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the historical ratios of earnings to fixed charges for Manchester United plc and its consolidated subsidiaries for the periods indicated.

	Year Ended June 30,
	2009	2010		2011	2012		2013
Ratio of earnings to fixed charges	1.05	—	(1)	1.27	—	(1)	—	(1)
Amount of the coverage deficiency	—	$67,144		—	$7,073		$13,335

(1)
The ratio coverage was less than 1:1.

DESCRIPTION OF SHARE CAPITAL

        The following is a description of the material terms of our amended and restated memorandum and articles of association. The following description may not contain all of the information that is important to you and we therefore refer you to our amended and restated memorandum and articles of association, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

        We are a Cayman Islands exempted company with limited liability. Our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law.

        Our register of shareholders is maintained by American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

        Our authorized share capital consists of 650,000,000 ordinary shares, par value $0.0005 per share. As of October 22, 2013, there were 39,812,443 Class A ordinary shares issued and outstanding and 124,000,000 Class B ordinary shares issued and outstanding.

Ordinary Shares

General

        Walkers, Cayman Islands counsel to the Company, has confirmed that all of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing our outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Our issued and outstanding ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights other than with respect to voting and conversion rights. Holders of our ordinary shares have no preemptive, subscription, redemption or conversion rights (except as described below under the heading "—Conversion").

        Our board of directors may provide for other classes of shares, including series of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our board of directors. If we issue any preferred shares, the rights, preferences and privileges of holders of our Class A ordinary shares and Class B ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our amended and restated memorandum and articles of association. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis.

Voting rights

        Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 10 votes, on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders'

meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present or voting by proxy.

        A quorum required for a meeting of shareholders consists of (a) with respect to any meeting convened to consider or adopt a special resolution, holders with at least 67% of the votes eligible to be cast at any such general meeting of the Company and (b) with respect to any meeting to consider any other resolution or take any other action, holders with at least a majority of the votes eligible to be cast at any such general meeting of the Company. A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our amended and restated memorandum and articles of association or the voluntary winding up of the Company.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.

        At any time that the holders of the Class B ordinary shares together hold Class B ordinary shares representing at least 10% of the total number of Class A and Class B ordinary shares outstanding, the voting power permitted to be exercised by the holders of the Class B shares will be weighted such that the Class B shares shall represent, in the aggregate, 67% of the voting power of all shareholders entitled to receive notice of, attend and vote at any meeting convened to consider a special resolution.

Conversion

        Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder of such Class B ordinary share. Each Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share upon any transfer thereof to a person or entity that is not an affiliate of the holder of such Class B ordinary share. Further, our Class B ordinary shares will automatically convert into our Class A ordinary shares upon the date when holders of all Class B ordinary shares cease to hold Class B ordinary shares representing, in the aggregate, at least 10% of the total number of Class A and Class B ordinary shares outstanding.

Variation of rights

        The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of ordinary shares and notices

        Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors, subject to the applicable restrictions of our amended and restated memorandum and articles of association, such as the suspension of transfers for a period immediately preceding a general meeting, or the determination that a proposed transfer is not eligible.

        In addition, our amended and restated memorandum and articles of association prohibit the transfer of shares to any person where such transfer would be in breach of the rules of the Premier League or the rules of certain other relevant governing bodies. The rules of the Premier League prohibit any person who holds an interest of 10% or more of the total voting rights exercisable in a

Premier League football club from holding an interest in voting rights exercisable in any other Premier League football club. If any shareholder is determined by us, at our absolute discretion, to be holding any Class A ordinary shares in violation of this rule, we have the right to direct that shareholder to transfer those shares to another person or, failing such transfer, we have the right to sell those shares to another person on behalf of that shareholder. Until such transfer or sale is effected, that shareholder will not be entitled to receive or exercise any rights, benefits or privileges attaching to those Class A ordinary shares.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

        Certain transfers of Class B ordinary shares to non-affiliates of the holder of such Class B ordinary shares will also result in the conversion of such Class B ordinary shares to Class A ordinary shares. See "—Conversion" above.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Directors

        The management of our Company is vested in a board of directors. Our amended and restated memorandum and articles of association provide that our board of directors, which must be composed of at least one member, can be appointed and removed and/or replaced by an ordinary resolution of the shareholders or by written notice delivered to the Company from time to time by shareholders permitted to exercise more than 50% of the voting power capable of being exercised at any general meeting.

        The quorum necessary for any meeting of our board of directors shall consist of at least a majority of the members of our board of directors.

Indemnity of directors and officers

        Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director's or officer's dishonesty, willful default or fraud.

Differences in Corporate Law

        Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

        The Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by a special resolution of each constituent company, in which regard see "—Voting rights" above. In relation to any merger or consolidation under the Companies Law, dissenting shareholders have certain limited appraisal rights in circumstances which are similar to those available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares. Appraisal rights are ordinarily available where the consideration offered under the merger is payable in cash or, in some instances, the unlisted securities of a third party.

        The Companies Law also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that such a scheme of arrangement is approved by shareholders or creditors who represent a majority in number and 75% in value of each such class of shareholders who attend and vote, either in person or by proxy, at a meeting or meetings convened for that purpose. The convening of meetings to consider any such scheme of arrangement, and the implementation of the sanction, must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the dual majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the classes properly delineated;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        If a scheme of arrangement is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation.

        When a tender offer to acquire shares is made and accepted (within four months) by holders of not less than 90% of the shares subject to such offer, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

Shareholders' suits

        We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority);

  •
  the act complained of, although not ultra vires, could be effected duly if authorized by a special resolution that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

Fiduciary duties of directors

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); a duty to exercise his powers for the purposes for which they are conferred; and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

        Under our amended and restated memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director's duties remain as described above.

Written consent of shareholders

        Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.

        Cayman Islands law and our amended and restated memorandum and articles of association provide that shareholders may approve the appointment or removal of directors by way of written resolution signed by or on behalf of shareholders holding a majority of the voting power of our outstanding ordinary shares.

        Cayman Islands law and our amended and restated memorandum and articles of association also provide that shareholders may approve corporate matters that are not the appointment or removal of directors by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

        Under Delaware corporate law, a shareholder has the right to put any proposal before the shareholders at the annual meeting, provided that such shareholder complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Under the laws of the Cayman Islands, a shareholder can only put a proposal before the shareholders at any general meeting in respect of any matter requiring a special resolution if it is set out in the notice calling the meeting. There is no right to introduce new business in respect of any matter requiring a special resolution at any meeting. A general meeting may be called by the board of directors or any other person authorized to do so in the memorandum and articles of association, but shareholders may be precluded from calling general meetings. General meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders, and if the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the directors, and all reasonable expenses incurred by such shareholders as a result of the failure of the directors to convene the general meeting shall be reimbursed to them by the Company. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting. Cayman Islands law permits a company's articles to have any quorum. See "—Voting rights."

Cumulative voting

        Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits a minority shareholder to cast all the votes to which such shareholder is entitled on a single director, which increases such shareholder's voting power with respect to electing such director.

        There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Election and removal of directors

        Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.

        Similarly, as permitted by the Companies Law and pursuant to our amended and restated memorandum and articles of association, directors can be appointed and removed and/or replaced by a vote of, or written notice delivered to the Company from time to time by, shareholders permitted to exercise more than 50% of the voting power capable of being exercised at any general meeting.

Written consent of directors

        Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. The position under Cayman Islands law is the same in this regard.

Indemnification of directors and executive officers and limitation of liability

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors' or officers' dishonesty, willful default or fraud. This standard of conduct is generally the same as permitted under Delaware corporate law.

Enforcement of civil liabilities

        The Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

  •
  is given by a competent foreign court;

  •
  imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

  •
  is final;

  •
  is not in respect of taxes, a fine or a penalty; and

  •
  was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

        As a result of recent English case law, which will likely be highly persuasive in the Cayman Islands, the Cayman Islands Courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circumstances. This area of law is still developing and remains untested in the Cayman Islands.

Anti-money laundering—Cayman Islands

        In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

        We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

        We also reserve the right to refuse to make any distribution payment to a shareholder if our directors or officers suspect or are advised that the payment of such distribution to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

        If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law, 2008 (Law 10 of 2008) if the disclosure relates to criminal conduct or (ii) to a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2011 Revision) if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Variation of rights of shares

        Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

        Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Sale of assets

        Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company.

        The Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the company.

Transactions with interested shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years.

        This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Rights of non-resident or foreign shareholders

        There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. As similarly provided under Delaware corporate law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and winding up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors. Under the Companies Law of the Cayman Islands and our amended and restated memorandum and articles of association, our company may be voluntarily dissolved, liquidated or wound up only by a special resolution of our shareholders, in which regard see "—Voting rights" above. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Inspection of books and records

        Our shareholders will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our amended and restated memorandum and articles of association.

        Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

Amendment of governing documents

        Under Delaware corporate law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may be amended with the sanction of a special resolution passed at a general meeting of shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

        The debt securities will be issued under an indenture. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

        As used in this section only, "Manchester United," "we," "our" or "us" refer to Manchester United plc excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer's certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

  •
  the title and ranking of the debt securities (including the terms of any subordination provisions);

  •
  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the securities of the series is payable;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

  •
  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

  •
  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

  •
  the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

  •
  any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

  •
  whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the material federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general material tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see "Global Securities."

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a "successor person") unless:

  •
  we are the surviving corporation or the successor person (if other than Manchester United) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction, the Cayman Islands or the United Kingdom and expressly or by law assumes our obligations on the debt securities and under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

        "Event of Default" means with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

  •
  default in the payment of principal of any security of that series at its maturity;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Manchester United and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Manchester United;

  •
  any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

        No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

        We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

        If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

        We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets";

  •
  to provide for uncertificated securities in addition to or in place of certificated securities;

  •
  to add guarantees with respect to debt securities of any series or secure debt securities of any series;

  •
  to surrender any of our rights or powers under the indenture;

  •
  to add covenants or events of default for the benefit of the holders of debt securities of any series;

  •
  to comply with the applicable procedures of the applicable depositary;

  •
  to make any change that does not adversely affect the rights of any holder of debt securities;

  •
  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

  •
  to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security. (Section 9.3)

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

  •
  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

  •
  any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series ("covenant defeasance").

        The conditions include:

  •
  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

No Personal Liability of Directors, Officers, Employees or Shareholders

        None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of our Class A ordinary shares or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

        The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

  •
  the number of Class A ordinary shares purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

  •
  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

  •
  the date, if any, on and after which the warrants and the related debt securities or Class A ordinary shares will be separately transferable;

  •
  the terms of any rights to redeem or call the warrants;

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  material United States Federal income tax consequences applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Holders of equity warrants will not be entitled:

  •
  to vote, consent or receive dividends;

  •
  receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

  •
  exercise any rights as shareholders of Manchester United.

        Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of Class A ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase Class A ordinary shares are exercised, the holders of the warrants will not have any rights of holders of the underlying Class A ordinary shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the Class A ordinary shares, if any.

 GLOBAL SECURITIES

Book-Entry, Delivery and Form

        Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

  •
  an Event of Default has occurred and is continuing with respect to such series of securities,

        we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING SHAREHOLDERS

        This prospectus also relates to the possible resale by certain of our shareholders, who we refer to in this prospectus as the "selling shareholders," of up to 23,019,033 of our Class A ordinary shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

        Certain of these Class A ordinary shares may have been issued to the selling shareholders as Class B ordinary shares. Such shares will be converted from Class B ordinary shares to Class A ordinary shares automatically and immediately prior to their resale in accordance with the provisions of our amended and restated memorandum and articles of association. See "Description of Share Capital—Ordinary Shares—Conversion." The selling shareholders originally acquired the ordinary shares included in this prospectus pursuant to the Reorganization Transactions or as a donee, transferee or other successor in interest to a shareholder who originally acquired the ordinary shares included in this prospectus pursuant to the Reorganization Transactions.

        Information about the selling shareholders, where applicable, including their identities, the amount of ordinary shares owned by each selling shareholder prior to the offering, the number of Class A ordinary shares to be offered by each selling shareholder and the amount of ordinary shares to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The selling shareholders may not sell any Class A ordinary shares pursuant to this prospectus until we have identified such selling shareholders and the ordinary shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act.

 PLAN OF DISTRIBUTION

        We or the selling shareholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each time that we or any of the selling shareholders sell securities covered by this prospectus, we or the selling shareholders will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling shareholders, if applicable.

        Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

        If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the selling shareholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer. The selling shareholders may be deemed underwriters.

        Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

        Any Class A ordinary shares will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 LEGAL MATTERS

        The validity of the debt securities and warrants offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York, counsel to Manchester. The validity of the Class A ordinary shares offered hereby will be passed upon for us by Walkers, Cayman Islands, Cayman Islands counsel to Manchester United. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants of England and Wales. The current address of PricewaterhouseCoopers LLP is 101 Barbirolli Square, Lower Mosley Street, Manchester M2 3PW, United Kingdom.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are registered under the laws of the Cayman Islands as an exempted company with limited liability. A substantial portion of our assets are located outside of the United States. In addition, many of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

        We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        In addition, uncertainty exists as to whether the courts of the Cayman Islands would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Walkers, our counsel as to Cayman Islands law, has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, will ordinarily be recognized and enforced in the courts of the Cayman Islands without re-examination of the merits, at common law.

ROONEY
STRETFORD END
MUTV HD
PLAYER OF THE YEAR
SEASON'S GREETINGS